LOAN AGREEMENT

DATED

as of September 2, 1998 between

THE NORTH FACE, INC.

THE NORTH FACE (EUROPE) LIMITED

and

THE NORTH FACE, HONG KONG, LIMITED

as Borrowers

THE INDUSTRIAL BANK OF JAPAN, LIMITED, NEW YORK BRANCH

and

IBJ SCHRODER BUSINESS CREDIT CORPORATION

as Arrangers

THE INDUSTRIAL BANK OF JAPAN, LIMITED, NEW YORK BRANCH

as Syndication Agent, Documentation Agent and as a Lender

IBJ SCHRODER BUSINESS CREDIT CORPORATION

as Administrative Agent, Collateral Agent and as a Lender

and

CERTAIN FINANCIAL INSTITUTIONS


Clifford Chance
New York


TABLE OF CONTENTS

                                                                        Page

SECTION 1.      DEFINITIONS                                                1
        1.1     Certain Defined Terms                                      1
        1.2     Accounting Terms                                          17
        1.3     Other Definitional Provisions                             18

SECTION 2.      LOANS AND COLLATERAL                                      18
        2.1     Loans                                                     18
                (A)     Term Loan                                         18
                (B)     Revolving Loan                                    18
                (C)     Borrowing Mechanics                               19
                (D)     Notes                                             20
                (E)     Lender Letters of Credit and Risk
                          Participation Agreements                        21
                        (1)     Maximum Amount                            21
                        (2)     Reimbursement                             21
                        (3)     Conditions of Issuance                    22
                        (4)     Request for Letters of Credit and Risk
                                  Participation Agreements                22
                (F)     Other Letter of Credit and Guaranty Provisions    22
                        (1)     Obligations Absolute                      22
                        (2)     Nature of Administrative Agent's and
                                  Lenders' Duties                         23
                (G)     Purpose of Loans                                  24
        2.2     Interest                                                  25
                (A)     Rate of Interest                                  25
                (B)     Interest Periods                                  25
                (C)     Computation and Payment of Interest               26
                (D)     Interest Laws                                     27
                (E)     Conversion or Continuation                        27
        2.3     Fees                                                      28
                (A)     Administrative Agent's Fee                        28
                (B)     Unused Commitment Fee                             28
                (C)     Letter of Credit and Guaranty Fees                29
        2.4     Payments and Prepayments                                  29
                (A)     Manner and Time of Payment                        29
                (B)     Mandatory Prepayments                             30
                        (1)     Overadvance                               30
                        (2)     Proceeds of Dispositions                  30
                (C)     Voluntary Prepayments and Repayments              31
                (D)     Payments on Business Days                         32
        2.5     Term of this Agreement                                    32
        2.6     Statements; Application of Payments                       32
        2.7     [Intentionally Omitted]                                   32
        2.8     Capital Adequacy and Other Adjustments                    32
        2.9     Taxes                                                     33
                (A)     No Deductions                                     33
                (B)     Changes in Tax Laws                               33
        2.10    Special Provisions Governing LIBO Rate Loans              34
                (A)     Determination of Interest Rate                    34
                (B)     Substituted Rate of Borrowing                     34
                (C)     Required Termination and Prepayment               35
                (D)     Options of Borrower                               35
                (E)     Compensation                                      36
                (F)     Booking of LIBO Rate Loans                        36
                (G)     Assumptions Concerning Funding of LIBO
                          Rate Loans                                      36
        2.11    Currency Equivalents                                      37
        2.12    Limitation                                                37
        2.13    Unavailability of Hong Kong Dollars                       37

SECTION 3.  CONDITIONS TO EFFECTIVENESS; CONDITIONS TO LOANS              38
        3.1     Conditions to Effectiveness of this Agreement
                  and to Loans on the Closing Date                        38
                (A)     Closing Deliveries                                38
                (B)     Security Interests                                38
                (C)     Repayment of Loans                                38
                (D)     Fees and Costs                                    38
                (E)     Corporate Authorization and Opinions              38
                (F)     Budgets; Financials                               38
        3.2     Conditions to all Loans and Lender Letters of Credit      38
                (A)     Loan Documents                                    39
                (B)     Consents                                          39
                (C)     Representations and Warranties                    39
                (D)     No Default                                        39
                (E)     Performance of Agreements                         39
                (F)     No Prohibition                                    39
                (G)     Margin Regulations                                39
                (H)     No Litigation                                     39
                (I)     No Material Adverse Change                        40

SECTION 4.  BORROWERS' REPRESENTATIONS AND WARRANTIES                     40
        4.1     Organization, Powers, Capitalization                      40
                (A)     Organization and Powers                           40
                (B)     Capitalization                                    40
        4.2     Authorization of Borrowing; No Conflict                   40
        4.3     Financial Condition                                       41
        4.4     Indebtedness and Liabilities                              41
        4.5     Account Warranties                                        41
        4.6     Names                                                     41
        4.7     Locations; FEIN                                           41
        4.8     Title to Properties; Liens                                41
        4.9     Litigation; Adverse Facts                                 42
        4.10    Payment of Taxes                                          42
        4.11    Performance of Agreements                                 42
        4.12    Employee Benefit Plans                                    42
        4.13    Intellectual Property                                     42
        4.14    Broker's Fees                                             43
        4.15    Environmental Compliance                                  43
        4.16    Solvency                                                  43
        4.17    Disclosure                                                43
        4.18    Insurance                                                 43
        4.19    Compliance with Laws                                      43
        4.20    Bank Accounts                                             44
        4.21    Subsidiaries                                              44
        4.22    Use of Proceeds and Margin Security                       44
        4.23    Employee Matters                                          44
        4.24    Governmental Regulation                                   44
        4.25    No Material Adverse Change                                44
        4.26    TNF Canada                                                44
        4.27    Inventory Warranties                                      45
        4.28    Year 2000 Compliance                                      45

SECTION 5.  AFFIRMATIVE COVENANTS                                         45
        5.1     Financial Statements and Other Reports                    45
                (A)     Monthly Financials                                45
                (B)     Quarterly Financials                              46
                (C)     Year-end Financials                               46
                (D)     Accountants' Certification and Reports            46
                (E)     Compliance Certificate                            46
                (F)     Borrowing Limit Calculation                       47
                (G)     Filings                                           47
                (H)     Management Report                                 47
                (I)     Appraisals                                        47
                (J)     Government Notices                                47
                (K)     Events of Default, etc.                           47
                (L)     Trade Names                                       47
                (M)     Locations                                         48
                (N)     Bank Accounts                                     48
                (O)     Litigation                                        48
                (P)     Budgets                                           48
                (Q)     [intentionally omitted]                           48
                (R)     Other Information                                 48
        5.2     Access to Accountants                                     48
        5.3     Inspection                                                48
        5.4     Collateral Records                                        49
        5.5     Account Covenants; Verification                           49
        5.6     Collection of Accounts and Payments                       49
        5.7     Endorsement                                               50
        5.8     Corporate Existence                                       50
        5.9     Payment of Taxes                                          50
        5.10    Maintenance of Properties; Insurance                      50
        5.11    Compliance with Laws                                      51
        5.12    Further Assurances                                        51
        5.13    Collateral Locations                                      51
        5.14    Bailees                                                   51
        5.15    Mortgages, Title Insurance; Surveys                       51
                (A)     Mortgaged Property                                51
                (B)     Title Insurance                                   52
                (C)     Surveys                                           52
        5.16    Canadian Accounts                                         52
        5.17    Dividends                                                 53
        5.18    Year 2000 Compliance                                      53

SECTION 6.  FINANCIAL COVENANTS                                           53
        6.1     Tangible Net Worth                                        53
        6.2     Minimum EBITDA                                            53
        6.3     Capital Expenditure Limits                                54
        6.4     Fixed Charge Coverage                                     54
        6.5     Senior Leverage Ratio                                     54
        6.6     Total Leverage Ratio                                      55

SECTION 7.      NEGATIVE COVENANTS                                        55
        7.1     Indebtedness and Liabilities                              55
        7.2     Guaranties                                                55
        7.3     Transfers, Liens and Related Matters                      56
                (A)     Transfers                                         56
                (B)     Liens                                             56
                (C)     No Negative Pledges                               56
                (D)     No Restrictions on Subsidiary Distributions
                          to Borrower                                     56
        7.4     Investments and Loans                                     57
        7.5     Restricted Junior Payments                                57
        7.6     Restriction on Fundamental Changes                        57
        7.7     Preferred Stock                                           57
        7.8     Transactions with Affiliates                              57
        7.9     Environmental Liabilities                                 58
        7.10    Conduct of Business                                       58
        7.11    Compliance with ERISA                                     58
        7.12    Tax Consolidations                                        58
        7.13    Subsidiaries                                              58
        7.14    Fiscal Year                                               58
        7.15    Press Release, Public Offering Materials                  58

SECTION 8.  DEFAULT, RIGHTS AND REMEDIES                                  59
        8.1     Event of Default                                          59
                (A)     Payment                                           59
                (B)     Default in Other Agreements                       59
                (C)     Breach of Certain Provisions                      59
                (D)     Breach of Warranty                                59
                (E)     Other Defaults Under Loan Documents               59
                (F)     Change in Control                                 59
                (G)     Involuntary Bankruptcy; Appointment of
                          Receiver, etc.                                  59
                (H)     Voluntary Bankruptcy; Appointment of
                          Receiver, etc.                                  60
                (I)     Liens                                             60
                (J)     Judgment and Attachments                          60
                (K)     Dissolution                                       60
                (L)     Injunction                                        60
                (M)     Invalidity of Loan Documents                      60
                (N)     Failure of Security                               61
                (O)     Damage, Strike, Casualty                          61
                (P)     Licenses and Permits                              61
        8.2     Suspension of Commitments                                 61
        8.3     Acceleration                                              61
        8.4     Remedies                                                  61
        8.5     Appointment of Attorney-in-Fact                           62
        8.6     Limitation on Duty of Administrative Agent, Collateral
                  Agent and Lenders with Respect to Collateral            63
        8.7     Application of Proceeds                                   63
        8.8     Waivers, Non-Exclusive Remedies                           63

SECTION 9.      ASSIGNMENTS; AGENCY PROVISIONS                            63
        9.1     Assignments and Participations                            63
        9.2     Agents                                                    64
                (A)     Appointment                                       64
                (B)     Nature of Duties                                  65
                (C)     Rights, Exculpation, etc.                         65
                (D)     Reliance                                          66
                (E)     Indemnification                                   66
                (F)     IBJSBCC Individually                              66
                (G)     Successor Administrative Agent                    67
                                (1)     Resignation                       67
                                (2)     Appointment of Successor          67
                                (3)     Successor Administrative Agent
                                          and Collateral Agent            67
                (H)     Collateral Matters                                67
                                (1)     Release of Collatera              67
                                (2)     Confirmation of Authority;
                                          Execution of Releases           68
                                (3)     Absence of Duty                   68
                (I)     Agency for Perfection                             69
        9.3     Amendments, Consents and Waivers for Certain Actions      69
        9.4     Set Off and Sharing of Payments                           70
        9.5     Disbursement of Funds                                     70
        9.6     Disbursements of Advances, Payments and Information       71
                (A)     Revolving Loan Advances and Payments;
                          Fee Payments                                    71
                (B)     Availability of Lender's Pro Rata Share           72
                (C)     Return of Payments                                73
                (D)     Dissemination of Information                      73

SECTION 10. MISCELLANEOUS                                                 73
        10.1    Expenses and Attorneys' Fees                              73
        10.2    Indemnity                                                 74
        10.3    Amendments and Waivers                                    74
        10.4    Notices                                                   75
        10.5    Survival of Warranties and Certain Agreements             76
        10.6    Indulgence Not Waiver                                     77
        10.7    Marshaling; Payments Set Aside                            77
        10.8    Entire Agreement                                          77
        10.9    Independence of Covenants                                 77
        10.10   Severability                                              77
        10.11   Lenders' Obligations Several; Independent Nature of
                  Lenders' Rights                                         77
        10.12   Headings                                                  78
        10.13   APPLICABLE LAW                                            78
        10.14   Successors and Assigns                                    78
        10.15   No Fiduciary Relationship; Limitation of Liabilities      78
        10.16   CONSENT TO JURISDICTION                                   78
        10.17   WAIVER OF JURY TRIAL                                      79
        10.18   Construction                                              79
        10.19   Counterparts; Effectiveness                               79
        10.20   No Duty                                                   79

EXHIBIT A       Compliance Certificate                                    82

EXHIBIT B       Lender Addition Agreement                                 83

EXHIBIT C       Form of Term Note                                         84

EXHIBIT D       Form of Revolving Note                                    85

SCHEDULE 1.1(B) Liens                                                     86

SCHEDULE 3.1(A) List of Closing Documents                                 87

SCHEDULE 4.1(B)(i)      Capitalization                                    88

SCHEDULE 4.1(B)(ii)     Opinions, Warrants, etc.                          89

SCHEDULE 4.6    Trade Names                                               90

SCHEDULE 4.7    Locations                                                 91

SCHEDULE 4.9    Litigation; Adverse Facts                                 92

SCHEDULE 4.10   Taxes                                                     93

SCHEDULE 4.11   Defaults                                                  94

SCHEDULE 4.13   Intellectual Property                                     95

SCHEDULE 4.20   Bank Accounts                                             96

SCHEDULE 4.23   Employee Matters                                          97

SCHEDULE 7.1(C) Indebtedness                                              98

SCHEDULE 7.3(A) Leases                                                    99


LOAN AGREEMENT

This LOAN AGREEMENT is dated as of September 2, 1998 and entered into by and among THE NORTH FACE, INC., a Delaware corporation ("TNFI"), with its principal place of business at 2013 Farallon Drive, San Leandro, California 94577, THE NORTH FACE (EUROPE) LIMITED, a private limited company incorporated in Scotland under the Companies Acts ("TNFE"), with its principal place of business at Unit 6, Gareloch Road, Industrial Estate, Port Glasgow, Scotland PA14 5XL, THE NORTH FACE, HONG KONG, LIMITED, a Company organized under the laws of Hong Kong ("TNFHK" and together with TNFI and TNFE each, a "Borrower" and collectively, the "Borrowers"), with its principal place of business at 111 Connaught, 26th Floor, Wing on Centre, Road Central, Hong Kong, THE INDUSTRIAL BANK OF JAPAN, LIMITED, NEW YORK BRANCH (in its individual capacity, "IBJ") and IBJ SCHRODER BUSINESS CREDIT CORPORATION (in its individual capacity, "IBJSBCC") as arrangers, IBJ as syndication agent and documentation agent, IBJSBCC as collateral agent (in such capacity, the "Collateral Agent") and as administrative agent for itself and the other Lenders (in such capacity, the "Administrative Agent"), and the financial institutions listed on the signature pages hereof (together with IBJ and IBJSBCC, the "Lenders").

WHEREAS, the Borrowers desire that the Lenders extend a term credit facility to TNFI and revolving credit facilities to Borrowers of up to One Hundred Thirty Million Dollars ($130,000,000) in the aggregate for the purposes set forth herein. For these purposes, Lenders are willing to make certain loans and other extensions of credit to Borrowers of up to such amount upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:


SECTION 1.      DEFINITIONS

1.1 Certain Defined Terms. The following terms used in this Agreement shall have the following meanings:

"Account(s)" means, as to the relevant Person, all "accounts" (as defined in the UCC) now owned or hereafter created or acquired by such Person, including all accounts receivable, contract rights and general intangibles relating thereto, notes, drafts and other forms of obligations owed to or owned by such Person arising or resulting from the sale of goods or the rendering of services, all proceeds thereof, all guaranties and security therefor, and all goods and rights represented thereby or arising therefrom including the right of stoppage in transit, replevin and reclamation.

"Administrative Agent" means IBJSBCC and any successor in such capacity appointed pursuant to subsection 9.2(G).

"Administrative Agent's Account" has the meaning assigned to that term in subsection 2.4(A).

"Affiliate" means any Person (other than any Agent or any Lender): (a) directly or indirectly controlling, controlled by, or under common control with a Borrower; (b) directly or indirectly owning or holding five percent (5%) or more of any equity interest in a Borrower; or (c) five percent (5%) or more of whose voting stock or other equity interest is directly or indirectly owned or held by a Borrower. For purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by" and "under common control with") means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or otherwise.

"Agent" means any of the Syndication Agent, Documentation Agent, Administrative Agent or Collateral Agent.

"Agreement" means this Loan and Security Agreement, as it may be amended, supplemented, restated or otherwise modified from time to time.

"Alternative Currency" means British Pounds Sterling and Hong Kong Dollars, as applicable.

"Applicable Borrowing Limit" means the Overall Borrowing Limit, in the case of TNFE or TNFHK, and the TNFI Borrowing Limit, in the case of TNFI.

"Applicable Margin" means, on the Closing Date, the per annum rate of one and
one half percent (1.50%).   Thereafter, the Applicable Margin shall be adjusted
(up or down) prospectively on a quarterly basis based on a rolling four quarter calculation of the Senior Leverage Ratio as determined based on Borrowers' consolidated financial performance as set forth in Borrowers' quarterly financial statements. Adjustments in the Applicable Margin will be determined by reference to the following grid:

Level                Senior Leverage Ratio              Applicable Margin
  1                    > = 1.50:1                              1.50%
  2                    > = 1.0:1 < 1.50:1                      1.25%
  3                    < 1.00:1                                1.00%

"Applicable Available Maximum Revolving Loan Amount" means the TNFI Maximum Revolving Loan Amount, the TNFE Maximum Revolving Loan Amount and the TNFHK Maximum Revolving Loan Amount, as applicable.

"Asset Disposition" means the disposition, whether by sale, lease, transfer, loss, damage, destruction, condemnation or otherwise, of: (a) any of the capital stock of any of Borrowers' Subsidiaries, or (b) any or all of the assets of any Borrower or any of its Subsidiaries other than sales of Inventory in the ordinary course of business.

"Blocked Account" has the meaning assigned to that term in Section 5.6.

"Borrower" and "Borrowers" have the meanings given such terms in the first paragraph of this Agreement.

"Borrower Stock" means Common Stock and such Preferred Stock, if any, as may be outstanding from time to time.

"Budget" means the annual budget for TNFI and its Subsidiaries prepared by the management of TNFI for the Board of Directors of TNFI, including consolidated and consolidating: (a) balance sheets; (b) statements of income; (c) cash flow statements; and (d) statements of stockholders' equity, all prepared on a division-by-division basis and Subsidiary-by-Subsidiary basis and otherwise consistent with Borrowers' historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

"Business Day" means (a) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or California or is a day on which banking institutions located in any such states are closed and
(b) in relation only to a day on which a payment in British Pounds Sterling or Hong Kong Dollars is to be made hereunder, banks are open for business in London and Hong Kong, respectively.

"Canadian Documents" means, collectively: the distribution and license agreement dated January 1, 1995 among TNF Canada and TNFI; the intercompany note made by TNF Canada to the order of TNFI; the Inventory Access Agreement; the security agreement (Ontario Law) between the Collateral Agent and TNFI dated on or about the date hereof; the security agreement (Ontario Law) between TNFI Canada and TNFI dated on or about the date hereof; the hypothec (Quebec Law) between TNF Canada and TNFI dated on or about the date hereof; the collateral assignment (New York Law) between TNFI and the Collateral Agent and acknowledged by TNF Canada dated on or about the date hereof; the hypothec (Quebec Law) among TNFI and the Collateral Agent dated on or about the date hereof; and all documents necessary to perfect the Liens thereunder in favor of TNFI and/or the Collateral Agent and the assignment of the Liens and TNFI rights against TNF Canada to Collateral Agent for the benefit of the Collateral
 Agent and the Lenders.

"Capital Expenditures" means all expenditures for (including deposits), or contracts for expenditures with respect to, any fixed assets or improvements, or for replacements, substitutions or additions thereto, which have a useful life of more than one year, including the direct or indirect acquisition of such assets by way of increased product or service charges, offset items or otherwise; provided that the term "Capital Expenditures" shall not include capital expenditures in connection with the Permitted Colorado Sale/Leaseback.

"Capital Lease" means any lease of any property (whether real, personal or mixed) that, in conformity with GAAP, should be accounted for as a capital lease.

"Cash Equivalents" means: (a) marketable direct obligations issued or unconditionally guarantied by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof (b) commercial paper maturing no more than one year from the date issued and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor's
 Ratings Group or at least P-1 from Moody's Investors Service, Inc.; and (c) certificates of deposit or bankers' acceptances maturing within six (6) months from the date of issuance thereof issued by, or overnight reverse repurchase agreements from, any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital and surplus of not less than the U.S. Dollar Equivalent of $250,000,000 and not subject to contractual setoff rights in favor of such bank.

"Change in Control" means (i) any Person or "group" (as defined under Section l3d-3 and Regulation 13D of the Securities and Exchange Act) becomes the beneficial owner, directly or indirectly, of forty percent (40%) or more of the issued and outstanding voting stock of any Borrower or (ii) a majority of the incumbent directors of TNFI shall be replaced over the course of any twenty-four (24) month period.

"Closing Date" means the date on which all conditions set forth in Section 3.1 hereof are satisfied or waived and the initial funding hereunder takes place.

"Collateral" means the property covered by the Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Administrative Agent and/or Collateral Agent on behalf of themselves and Lenders to secure the Obligations.

"Collateral Documents" means each Security Agreement, each Pledge Agreement, each Domestic Guarantee, each Foreign Debt Guarantee, each Supplement to Security (Patents), each Supplement to Security (Trademarks), each Supplement to Security (Copyrights), each Mortgage, each Foreign Subsidiary Security Document and all similar agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, all or any portion of the Obligations.

"Commitment" or "Commitments" means the commitment or commitments of Lenders to make Loans as set forth in subsections 2.1(A) and/or 2.1(B) and of the L/C Issuing Bank to issue Lender Letters of Credit and of the Administrative Agent to purchase risk participations in Underlying L/C's as set forth in subsection 2.1(E).

"Common Stock" means the common stock of a Borrower, or any other capital stock of a Borrower into which such stock is reclassified or reconstituted.

"Compliance Certificate" means a certificate duly executed by the chief executive officer or chief financial officer of TNFI appropriately completed and in substantially the form of Exhibit A.

"Default" means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period.

"Default Rate" has the meaning assigned to that term in Section 2.2.

"Dollars" and "$" mean the lawful money of the United States of America.

"Domestic Accounts" means all accounts owing to TNFI, La Sportiva USA or (subject to the next sentence) TNF Canada, from account debtors located in the United States or Canada in which Collateral Agent maintains a first priority perfected security interest but excluding the Intercompany Inventory Account. Accounts owing to TNF Canada shall only be included in "Domestic Accounts" to the extent a first priority perfected security interest therein has been granted by TNF Canada to TNFI to secure the Intercompany Advance (which intercompany advance and accompanying security shall have been subjected to a first priority perfected security interest in favor of the Collateral Agent for the benefit of the Lenders).

"Domestic Debt Guarantee" means each guarantee by TNFI and each Domestic Subsidiary of TNFI of all Obligations.

"Domestic Inventory" means all Inventory of (i) TNFI located in the United States and Canada and (ii) La Sportiva USA located in the United States, in each case, in which Collateral Agent maintains a first priority perfected security interest.

"Domestic Subsidiary" means any direct or indirect Subsidiary of TNFI organized in the United States.

"EBITDA" means, for any period, without duplication, the total of the following for TNFI and its Subsidiaries on a consolidated basis, each calculated for such period: (1) net income determined in accordance with GAAP; plus (2) to the extent included in the calculation of net income, the sum of (a) taxes paid or accrued; (b) Interest Expenses, net of interest income, paid or accrued;
(c) depreciation and amortization; (d) other non-cash charges (excluding accruals for cash expenses made in the ordinary course of business); less (or plus, in the case of non-cash losses) (3) to the extent included in the calculation of net income, the sum of (a) the income of any Person (other than a Subsidiary who would be consolidated with TNFI in accordance with GAAP) in which a Borrower or any of its wholly owned Subsidiaries has an ownership interest unless such income is received by such Borrower or such wholly owned Subsidiary in a cash distribution; (b) gains or losses from sales or other dispositions of assets (other than Inventory in the normal course of business); and (c) extraordinary or non-recurring gains or non-cash losses, but not net of extraordinary or non-recurring "cash" losses; and (d) non-recurring charges

"Eligible Foreign Subsidiary Inventory" means inventory (as so classified in accordance with GAAP) of TNFE and TNFHK in which Collateral Agent has obtained a first priority perfected security interest, located in bonded warehouses in Hong Kong, in the case of TNFHK, and in bonded warehouses in Scotland or in warehouses owned by TNFE in Scotland, in the case of TNFE and in connection with which the Collateral Agent has received landlord waivers, in form and substance reasonably acceptable to the Collateral Agent.

"Employee Benefit Plan" means any employee benefit plan within the meaning of
Section 3(3) of ERISA which (a) is maintained for employees of any Loan Party or any ERISA Affiliate or (b) has at any time within the preceding six (6) years been maintained for the employees of any Loan Party or any Seller or any current or former ERISA Affiliate.

"Environmental Laws" means any present or future federal, foreign, state or local law, rule, regulation or order relating to pollution, waste disposal, industrial hygiene or the protection of human health or safety, plant life or animal life, natural resources or the environment.

"Equipment" means, as to the relevant Person, all "equipment" (as defined in the UCC) now owned or hereafter acquired by such Person including, without limitation, all machinery, motor vehicles, trucks, trailers, vessels, aircraft and rolling stock and all parts thereof and all additions and accessions thereto and replacements therefor.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.

"ERISA Affiliate", as applied to any Loan Party, means any Person who is a member of a group which is under common control with such Person, who together with such Person is treated as a single employer within the meaning of Sections 414(b) and (c) of the IRC.

"Event of Default" means each of the events set forth in Section 8.1.

"Existing Loan Agreement" means the Third Amended and Restated Loan and Security Agreement, dated as of April 7, 1997 between The North Face, Inc., Heller Financial, Inc. and certain financial institutions.

"Federal Funds Effective Rate" means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day
(or if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York or, if such rate is not published for any Business Day, the average of the quotations for the day of the requested Loan received by Administrative Agent from three Federal funds brokers of recognized standing selected by Administrative Agent.

"Fiscal Year" means each twelve-month period ending on the last day of December in each year.

"Fixed Charge Coverage" means, for any period, Operating Cash Flow divided by Fixed Charges.

"Fixed Charges" means, for any period, without duplication, for Borrowers and their Subsidiaries on a consolidated basis, and each calculated for such period, (a) Interest Expenses; plus (b) scheduled payments of principal with respect to all Indebtedness; plus (c) for any fiscal period beginning after September 30, 1999 any provision for (to the extent it is greater than zero) income or franchise taxes included in the determination of net income, excluding any provision for deferred taxes included in net income; plus (d) for any fiscal period beginning after September 30, 1999 payment of deferred taxes accrued in any prior period.

"Foreign Debt Guarantee" means each guarantee of the Obligations attributable to TNFE and TNFHK given by each Foreign Subsidiary.

"Foreign Subsidiaries" means any direct or indirect Subsidiary of TNFI which is not a Domestic Subsidiary.

"Foreign Subsidiary Security Documents" means each Mortgage, security agreement, debenture or similar document executed by a Foreign Subsidiary in favor of Collateral Agent.

"Funding Date" means the date of each funding of a Loan or issuance of a Lender Letter of Credit or an Underlying L/C.

"GAAP" means generally accepted accounting principles in effect in the United States of America and set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination.

"GAAP Reserve" means a reserve against the TNFI Borrowing Limit and/or the Overall Borrowing Limit for reserves against Accounts in accordance with GAAP.

"Hazardous Material" means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances", "hazardous materials", "hazardous wastes", "toxic substances" or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity or "EP toxicity"; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; and (d) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

"IBJSBTC" means IBJ Schroder Bank and Trust Company.

"Indebtedness", as applied to any Person, means, without duplication: (a) all indebtedness for borrowed money; (b) obligations under leases which in accordance with GAAP constitute Capital Leases; (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, including reimbursement obligations in respect of letters of credit; (d) any obligation owed for all or any part of the deferred purchase price of property or services if the purchase price is due more than six months from the date the obligation is incurred or is evidenced by a note or similar written instrument (but excluding any operating leases);
(e) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person (but, only as to indebtedness which is non-recourse to the credit of such Person, not in excess of the value of the asset so secured) and (f) any direct or indirect guarantee of the obligations of another Person. Notwithstanding the foregoing, for purposes of calculating the covenants contained in Section 6, Indebtedness shall not include liabilities of any Borrower or any of its Subsidiaries under Permitted FX Contracts.

"Intangible Assets" means the amount of intangible assets (determined in conformity with GAAP) of each Borrower and its Subsidiaries, including, without limitation, goodwill, trademarks, trade names, licenses, organizational costs, deferred amounts, covenants not to compete, unearned income and restricted funds.

"Intellectual Property" means, with respect to the applicable Person, all of such Person's present and future designs, patents, patent rights and applications therefor, trademarks and registrations or applications therefor, trade names, trade styles, logos, inventions, copyrights and all applications and registrations therefor, software or computer programs, license rights, trade secrets, methods, processes, know-how, drawings, specifications, descriptions, and all memoranda, notes and records with respect to any research and development, whether now owned or hereafter acquired by such Person, all goodwill associated with any of the foregoing, and proceeds of all of the foregoing, including, without limitation, proceeds of insurance policies thereon.

"Intercompany Advance" means the intercompany advances made from time to time by TNFI to TNF Canada where the resulting Indebtedness of TNF Canada has been pledged by TNFI to the Collateral Agent, all on terms and conditions satisfactory to the Administrative Agent.

"Intercompany Inventory Account" means the U.S. Dollar Equivalent of the aggregate amounts due to TNFI from TNF Canada for the purchase of Inventory in accordance with the Canadian Documents.

"Interest Expenses" means, without duplication, for any period, the following for TNFI and its Subsidiaries on a consolidated basis, each calculated for such period: interest expenses deducted in the determination in accordance with GAAP of net income (excluding (i) the amortization of fees and costs with respect to the transactions contemplated hereunder which have been capitalized as transaction costs; and (ii) interest paid in kind).

"Interest Period" means any interest period applicable to a Loan as determined pursuant to subsection 2.2(B).

"Interest Rate Determination Date" means each date for calculating the LIBOR Rate for purposes of determining the interest rate applicable to any LIBOR Rate Loan pursuant to subsection 2.2(A). The Interest Rate Determination Date shall be the second Business Day prior to the first day of the related Interest Period for a LIBOR Rate Loan.

"Inventory" means, with respect to the applicable Person, all "inventory" (as defined in the UCC) now owned or hereafter acquired by such Person, wherever located including finished goods, raw materials, work in process and other materials and supplies used or consumed in its business and goods which are returned to or repossessed by such Person.

"Inventory Access Agreement" means the agreement dated on or about the date hereof between TNFI, TNF Canada and the Collateral Agent whereby TNF Canada agrees, inter alia, to surrender certain inventory to Collateral Agent.

"Inventory Sublimit" means the U.S. Dollar Equivalent of $75,000,000.

"IRC" means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.

"La Sportiva USA" means La Sportiva U.S.A, Inc., a Colorado corporation and wholly owned subsidiary of TNFI.

"La Sportiva Italy" means La Sportiva S.r.l., an Italian company and wholly owned subsidiary of TNFHK, which intends to change its name to La Sportiva S.p.A.

"L/C Issuing Bank" means a bank or other legally authorized Person selected by Administrative Agent, which is reasonably acceptable to TNFI.

"Lender" or "Lenders" means each financial institution which is a party to this Agreement, together with its successors and permitted assigns pursuant to
Section 9.1.

"Lender Addition Agreement" means an agreement among Administrative Agent, a Lender and such Lender's assignee substantially in the form attached hereto as Exhibit B, delivered to Administrative Agent in connection with an assignment of a Lender's interest hereunder in accordance with Section 9.1.

"Lender Letter of Credit" has the meaning assigned to that term in subsection 2.1(E).

"LIBOR" shall mean for any LIBOR Rate Loan for the then-current Interest Period relating thereto, the rate per annum quoted by Administrative Agent to a Borrower two (2) Business Days prior to the first day of such Interest Period as the rate available to Administrative Agent in the interbank market for offshore Dollar deposits in immediately available funds for a period equal to such Interest Period and in an amount equal to the amount of such LIBOR Rate Loan.

"LIBO Rate" means, for each Interest Period, a rate of interest equal to the rate per annum (such LIBO Rate to be adjusted to the next higher 1/100 of one (1%) percent) equal to the quotient of (a) LIBOR divided by (b) a number equal to 1.00 minus the aggregate of the rates (expressed as a decimal) of reserve requirements current on the day that is two Business Days prior to the beginning of the applicable Interest Period (including, without limitation, basic, supplemental, marginal and emergency reserves) under any regulation promulgated by the Board of Governors of the Federal Reserve System (or any other governmental authority having jurisdiction over IBJSBTC) as in effect from time to time, dealing with reserve requirements prescribed for Eurocurrency funding, including any reserve requirements with respect to "Eurocurrency liabilities" under Regulation D of the Board of Governors of the Federal Reserve System.

"LIBO Rate Loans" means Loans bearing interest at rates determined by reference to the LIBO Rate as provided in subsection 2.2(A)(2).

"Lien" means any lien, mortgage, pledge, security interest, charge or encumbrance of any kind, whether voluntary or involuntary (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

"Loan" or "Loans" means an advance or advances under the Term Loan Commitment or the Revolving Loan Commitment.

"Loan Documents" means this Agreement, the Notes, the Collateral Documents, the Inventory Access Agreement the Canadian Documents, fee letters by any Borrower in favor of any Agent or Lender and all other instruments, documents and agreements executed by or on behalf of any Loan Party and delivered concurrently herewith or at any time hereafter to or for any Agent or any Lender in connection with the Loans and other transactions contemplated by this Agreement, all as amended, restated, supplemented or modified from time to time.

"Loan Party" means, collectively, each Borrower, and any other Person (other than any Agent or any Lender or a Shareholder) which is or becomes a party to any Loan Document and shall, in any event, include TNF Canada.

"Management Stock Plans" means existing or future stock purchase, savings, option, bonus, stock appreciation, incentive or similar plans approved by TNFI's Board of Directors for the issuance of stock or options for the benefit of TNFI's employees, officers, directors or consultants.

"Management Restricted Shares" means shares of Common Stock issued as "restricted stock" pursuant to TNFI's 1994 Stock Incentive Plan.

"Material Adverse Effect" means (a) a material adverse effect upon the business, operations, properties, assets or condition (financial or otherwise) of any Borrower on an individual basis or on the Borrowers and their Subsidiaries, taken as a whole or (b) the impairment in any material respect of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party or of Administrative Agent, Collateral Agent or any Lender to enforce or collect any of the Obligations.

"Mortgage" means any mortgage, deed of trust, leasehold mortgage, leasehold deed of trust, collateral assignments of leases or other documents under the laws of any applicable jurisdiction granting Liens on interests in real property and delivered by any Loan Party to Collateral Agent, on behalf of Lenders, with respect to Mortgaged Property, all in form and substance acceptable to Administrative Agent.

"Mortgaged Property" means property designated as such in accordance with subsection 5.15(a).

"Note" or "Notes" means one or more of the Term Loan Notes or Revolving Notes, or a combination thereof.

"Notice of Borrowing" has the meaning given such term in subsection 2.1(C)(2).

"Notice of Conversion/Continuation" has the meaning given such term in subsection 2.2(E).

"Notice of Redenomination" has the meaning given such term in Section 2.2(E).

"Obligations" means all obligations, liabilities and indebtedness of every nature of each Loan Party from time to time owed to any Agent or any Lender under the Loan Documents, including the principal amount of all debts, claims and indebtedness, accrued and unpaid interest and all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and/or from time to time hereafter owing, due or payable.

"Operating Cash Flow" means, for any period, (a) EBITDA for such period; less
(b) Capital Expenditures of the Borrowers and their Subsidiaries for such period (but excluding Capital Leases incurred during such period and Capital Expenditures made with Term Loan Advances).

"Overall Borrowing Limit" means, as of any date of determination, an amount equal to the sum of, without duplication, (a) the TNFI Borrowing Limit; plus
(b) eighty-five percent (85%) of all TNFE Accounts; plus (c) the lesser of (1) fifty percent (50%) of Eligible Foreign Subsidiary Inventory and (2) the Inventory Sublimit less the outstanding amount of Revolving Loans advanced to and the Risk Participation Reserve attributable to TNFI which, in each case, is supported by Inventory of TNFI; plus (d) forty-five percent (45%) of the aggregate amount of Risk Participation Liability with respect to all outstanding Lender Letters of Credit and Risk Participation Agreements used by either Foreign Subsidiary to purchase Inventory; less (e) the GAAP Reserve; less (f) in each category, such other reserves as the Administrative Agent in its sole, reasonable discretion elects to establish from time to time.

"Overall Maximum Available Revolving Loan Amount" means, as of any date of determination, the lesser of (a) (i) the Revolving Loan Commitment minus (ii) the U.S. Dollar Equivalent of the outstanding principal of all Revolving Loans plus the Risk Participation Reserve and (b) (i) the U.S. Dollar Equivalent of the Overall Borrowing Limit minus (ii) the U.S. Dollar Equivalent of the outstanding principal of all Revolving Loans plus the Risk Participation Reserve.

"Permitted Acquisition" means (a) the acquisition of all or any portion of the capital stock of La Sportiva Italy and/or La Sportiva U.S.A. and (b) any transaction by any Borrower for the purpose of or resulting in (i) the acquisition of all or substantially all of the assets of any Person, (ii) the acquisition of more than 50% of the capital stock, partnership interests, membership interests or other equity interests of any Person, or otherwise causing such Person to become a Subsidiary, or (iii) a merger or consolidation with another Person, provided that a Borrower is the surviving entity, so long as in the case of each of the foregoing (each such transaction, an "Acquisition") (v) TNFI shall deliver to Administrative Agent at least fifteen
(15) Business Days prior to the consummation of such Acquisition, pro forma financial statements, giving effect to such Acquisition, together with a Compliance Certificate evidencing pro forma compliance with the provisions of
Section 6 for the four (4) fiscal quarters preceding the date of such Acquisition (allowing for adjustments, in the reasonable discretion of Administrative Agent, to reflect differences in how the acquired Person conducted its business for financial reporting purposes, and how the applicable acquiring Borrower conducts its business for financial reporting purposes) and for the period from the date of such Acquisition through the term of this Agreement (w) no Default or Event of Default is then continuing or would result from such transaction, (x) such transaction involves businesses consistent with or reasonably related or incidental to the businesses of TNFI or any of its Subsidiaries, (y) the aggregate amount of cash and other consideration expended by TNFI and its Subsidiaries for the purpose of consummating such transaction (and any other Permitted Acquisition) does not exceed $15,000,000 in any Fiscal Year including any Indebtedness of such acquired entity and (z) simultaneously with the consummation of such transaction, such acquired Person will comply with the requirements of Section 5.12, if applicable.

"Permitted Colorado Sale/Leaseback" means the financing of the acquisition and/or improvement of a single parcel of real property in Colorado to be used for TNFI's headquarters and related uses, including a financing arrangement in the nature of a sale and lease-back transaction involving an operating lease (off balance sheet lease), and including Liens arising in connection with such financing arrangement (which Liens shall be limited to the property acquired in such transaction) and Liens on cash and Cash Equivalents securing lease payments due under such financing arrangement; provided that the maximum aggregate amount of funds expended by the Borrowers in such transaction (which shall include amounts paid plus indebtedness incurred including interest payments but excluding lease payments and interest on lease payments) shall not exceed $5,000,000.

"Permitted Encumbrances" means the following types of Liens: (a) Liens (other than Liens relating to Environmental Laws or ERISA) for taxes, assessments or other governmental charges not yet due and payable; (b) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other similar liens imposed by law, which are incurred in the ordinary course of business for sums not more than thirty (30) days delinquent or which are being contested in good faith if the applicable Borrower has notified Administrative Agent of the assertion of such Liens and, if required by Administrative Agent, an adequate reserve against the TNFI Borrowing Limit and/or the Overall Borrowing Limit shall have been made therefor; (c) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, statutory obligations, surety and appeal bonds, bids, leases, utilities, government contracts, trade contracts, licenses of computer software or hardware, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money); (d) easements, rights-of-way, restrictions, and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of any Loan Party or any of its Subsidiaries; (e) Liens for purchase money obligations or Capital Leases, provided that (i) the purchase of the asset subject to any such Lien is permitted under Section 6.3, (ii) the Indebtedness secured by any such Lien is permitted under Section 7.1, and (iii) such Lien encumbers only the asset so purchased; (f) Liens in favor of Collateral Agent on behalf of Lenders; (g) judgment Liens which do not create an Event of Default; (h) Liens set forth on Schedule 1.1(B); (i) Liens securing Indebtedness of TNF Canada to TNFI which have been assigned to Collateral Agent for the benefit of Lenders; (j) leases or subleases and licenses or sublicenses granted to others in the ordinary course of business; (k) liens on assets existing at the time such assets were acquired by a Borrower or Subsidiary, which acquisition is permitted under this Agreement; (l) liens in connection with the Permitted Colorado Sale/Leaseback; and (m) statutory banker's liens and statutory rights of set off.

"Permitted FX Contracts" means (a) forward currency exchange contracts of any Borrower and (b) forward currency exchange contracts of any Borrower if (i) the settlement date for each such contract is more than two (2) days after the applicable Borrower's entry into such contract; (ii) the Dollar value of all such contracts does not exceed the U.S. Dollar Equivalent of (x) $100,000,000 for the period from the Closing Date until the first anniversary of the Closing
 Date, (y) $150,000,000 for the period from the first anniversary of the Closing Date until the second anniversary of the Closing Date and (z) $200,000,000 thereafter; (iii) the tenor of each such contract does not exceed twenty four (24) months from the applicable Borrower's entry into such contract; and (iv) such contracts are entered into by the applicable Borrower as part of (x) such Borrower's ordinary business strategy to hedge currency fluctuation risks on existing or expected orders and purchases and not for speculative purposes or (y) the La Sportiva acquisition.

"Permitted Intercompany Advances" means advances (i) among Borrowers, (ii) from TNFI and/or TNFHK to La Sportiva Italy from time to time in the maximum aggregate amount of Five Million Dollars ($5,000,000) outstanding at any time,
(iii) from TNFE to TNF Italy in the maximum aggregate amount of One Million Dollars ($1,000,000) outstanding at any one time and (iv) from TNFI to TNF Canada in the maximum aggregate amount of One Million Dollars ($1,000,000) outstanding at any time, provided that each of the foregoing advances are made pursuant to an intercompany note in form and substance satisfactory to Administrative Agent which intercompany note is pledged to Collateral Agent.

"Person" means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

"Pledge Agreement" means each Pledge Agreement by a Borrower or Subsidiary of a Borrower in favor of Collateral Agent.

"Preferred Stock" means any capital stock of a Borrower other than the Common Stock.

"Prime Rate" means a variable rate of interest per annum equal at all times to the higher of (a) the base commercial lending rate of IBJSBTC as is publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate minus one-half of one percent (0.50%) and (b) one-half of one percent (0.50%) above the Federal Funds Effective Rate plus the Applicable Margin. The base commercial lending rate announced by IBJSBTC is determined from time to time by IBJSBTC as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by IBJSBTC to any particular class or category of customers of IBJSBTC.

"Prime Rate Loans" means Loans bearing interest at rates determined by reference to the Prime Rate as provided in subsection 2.2(A)(1).

"Pro Forma" means the unaudited consolidated and consolidating balance sheet of TNFI and its Subsidiaries as of June 30, 1998.

"Pro Rata Share" means (a) with respect to matters relating to a particular Commitment of a Lender (including the making or repayment of Loans pursuant to that Commitment), the percentage obtained by dividing (i) such Commitment of that Lender by (ii) all such Commitments of all Lenders and (b) with respect to all other matters, the percentage obtained by dividing (i) the Total Loan Commitment of a Lender by (ii) the Total Loan Commitments of all Lenders, in either case as such percentage may be adjusted by assignments permitted pursuant to Section 9.1.

"Requisite Lenders" means Lenders having (i) fifty-one percent (51%) or more of the Total Loan Commitments or, (ii) if the Term Loan Commitments have been terminated, fifty-one percent (51%) or more of the sum of the Revolving Loan Commitments and the aggregate outstanding principal amount of the Term Loans, if any, or (iii) if all Commitments have been terminated fifty-one percent (51%) or more of the aggregate outstanding principal amount of the Revolving Loan and the Term Loan.

"Restricted Junior Payment" means: (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of a Borrower or any of its Subsidiaries now or hereafter outstanding; (b) any payment or prepayment of principal of, premium, if any, or interest on, or any redemption, conversion, exchange, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of a Borrower or any of its Subsidiaries now or hereafter outstanding; (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of a Borrower or any of its Subsidiaries now or hereafter outstanding; and (d) any payment or prepayment of principal of, premium, if any, or interest on any subordinated Indebtedness.

"Revolving Loan" means all advances made by Lenders pursuant to subsection 2.1(B) and any amounts added to the principal balance of the Revolving Loan pursuant to this Agreement.

"Revolving Loan Commitment" means (a) as to any Lender, the commitment of such Lender to make Revolving Loans and to purchase risk participations in Lender Letters of Credit and Underlying L/C's pursuant to subsection 2.1(D) as set forth on the signature page of this Agreement opposite such Lender's signature or in the most recent Lender Addition Agreement, if any, executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make Revolving Loans and to purchase risk participations in Lender Letters of Credit and Underlying L/C's pursuant to subsection 2.1(E).

"Revolving Note" or "Revolving Notes" means each promissory note made by a Borrower in substantially the form of Exhibit D and issued pursuant to subsection 2.1(D).

"Risk Participation Agreement" has the meaning assigned to that term in subsection 2.1(E).

"Risk Participation Liability" means the U.S. Dollar Equivalent, as to each Lender Letter of Credit and each Risk Participation Agreement, of an amount equal to all reimbursement obligations of a Borrower or any of its Subsidiaries to the issuer of the Lender Letter of Credit or the Risk Participation Agreement including: (a) the amount available to be drawn or which may become available to be drawn; (b) all amounts which have been paid or made available by the issuing bank to the extent not reimbursed; and (c) all unpaid interest, fees and expenses with respect thereto.

"Risk Participation Reserve" means, at any time, the U.S. Dollar Equivalent of an amount equal to (without double counting) (a) the aggregate amount of Risk Participation Liability with respect to all Lender Letters of Credit, Underlying L/C's and all Risk Participation Agreements outstanding at such time plus (b) to the extent not included in clause (a), the aggregate amount theretofore paid by Administrative Agent or any L/C Issuing Bank or other Lender under Lender Letters of Credit or Risk Participation Agreements for which Administrative Agent or such L/C Issuing Bank or Lender has not been reimbursed or which has not been debited to the Loan Account pursuant to subsection 2.1(E)(2).

"Security Agreements" means each security agreement executed by a Loan Party in favor of the Collateral Agent to secure all or any portion of the Obligations.

"Senior Leverage Ratio" means as of any date of determination, the ratio of (a) the sum of all long-term Indebtedness of TNFI and its Subsidiaries on a consolidated basis (including the current portion thereof but excluding any Revolving Loan) outstanding minus the portion of such long-term Indebtedness consisting of subordinated Indebtedness plus the average daily balance of the Revolving Loan during the applicable period to (b) EBITDA for such period.

"Shareholder" means each Person which owns shares of the capital stock of a Borrower, whether beneficially or of record.

"Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which 50% or more of the total voting power of shares of stock (or equivalent ownership or controlling interest) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

"Tangible Net Worth" means an amount equal to (a) the net worth of TNFI and its Subsidiaries on a consolidated basis; less (b) each Borrower's and its Subsidiaries' Intangible Assets; less (c) each Borrower's and its Subsidiaries'
 prepaid expenses; less (d) all obligations owed to any Borrower or any of its Subsidiaries by an Affiliate of a Borrower or any other Subsidiary of a Borrower, to the extent not already subtracted in calculating the consolidated assets and liabilities of TNFI and its Subsidiaries; and less (e) all loans by any Borrower or any of its Subsidiaries to officers, stockholders or employees of a Borrower or any of its Subsidiaries.

"Term Advances" means each advance made by Lenders under the Term Loan Commitment pursuant to subsection 2.1(A).

"Term Loan" means the outstanding balance of all Term Advances.

"Term Loan Availability Period" means the period beginning on the Closing Date and ending on the first anniversary of the Closing Date.

"Term Loan Commitment" means (a) as to any Lender, the commitment of such Lender to make Term Advances as set forth on the signature page of this Agreement opposite such Lender's signature or in the most recent Lender Addition Agreement, if any, executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make Term Advances.

"Term Note" or "Term Notes" means each promissory note made by TNFI in substantially the form of Exhibit C and issued pursuant to subsection 2.1(D).

"Termination Date" means the date this Agreement is terminated as set forth in
Section 2.5.

"TNF Canada" means The North Face (Canada), Inc., a corporation organized under the laws of Canada, and a wholly owned Subsidiary of TNFI.

"TNFE" means The North Face (Europe) Limited, a private limited company incorporated in Scotland under the Companies Acts, formerly known as The North Face (Scotland) Limited, and a wholly owned Subsidiary of TNFI.

"TNFE Accounts" means accounts (as so classified in accordance with GAAP) owing to TNFE in which Collateral Agent has a first priority perfected security interest.

"TNFE Maximum Available Revolving Loan Amount" means, as of any date of determination, (a) the U.S. Dollar Equivalent of $20,000,000 minus (b) the U.S. Dollar Equivalent of the outstanding principal of all Revolving Loans advanced to TNFE plus the Risk Participation Reserve attributable to TNFE.

"TNFHK" means The North Face, Hong Kong, Limited, a wholly owned Subsidiary of TNFI.

"TNFHK Maximum Available Revolving Loan Amount" means, as of any date of determination, (a) the U.S. Dollar Equivalent of $15,000,000 minus (b) the U.S. Dollar Equivalent of the outstanding principal of all Revolving Loans advanced to TNFHK plus the Risk Participation Reserve attributable to TNFHK.

"TNF Italy" means The North Face (Italy) S.r.l., a limited liability company formed under the laws of Italy and owned by TNFE .

"TNFI Borrowing Limit" means, as of any date of determination, an amount equal to the sum of, without duplication, (a) eighty-five percent (85%) of Domestic Accounts of TNFI and La Sportiva USA (excluding those Domestic Accounts covered by Lender Letters of Credit and counted under clause (d) of this definition); plus (b) the lesser of (1) fifty percent (50%) of Domestic Inventory and (2) the Inventory Sublimit less the outstanding amount of Revolving Loans advanced to and the Risk Participation Reserve attributable to the Foreign Subsidiaries which, in each case is supported by Inventory of TNFI or Eligible Foreign Subsidiary Inventory; plus (c) forty-five percent (45%) of the aggregate amount of Risk Participation Liability with respect to all outstanding Lender Letters of Credit and Risk Participation Agreements used by TNFI to purchase Inventory; plus (d) without duplication of amounts counted under clause (c) of this definition, ninety percent (90%) of the aggregate amount of Risk Participation Liability with respect to all outstanding Lender Letters of Credit and Risk Participation Agreements used by TNFI to purchase Inventory in order to fulfill orders for Inventory placed by customers of a Borrower to the extent such customer orders are secured by letters of credit which have been approved by the Administrative Agent (such ninety percent (90%) advance rate to be available in each case until the amount owing to a Borrower by the applicable customer and secured by the applicable letter of credit is paid to TNFI either by the customer or by drawing under the applicable letter of credit) or the applicable letter of credit is cancelled or otherwise terminated; plus (e) eighty-five percent (85%) of Domestic Accounts of TNF Canada; provided that the amounts available under this clause (e) shall not exceed the unpaid amount of the Intercompany Inventory Account less reserves for withholding taxes, if any, payable by TNF Canada with respect thereto; less (f) the GAAP Reserve; less (g) in each category, such other reserves as the Administrative Agent in its sole, reasonable discretion elects to establish from time to time. Notwithstanding anything contained herein to the contrary, the maximum amount of availability attributable to Accounts and Inventory of TNF Canada shall not exceed Fifteen Million Dollars ($15,000,000) at any time.

"TNFI Maximum Available Revolving Loan Amount" means, as of any date of determination, the lesser of (a) (i) the Revolving Loan Commitment minus (ii) the U.S. Dollar Equivalent of the outstanding principal of all Revolving Loans plus the Risk Participation Reserve and (b) (i) the TNFI Borrowing Limit minus
(ii) the U.S. Dollar Equivalent of the outstanding principal of Revolving Loans to TNFI plus the Risk Participation Reserve attributable to TNFI.

"Total Interest Coverage" means, for any period, Operating Cash Flow divided by Interest Expenses.

"Total Leverage Ratio" means as of any date of determination, the ratio of (a) the sum of all long-term Indebtedness of TNFI and its Subsidiaries (including the current portion thereof but excluding any Revolving Loan) outstanding plus the average daily balance of the Revolving Loan during the applicable period to
(b) EBITDA for such period.

"Total Loan Commitment" means the aggregate Commitments of any Lender with respect to the Revolving Loan Commitment and the Term Loan Commitment.

"UCC" means the Uniform Commercial Code as in effect on the date hereof in the State of New York, as amended from time to time, and any successor statute, or as in effect in any jurisdiction in which Collateral is located.

"Underlying L/C" means a letter of credit issued by a bank where payment to such bank is confirmed under a Risk Participation Agreement.

"U.S. Dollar Equivalent" means (i) as to U.S. dollars, the amount thereof and
(ii) as to any Alternative Currency, and Canadian Dollars, the U.S. dollar equivalent of each as determined by the Administrative Agent in accordance with the provisions of Section 2.11 of this Agreement.

1.2 Accounting Terms. For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP. Financial statements and other information furnished to Administrative Agent or any Lender pursuant to Section 5.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation. In the event any "Accounting Changes" (as defined below) shall occur and such changes affect financial covenants, standards or terms in this Agreement, then Borrowers and Lenders agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting
Changes with the desired result that the criteria for evaluating the financial condition of Borrowers and their Subsidiaries shall be the same after such Accounting Changes as if such Accounting Changes had not been made, and until such time as such an amendment shall have been executed and delivered by Borrowers and Requisite Lenders, (A) all financial covenants, standards and terms in this Agreement shall be calculated and/or construed as if such Accounting Changes had not been made and (B) Borrowers shall prepare footnotes to each Compliance Certificate and the financial statements required to be delivered hereunder that show the differences between the financial statements delivered (which reflect such Accounting Changes) and the basis for calculating financial covenant compliance (without reflecting such Accounting Changes). "Accounting Changes" means: (a) changes in accounting principles required by GAAP and implemented by Borrowers and/or any of their Subsidiaries; and (b) changes in accounting principles recommended or approved by the certified public accountants for Borrowers and/or any of their Subsidiaries which have been implemented (which certified public accountants have been approved by Requisite Lenders).

1.3 Other Definitional Provisions. References to "Sections", "subsections", "Exhibits" and "Schedules" shall be to Sections, subsections, Exhibits and Schedules, respectively, of this Agreement unless otherwise specifically provided. Any of the terms defined in subsection 1.1 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. In this Agreement, words importing any gender include the other genders; the words "including", "includes" and "include" shall be deemed to be followed by the words "without limitation"; references to agreements and other contractual instruments shall be deemed to include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments and other modifications are not prohibited by the terms of this Agreement or any other Loan Document; references to Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.


SECTION 2.      LOANS AND COLLATERAL

2.1     Loans.

(A)     Term Loan.    Subject to the terms and conditions of this Agreement and
in reliance upon the representations and warranties of TNFI and the other Loan Parties set forth herein and in the other Loan Documents, each Lender agrees, severally and not jointly, to lend to TNFI such Lender's Pro Rata Share of each Term Loan Advance from time to time requested by TNFI during the Term Loan Availability Period, the aggregate amount of which shall not exceed
$15,000,000 and shall consist entirely of U.S. dollars; provided that the principal amount of each Term Loan Advance shall not be less than $1,000,000. Amounts borrowed under this subsection 2.1(A) and prepaid may not be reborrowed. The principal of the Term Loan shall be repaid in equal quarterly installments based on a five (5) year amortization of the outstanding Term Loan from the last day of the Term Loan Availability Period with payments commencing on October 1, 1999, but the outstanding principal balance, together with all accrued and unpaid interest thereon, shall be due and payable in full on the Termination Date.

(B)     Revolving Loan.   Subject to the terms and conditions of this Agreement
and in reliance upon the representations and warranties of the Borrowers herein set forth, each Lender agrees, severally but not jointly, to lend to Borrowers from time to time such Lender's Pro Rata Share of the Revolving Loan.
 The Revolving Loan Commitment is the U.S. Dollar Equivalent of One Hundred Fifteen Million Dollars ($115,000,000). Amounts borrowed under this subsection 2.1(B) may be repaid and reborrowed at any time prior to the earlier of (i) the termination of the Revolving Loan Commitment pursuant to Section
8.3 and (ii) the Termination Date. No Lender shall have any obligation to make advances under this subsection 2.1(B) to the extent any requested advance would cause the balance of the U.S. Dollar Equivalent of all Revolving Loans then outstanding to exceed (i) the Overall Maximum Available Revolving Loan Amount or (ii) (x) the TNFI Maximum Available Revolving Loan Amount in the case of a requested advance to TNFI, (y) the TNFE Maximum Available Revolving Loan Amount in the case of a requested advance to TNFE or (z) the TNFHK Maximum Available Revolving Loan Amount in the case of a requested advance to TNFHK; provided that Lenders may, in their sole discretion, with the approval of all Lenders elect from time to time to make advances in excess of the Overall Maximum Available Revolving Loan Amount, the Applicable Available Maximum Revolving Loan Amount or the Revolving Loan Commitment. If advances in excess of the Overall Maximum Available Revolving Loan Amount and/or any Applicable Available Maximum Revolving Loan Amount are made pursuant to the approval of Lenders as set forth in the proviso to the preceding sentence, then for purposes of subsection 2.4(B)(1), the Overall Maximum Available Revolving Loan Amount and/or any Applicable Available Maximum Revolving Loan Amount shall be deemed increased by such amount but only for so long as Lenders allow such Loans to be outstanding. Subject to the conditions of this Agreement, Revolving Loans shall be made (i) at the request of TNFI for its account, as requested in accordance with subsection 2.1(C), for which TNFI (and not the Foreign Subsidiaries) shall be obligated, and (ii) at the request of either Foreign Subsidiary for its account, as requested in accordance with subsection 2.1(C), and for which the Foreign Subsidiaries shall be jointly and severally obligated. Each Applicable Maximum Available Revolving Loan Amount shall be computed weekly by reference to a borrowing limit calculation submitted by TNFI to Administrative Agent pursuant to Section 5.1(F).

(C)     Borrowing Mechanics.

        (1) Prime Rate Loans made on any Funding Date shall be in an aggregate minimum amount of Five Hundred Thousand Dollars ($500,000) and integral multiples of Five Hundred Thousand Dollars ($500,000) in excess of such amount. LIBO Rate Loans made on any Funding Date shall be in an aggregate minimum amount of One Million Dollars ($1,000,000) and integral multiples of Five Hundred Thousand Dollars ($500,000) in excess of such amount (or, in each case, the U.S. Dollar Equivalent thereof). Each Prime Rate Loan shall consist entirely of U.S. dollars and each LIBO Rate Loan shall consist entirely of one currency. For the purpose of this Section 2.1 and all other provisions of this Section 2, the U.S. Dollar Equivalent of any Alternative Currency or the equivalent of any Alternative Currency of U.S. dollars or any other Alternative Currency shall be determined in accordance with Section 2.11 hereof.

        (2)     When a Borrower desires to borrow under subsection 2.1(A) or
(B) such Borrower shall deliver to Administrative Agent a notice of borrowing no later than noon (New York time) in the case of Prime Rate Loans and no later than 1:00 p.m. (New York time) for all other notices (i) on the proposed Funding Date in the case of a requested Prime Rate Loan (ii) at least three (2) Business Days in advance of the proposed Funding Date in the case of a requested LIBO Rate Loan and (iii) at least three (3) Business Days in advance of the proposed Funding Date in the case of a requested Term Loan or a Loan to be funded in an Alternative Currency ("Notice of Borrowing"). The Notice of Borrowing shall specify: (1) the proposed Funding Date (which shall be a Business Day); (2) the amount and type of Loans requested and the purpose of the loan; (3) in the case of a Revolving Loan, that the aggregate amount of the Revolving Loan will not exceed the Overall Maximum Available Revolving Loan Amount and the Applicable Available Maximum Revolving Loan Amount; (4) the currency of such Loan (which in the case of a Term Loan or any Prime Rate Loan must be in U.S. dollars), which must be an Approved Currency; (5) whether such Loans shall consist of Prime Rate Loans or LIBO Rate Loans; (6) if such Loans, or any portion thereof are to be LIBO Rate Loans, the amounts thereof and the initial Interest Periods therefor; (7) that no Default (other than under Section 8.1(F)) or Event of Default has occurred and is continuing or would result from the proposed advance. No Borrower may borrow any LIBO Rate Loan if any Default or Event of Default has occurred and is continuing.

                In lieu of delivering a Notice of Borrowing, a Borrower may give Administrative Agent telephonic notice by the required time of the notice hereunder; provided that such notice shall be promptly confirmed in writing by delivery of a written Notice of Borrowing to Administrative Agent on that same day.

                Neither Administrative Agent nor any Lender shall incur any liability to any Borrower for acting upon any telephonic notice that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of a Borrower or for otherwise acting in good faith under this subsection 2.1(C). Neither Administrative Agent nor any Lender will make any advance pursuant to any telephonic notice unless Administrative Agent has also received the most recent financial statements required under Section 5.1. The making of an advance pursuant to telephonic notice shall constitute a Loan under this Agreement. Each such advance made to a Borrower under the Revolving Loan shall be deposited by wire transfer in immediately available funds in such account as the applicable Borrower may from time to time designate to Administrative Agent in writing.

        (3) In the case of a request for a Term Loan, TNFI shall deliver to Administrative Agent, together with the Notice of Borrowing, a certificate of TNFI describing, in reasonable detail, the Capital Expenditure and/or Permitted Acquisition to be financed with the proceeds of the requested Term Loan.

        (4) Administrative Agent shall notify Lenders of Loans requested hereunder in accordance with Section 9.6.

(D)     Notes.   TNFI shall execute and deliver to each Lender a Term Loan Note to evidence such Lender's Term Loan, such Term Loan Note to be in the principal amount of the Term Loan Commitment of such Lender and with other appropriate insertions. TNFE and TNFHK shall execute one joint and several Revolving Note to each Lender to evidence such Lender's Revolving Loan to the Foreign Subsidiaries. TNFI shall execute a Revolving Note to each Lender to evidence such Lender's Revolving Loan to TNFI. Each Revolving Note shall be in the principal amount of the Revolving Loan Commitment of such Lender and with other appropriate insertions. In the event of an assignment under Section 9.1, each Borrower shall, upon surrendering of the assigning Lender's Notes, issue new Notes to reflect the new commitments or Loans of the assigning Lender and its assignee.

(E) Lender Letters of Credit and Risk Participation Agreements. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of each Borrower herein set forth, the Revolving
 Loan Commitments may, in addition to advances under the Revolving Loan, be utilized, upon the request of a Borrower, for (i) the issuance of documentary and standby letters of credit by the L/C Issuing Bank (each such letter of credit, a "Lender Letter of Credit") or (ii) the issuance by Administrative Agent of risk participation agreements (each such agreement, a "Risk Participation Agreement") to confirm payment to banks which issue documentary letters of credit for the account of a Borrower. Each Risk Participation Agreement shall provide for automatic daily reporting of the outstanding Underlying L/C's and any amounts drawn thereunder.

        (1) Maximum Amount. The aggregate amount of Risk Participation Liability with respect to all Lender Letters of Credit and Risk Participation Agreements outstanding at any time shall not exceed the U.S. Dollar Equivalent of Forty Million Dollars ($40,000,000), subject to, and reduced by, any reductions in the Revolving Loan Commitment under subsection 2.4 to an amount that is below Forty Million Dollars ($40,000,000).

        (2)     Reimbursement.   Each Borrower shall be irrevocably and
unconditionally obligated forthwith without presentment, demand, protest or other formalities of any kind, to reimburse Administrative Agent, for the benefit of Administrative Agent any L/C Issuing Bank or other Lenders, for any amounts paid by Administrative Agent or any L/C Issuing Bank or other Lender with respect to any Lender Letter of Credit or any Risk Participation Agreement issued for the account of any Borrower, including all fees, costs and expenses paid by Administrative Agent or any L/C Issuing Bank or other Lender to any bank that issues letters of credit. Each Borrower hereby authorizes and directs Administrative Agent to debit such Borrower's account (by increasing the principal balance of the Revolving Loan) in the U.S. Dollar Equivalent of the amount of any payment made by Administrative Agent or any L/C Issuing Bank or other Lender with respect to any Lender Letter of Credit or any Risk Participation Agreement. All amounts paid by Administrative Agent or any L/C Issuing Bank or other Lender with respect to any Lender Letter of Credit or Risk Participation Agreement that are not immediately repaid by a Borrower with the proceeds of a Revolving Loan or otherwise shall bear interest at the Default Rate applicable to Revolving Loans. Each Lender agrees to fund its Pro Rata Share of any Revolving Loan made pursuant to this subsection 2.1(E)(2). In the event that any Borrower shall fail to reimburse Administrative Agent on the date of any payment by Administrative Agent or any L/C Issuing Bank under a Lender Letter of Credit or Risk Participation Agreement in an amount equal to the amount of such payment, Administrative Agent shall promptly notify each Lender of the unreimbursed amount of such payment, together with accrued interest thereon, and each Lender agrees to purchase, and shall be deemed to have purchased, a participation in such Lender Letter of Credit or Risk Participation Agreement in an amount equal to its Pro Rata Share of the unpaid amount of such Risk Participation Liability and each Lender agrees to pay to Administrative Agent (for the benefit of Administrative Agent and the relevant L/C Issuing Banks) such Lender's Pro Rata Share of such Risk Participation Liability. The obligation of each
Lender to deliver to Administrative Agent an amount equal to its respective participation pursuant to the foregoing sentence shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or failure to satisfy any condition set forth in Section 3. In the event any Lender fails to make available to Administrative Agent the amount of such Lender's participation in such Lender Letter of Credit or Risk Participation Agreement as provided in this subsection 2.1(E)(2), Administrative Agent shall be entitled to recover such amount on demand from such Lender, together with interest at the Prime Rate.

        (3) Conditions of Issuance. In addition to all other terms and conditions set forth in this Agreement, the issuance by Administrative Agent or any L/C Issuing Bank of any Lender Letter of Credit or Risk Participation Agreement shall be subject to the conditions precedent that the Lender Letter of Credit, Risk Participation Agreement and Underlying L/C be in such form, be for such amount, contain such terms and support such transactions as are acceptable to Administrative Agent and/or the relevant L/C Issuing Bank as applicable and be in an Alternative Currency. The expiration date of each Lender Letter of Credit or Underlying L/C shall be on a date which is at least thirty (30) days before the Termination Date. Each Risk Participation Agreement shall provide that all demands or claims for payment with respect to each Underlying L/C must be presented by a date certain, which date will be at least thirty (30) days before the Termination Date.

        (4) Request for Letters of Credit and Risk Participation Agreement. The relevant Borrower shall give the relevant L/C Issuing Bank and
Administrative Agent at least two (2) Business Days' prior notice specifying the date a Lender Letter of Credit or Risk Participation Agreement is to be issued, identifying the beneficiary, the applicable Alternative Currency and describing the nature of the transactions proposed to be supported thereby (and, in the case of a Risk Participation Agreement, attaching the form of the Underlying L/C). The notice shall be accompanied by the form of the requested Lender Letter of Credit or Risk Participation Agreement.

(F)     Other Letter of Credit and Guaranty Provisions

        (1) Obligations Absolute. The obligation of each Borrower to reimburse Administrative Agent or any L/C Issuing Bank and/or any other Lender for payments made under any Lender Letter of Credit or Risk Participation Agreement shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including the following circumstances:

                (a) any lack of validity or enforceability of any Lender Letter of Credit or Risk Participation Agreement or Underlying L/C or any other agreement;

                (b) the existence of any claim, setoff, defense or other right which any Borrower, any of its Subsidiaries or Affiliates, any Agent or any Lender, on the one hand, may at any time have against any beneficiary or transferee of any Lender Letter of Credit or Risk Participation Agreement or any Underlying L/C (or any Persons for whom any such transferee may be acting), any Agent, any Lender, L/C Issuing Bank or any other Person, on the other hand, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Borrower or any of its Subsidiaries or Affiliates and the beneficiary for which the Lender Letter of Credit or Risk Participation Agreement or Underlying L/C was procured);

                (c) any draft, demand, certificate or any other document presented under any Lender Letter of Credit or Risk Participation Agreement or Underlying L/C proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                (d) payment by Administrative Agent or any L/C Issuing Bank or other Lender under any Lender Letter of Credit or Risk Participation Agreement against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Lender Letter of Credit or Underlying L/C; provided that, in the case of any payment by Administrative Agent, L/C Issuing Bank or other Lender under any Lender Letter of Credit or Risk Participation Agreement, Administrative Agent, L/C Issuing Bank or such Lender has not acted with gross negligence or willful misconduct (as determined by a court of competent jurisdiction) in determining that the demand for payment under such Lender Letter of Credit, Underlying L/C or Risk Participation Agreement complies on its face with any applicable requirements for a demand for payment under such Lender Letter of Credit, Underlying L/C or Risk Participation Agreement;

                (e) any other circumstance or happening whatsoever, which is similar to any of the foregoing; or

                (f) the fact that a Default or an Event of Default shall have occurred and be continuing.

        (2) Nature of Administrative Agent's and Lenders' Duties. As between Administrative Agent and/or any L/C Issuing Bank or other Lender and Borrowers, each Borrower assumes all risks of the acts and omissions of, or misuse of any Lender Letter of Credit, Underlying L/C or Risk Participation Agreement by beneficiaries of any Lender Letter of Credit or Underlying L/C.
In furtherance and not in limitation of the foregoing, neither Administrative Agent, nor any L/C Issuing Bank or other Lender shall be responsible: (a) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Lender Letter of Credit, Underlying L/C or Risk Participation Agreement, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (b) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Lender Letter of Credit or Underlying L/C or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (c) for failure of the beneficiary of any Lender Letter of Credit or Underlying L/C to comply fully with conditions required in order to demand payment under such Lender Letter of Credit or Underlying L/C; provided that, in the case of any payment by Administrative Agent, L/C Issuing Bank or other Lender under any Lender Letter of Credit or Risk Participation Agreement, or by any issuer of an Underlying L/C, Administrative Agent, or such L/C Issuing Bank or other Lender or such issuer has not acted with gross negligence or willful misconduct (as determined by a court of competent jurisdiction) in determining that the demand for payment under such Lender Letter of Credit or Risk Participation Agreement or Underlying L/C complies on its face with any applicable requirements for a demand for payment thereunder; (d) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (e) for errors in interpretation of technical terms; (f) for any loss or delay in the transmission or otherwise of any document required in order to make a payment under any Lender Letter of Credit, Underlying L/C or Risk Participation Agreement or of the proceeds thereof; (g) for the credit of the proceeds of any drawing under any Lender Letter of Credit, Underlying L/C or demand under, a Risk Participation Agreement; and (h) for any consequences arising from causes beyond the control of Administrative Agent or any L/C Issuing Bank or other Lender. None of the above shall affect, impair, or prevent the vesting of any of Administrative Agent's, L/C Issuing Bank's or any Lender's rights or powers hereunder.

        (3) In furtherance and extension of and not in limitation of, the specific provisions hereinabove set forth, any action taken or omitted by Administrative Agent or any L/C Issuing Bank or other Lender under or in connection with any Lender Letter of Credit or Risk Participation Agreement, if taken or omitted in good faith, shall not put Administrative Agent or any L/C Issuing Bank or other Lender under any resulting liability to any Borrower.

(G) Purpose of Loans. The proceeds of each Revolving Loan, Risk Participation Agreement and/or Lender Letter of Credit shall be used only for the purpose of (a) refinancing certain indebtedness of TNFI and TNFE, (b) providing financing for Capital Expenditures, (c) for general corporate purposes and (d) subject to the limitations contained in this paragraph, for Permitted Acquisitions. The proceeds of each Term Loan shall be used only for the purposes of (a) refinancing certain indebtedness of TNFI, (b) providing financing for Capital Expenditures, (c) financing Permitted Acquisitions and
(d) for general corporate purposes. Notwithstanding anything contained herein to the contrary, the aggregate maximum amount of Revolving Loans that may be requested by all Borrowers during the term of this Agreement for the purpose of funding Permitted Acquisitions may not exceed Thirty Million Dollars ($30,000,000) less the amount of Term Loans advanced for purposes of funding Permitted Acquisitions. TNFI may not request a Revolving Advance to fund a Permitted Acquisition at any time that the Term Loan Commitment is in effect except any request being made concurrently with the full utilization of the Term Loan advanced for purposes of funding a Permitted Acquisition. Revolving Loans shall only be available to finance Permitted Acquisitions to the extent that the Borrowers provide to Administrative Agent evidence, in form and substance reasonably satisfactory to Administrative Agent, that on a pro forma basis after giving effect to the Permitted Acquisition, Borrowers shall have excess borrowing base availability of at least Ten Million Dollars ($10,000,000) for the remaining term of the Agreement.

2.2     Interest.

(A) Rate of Interest. The Loans and all other Obligations shall bear interest from the date such Loans are made or such other Obligations become due to the date paid at a rate per annum determined by reference to the Prime Rate or the LIBO Rate. The applicable basis for determining the rate of interest shall be selected by the applicable Borrower initially at the time a notice of borrowing is given pursuant to subsection 2.1(C). The basis for determining the interest rate with respect to any Loan may be changed from time to time pursuant to subsection 2.2(E). If on any day a Loan is outstanding with respect to which notice has not been delivered to Administrative Agent in accordance with the terms of this Agreement specifying the basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Prime Rate.

The Loans shall bear interest through maturity as follows:

        (1) if a Prime Rate Loan, then at a per annum rate equal to the Prime Rate; and

        (2) if a LIBO Rate Loan, then at a per annum rate equal to the LIBO Rate plus the Applicable Margin.

All adjustments in the Applicable Margin after the Closing Date will be implemented quarterly on a prospective basis, for each quarter commencing at least fifteen (15) days after the date of delivery to Administrative Agent of the quarterly unaudited or annual audited (as applicable) Financial Statements of Borrowers evidencing the need for an adjustment. Concurrently with the delivery of those Financial Statements, TNFI shall deliver to Administrative Agent and Lenders a certificate, signed by its chief financial officer, setting forth in reasonable detail the basis for the continuance of, or any change in, the Applicable Margin. Failure to timely deliver such Financial Statements within the periods provided for in this Agreement shall, in addition to any other remedy provided for in this Agreement, result in an increase in the Applicable Margin to the highest level set forth in the definition thereof, until the first day of the first calendar month following the delivery of those Financial Statements demonstrating that such an increase is not required. No change in the Applicable Margin shall become effective for any outstanding LIBO Rate Loans until the end of the applicable Interest Period.

After the occurrence of an Event of Default and for so long as such Event of Default continues, (i) the Loans and all other Obligations shall, at the option of Administrative Agent or Requisite Lenders, bear interest at a rate per annum equal to two percent (2.0%) plus the applicable interest rate (the "Default Rate") and (ii) each LIBO Rate Loan shall automatically convert to a Prime Rate Loan at the end of any applicable Interest Period.

(B) Interest Periods. In connection with each LIBO Rate Loan, the applicable Borrower shall elect an interest period (each an "Interest Period") to be applicable to such Loan, which Interest Period shall be either a one, two, three or six month period, the first such Interest Period being specified in the initial Notice of Borrowing; provided that

        (1) the initial Interest Period for any Loan shall commence on the Funding Date of such Loan;

        (2) in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

        (3) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further
 Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

        (4) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to part (5) below, end on the last Business Day of a calendar month;

        (5)     no Interest Period shall extend beyond the Termination Date;

        (6) no Interest Period may extend beyond a date on which a Borrower is required to make a scheduled payment of principal of the Loans unless the sum of (a) the aggregate principal amount of Loans that are Prime Rate Loans or that have Interest Periods expiring on or before such date and (b) the available, unused Revolving Loan Commitment or Applicable Borrowing Limit equals or exceeds the principal amount required to be paid on the Loans on such date; and

        (7) there shall be no more than ten (10) Interest Periods relating to LIBO Rate Loans outstanding at any time.

(C) Computation and Payment of Interest. Interest on the Loans and all other Obligations shall be computed on the daily principal balance on the basis of a 360-day year for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of funding of the Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Prime Rate Loan being converted from a LIBO Rate Loan, the date of conversion of such LIBO Rate Loan to such Prime Rate Loan, shall be included and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan, or with respect to a Prime Rate Loan being converted to a LIBO Rate Loan, the date of conversion of such Prime Rate Loan to such LIBO Rate Loan, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Loan. Interest on Prime Rate Loans and all other Obligations other than LIBO Rate Loans shall be payable to Administrative Agent, for the benefit of Lenders, quarterly in arrears on the first day of each quarter of a Fiscal Year, on the date of any prepayment of Loans and at maturity, whether by acceleration or otherwise. Interest on LIBO Rate Loans shall be payable to Administrative Agent, for the benefit of Lenders, on the last day of the applicable Interest Period for such Loan, and at maturity, whether by acceleration or otherwise. In addition, for each LIBO Rate Loan having an Interest Period longer than three (3) months, interest accrued on such Loan shall also be payable on the last day of each three (3) month interval during such Interest Period.

(D) Interest Laws. Notwithstanding any provision to the contrary contained in this Agreement or any other Loan Document, no Borrower shall be required to pay, and neither Administrative Agent nor any Lender shall be permitted to collect, any amount of interest in excess of the maximum amount of interest
permitted by law ("Excess Interest").   If any Excess Interest is provided for
or determined by a court of competent jurisdiction to have been provided for in this Agreement or in any other Loan Document, then in such event: (1) the provisions of this subsection shall govern and control; (2) no Borrower nor any Loan Party shall be obligated to pay any Excess Interest; (3) any Excess Interest that Administrative Agent or, Collateral Agent any Lender may have received hereunder shall be, at such Lender's option, (a) applied as a credit against the outstanding principal balance of the Obligations or accrued and unpaid interest (not to exceed the maximum amount permitted by law), (b) refunded to the payor thereof, or (c) any combination of the foregoing; (4) the interest rate(s) provided for herein shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable law (the "Maximum Rate"), and this Agreement and the other Loan Documents shall be deemed to have been and shall be, reformed and modified to reflect such reduction; and (5) neither any Borrower nor any Loan Party shall have any action against Administrative Agent, Collateral Agent or any Lender for any damages arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the
 Maximum Rate, the rate of interest payable on such Obligations shall remain at the Maximum Rate until each Lender shall have received the amount of interest which such Lender would have received during such period on such Obligations had the rate of interest not been limited to the Maximum Rate during such period.

(E) Conversion or Continuation. Subject to the provisions of Section 2.10, TNFI shall have the option to (1) convert at any time all or any part of outstanding Prime Rate Loans equal to Five Hundred Thousand Dollars ($500,000) and integral multiples of Five Hundred Thousand Dollars ($500,000) in excess of that amount to LIBO Rate Loans, or (2) upon the expiration of any Interest Period applicable to a LIBO Rate Loan, to continue all or any portion of such Loan equal to One Million Dollars ($1,000,000) and integral multiples of Five Hundred Thousand Dollars ($500,000) in excess of that amount as a LIBO Rate Loan and the succeeding Interest Period(s) of such continued Loan shall commence on the last day of the Interest Period of the Loan to be continued; or
(3) at the end of any Interest Period, convert all or any part of a LIBO Rate Loan to a Prime Rate Loan; provided that any LIBO Rate Loan which continues as such meets the minimum requirement of clause (2); and provided further that no outstanding Loan may be continued as, or be converted into, a LIBO Rate Loan when any Event of Default or Default has occurred and is continuing.

The applicable Borrower shall deliver a Notice of Conversion/Continuation to Administrative Agent no later than 1:00 (New York time) at least two (2) Business Days in advance of the proposed conversion/ continuation date ("Notice of Conversion/Continuation"). A Notice of Conversion/Continuation shall certify: (1) the proposed conversion/continuation date (which shall be a Business Day); (2) the amount of the Loan to be converted/continued; (3) the nature of the proposed conversion/continuation; (4) in the case of a conversion to, or a continuation of, a LIBO Rate Loan, the requested Interest Period; and
(5) that no Default or Event of Default has occurred and is continuing or would result from the proposed conversion/continuation.

Subject to the provisions of Section 2.10, either TNFE or TNFHK may, from time to time following the Closing Date and prior to the Termination Date, request that any LIBO Rate Loan as to which it is obligated be redenominated from an Alternative Currency into U.S. dollars. Each such notice of request of a redenomination shall be given to Administrative Agent not later than noon (New York time) at least three (3) Business Days prior to the requested date of such redenomination (each a "Notice of Redenomination") and specify (i) the Business Day of the proposed redenomination, (ii) the particular LIBO Rate Loan to be redenominated and (iii) the duration of the Interest Period for such LIBO Rate Loan upon being so redenominated. Each Notice of Redenomination shall be irrevocable and each LIBO Rate Loan so requested to be redenominated will be redenominated, on the date specified therefor in such Notice of Redenomination, into an equivalent amount thereof in U.S. dollars, such equivalent amount to be determined on such date in accordance with Section
2.11 hereof, and, upon being so redenominated, will have an initial Interest Period as requested in such Notice of Redenomination; provided, however, that any such redenomination shall be made on, and only on, the last day of an Interest Period.

In lieu of delivering the above-described Notice of Conversion/Continuation, a Borrower may give Administrative Agent telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2(E); provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Conversion/Continuation to Administrative Agent on or before the proposed conversion/continuation date.

If no Notice of Conversion/Continuation with respect to an outstanding LIBO Rate Loan is delivered as provided herein, then (i) in the case of LIBO Rate Loans made in Dollars, the applicable Borrower shall be deemed to have requested that such Loan be converted into a Prime Rate Loan at the end of the applicable interest period and (ii) in the case of LIBO Rate Loans made in an Approved Currency, the applicable Borrower shall be deemed to have requested that such Loan continue for an Interest Period of one month.

Neither Administrative Agent nor any Lender shall incur any liability to any Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized to act on behalf of a Borrower or for otherwise acting in good faith under this subsection 2.2(E) and upon conversion/continuation by Lenders in accordance with this Agreement pursuant to any telephonic notice, the applicable Borrower shall have effected such conversion or continuation, as the case may be, hereunder.

2.3     Fees.

(A) Administrative Agent's Fee. TNFI shall pay to Administrative Agent such fees as are agreed upon by TNFI and Administrative Agent in (i) a letter agreement dated August 6, 1998 and (ii) a letter agreement dated as of the date hereof.

(B) Unused Commitment Fee. Borrowers shall, jointly and severally, pay to Administrative Agent, for the benefit of Lenders, a fee in an amount equal to the Term Loan Commitment and the Revolving Loan Commitment less the sum of (i) the average daily balance of the Revolving Loan plus (ii) the average daily balance of the Term Loan plus (iii) the average daily face amount of the Risk Participation Reserve during the preceding month multiplied by three eights of one percent (.375%) per annum, such fee to be payable quarterly in arrears on the first day of the first quarter of a Fiscal Year following the Closing Date and the first day of each quarter of a Fiscal Year thereafter.

(C) Letter of Credit and Guaranty Fees. Borrowers shall, jointly and severally, pay to Administrative Agent for the benefit of Lenders fees for each Lender Letter of Credit and each Risk Participation Agreement for the period from and including the date of issuance of same to and excluding the date of expiration or termination, equal to the average daily face amount of Risk Participation Liability multiplied by the Applicable Margin, such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable quarterly in arrears on the first day of the first quarter of a Fiscal Year following the Closing Date and the first day of each quarter of a Fiscal Year thereafter. Borrowers shall also, jointly and severally, reimburse Administrative Agent for any and all fees and expenses, if any, paid by Administrative Agent to the issuer of the Underlying L/C.

2.4     Payments and Prepayments.

(A) Manner and Time of Payment. In its sole discretion, Administrative Agent may charge interest and other amounts payable hereunder to the Revolving
Loan, all as set forth on Administrative Agent's books and records.   Unless
otherwise directed by Administrative Agent, all payments to Lenders hereunder shall be made by delivery thereof to Administrative Agent to the account specified below or, with respect to the Revolving Loan only, by delivery to Administrative Agent of all proceeds of Accounts or other Collateral deposited in the Blocked Accounts in accordance with Section 5.6 hereof, but subject to the terms of such subsection and the agreements governing the Blocked Accounts. If Administrative Agent elects to bill a Borrower for any amount due hereunder, such amount shall be immediately due and payable with interest thereon as provided herein. All payments made directly by a Borrower of the Obligations (except with respect to principal of, interest on and other amounts relating to Revolving Loans denominated in an Alternative Currency or other payments made or liability incurred by Lenders or Agents hereunder and denominated in an Alternative Currency) shall be made in Dollars without deduction, defense, setoff or counterclaim and in same day funds and delivered to Administrative Agent by wire transfer to IBJSBTC for credit to an account designated by Administrative Agent as "The North Face, Inc. Loan Account" ("Administrative Agent's Account") or at such other place as Administrative Agent may direct from time to time by notice to a Borrower. All payments made directly by a Borrower with respect to the principal of, interest on, and other amounts relating to Revolving Loans or any other Obligations denominated in an Alternative Currency shall be made in the Alternative Currency in which such Obligations were incurred, without deduction, defense, set off or counterclaim and in same day funding and delivered to Administrative Agent by wire transfer to Administrative Agent's Account. Proceeds remitted from the Blocked Accounts or otherwise wire transferred to Administrative Agent's Account shall be credited to the Obligations on the Business Day on which Administrative Agent receives immediately available funds in Administrative Agent's Account if received prior to 3:00 p.m. (New York time).

(B)     Mandatory Prepayments.

        (1) Overadvance. At any time that the outstanding principal balance of (i) the U.S. Dollar Equivalent of the Revolving Loan exceeds the Overall Maximum Available Revolving Loan Amount, or (ii) the U.S. Dollar Equivalent of the Revolving Loan made to any Borrower exceeds the Applicable Available Maximum Revolving Loan Amount, Borrower or Borrowers obligated with respect to such Revolving Loan (jointly and severally where applicable) shall immediately, to the extent such Borrower becomes aware of same (by notice from Administrative Agent or otherwise) prior to 2:00 p.m. (New York time) on any Business Day, and on the next Business Day to the extent such Borrower becomes aware of same (by notice from Administrative Agent or otherwise) after 2:00 p.m. (New York time) repay the Revolving Loan to the extent necessary to reduce the principal balance to an amount that is equal to or less than the Overall Maximum Available Revolving Loan Amount and the Applicable Available Maximum Revolving Loan Amount of each Borrower. All prepayments under this subsection 2.4(B)(1) shall be made in U.S. dollars or in an Alternative Currency or Alternative Currencies in which one or more portions of the Revolving Loan equal (in the aggregate) to any such excess is outstanding.

        (2)     Proceeds of Dispositions and Issuances.

                (a) Immediately upon receipt by the Borrowers or any of their Subsidiaries of proceeds of any Asset Disposition (in one or a series of related transactions), which proceeds exceed the U.S. Dollar Equivalent of One Hundred Thousand Dollars ($100,000), net of taxes and other customary closing costs payable in connection therewith and the amount applied to repay Indebtedness secured by any Permitted Encumbrance to which such disposed asset was subject (it being understood that if the net proceeds exceed the U.S. Dollar Equivalent of One Hundred Thousand Dollars ($100,000) in any Fiscal Year, the entire amount and not just the portion above the U.S. Dollar Equivalent of One Hundred Thousand Dollars ($100,000) shall be subject to this paragraph), the applicable Borrower(s) shall prepay the Obligations in an amount equal to such proceeds. Notwithstanding the foregoing, if the applicable Borrower(s) reasonably expects the proceeds of any Asset Disposition to be reinvested within 180 days to repair or replace any assets with like assets, such Borrower(s) shall deliver the proceeds to Administrative Agent to be applied to the Revolving Loan, and such Borrower(s) may, so long as no Default or Event of Default shall have occurred and be continuing, borrow Revolving Loans for such repair or replacement. If such TNFI fails to reinvest such proceeds within 180 days, TNFI hereby authorizes Lenders to make a Revolving Loan to repay the Term Loan pro tanto to such proceeds as required hereby.

                (b) Immediately upon receipt by any Borrower or any of its Subsidiaries of the net cash proceeds of any issuance of indebtedness (other than from a subordinated convertible debt offering or intercompany indebtedness), such Borrower shall prepay the Obligations in an amount equal to seventy-five percent (75%) of such net proceeds.

                (c) Immediately upon receipt by any Borrower or any of its Subsidiaries of the net cash proceeds of (x) any issuance of equity (including, without limitation, any issuance of preferred stock or options or similar instrument which allows the holder thereof to purchase equity, but excluding, in any event, any equity issued by any Subsidiary to any Borrower) or (y) any subordinated convertible offering of indebtedness, such Borrower shall prepay the Obligations in an amount equal to twenty-five percent (25%) of such net proceeds.

                (d) All such prepayments described in this subsection 2.4(A) shall be applied, FIRST, in payment of scheduled installments of the Term Loan in the inverse order of maturity to the extent of outstanding Term Loans (and the Term Loan Commitment will be permanently reduced in the amount of such prepayment) SECOND, in permanent reduction of the Term Loan Commitment until the Term Loan Commitment is reduced to zero, and THIRD, at any time after the Term Loan shall have been repaid in full and the Term Loan
Commitment shall be reduced to zero, such payments shall be applied in payment of the outstanding Revolving Loan; provided, however, that such prepayments shall not permanently reduce the Revolving Loan Commitment; provided, however, that notwithstanding anything contained in this Section 2.4(B) to the contrary, prepayments made by TNFE and/or TNFHK shall not be used to repay the Term Loan or any other Obligation incurred by TNFI. If any prepayment would cause a Borrower to incur losses or expenses of the types described in Section 2.10(E), then, at the option of such Borrower, the amount of such prepayment shall be held by Administrative Agent in an interest bearing account and shall only be applied to repay the Obligations on a date on which such Borrower would not incur the costs or expenses described above. Borrower shall be entitled to receive the interest accrued on the amount of the prepayment held by Administrative Agent for the period of deposit until the application of such amount to the Obligations.

(C) Voluntary Prepayments and Repayments. TNFI may, at any time and upon not less than three (3) Business Days' notice to Administrative Agent, prepay the Term Loan in whole or in part. Upon like notice, the Borrowers may terminate the Revolving Loan Commitment in whole or in part; provided, however, that the Revolving Loan Commitment may not be terminated by Borrowers until the Term Loan and all Revolving Loans are paid in full. Upon termination of the Revolving Loan Commitment, Borrowers shall cause Administrative Agent and each Lender to be released to the satisfaction of Administrative Agent from all liability under any Lender Letters of Credit or Risk Participation Agreements or, at Administrative Agent's option, Borrowers will deposit cash collateral with Administrative Agent in an amount equal to the Risk Participation Liability with respect to each Lender Letter of Credit and each Risk Participation Agreement that will remain outstanding after prepayment or repayment or provide one or more letters of credit to Administrative Agent, from a bank and on terms acceptable to Administrative Agent.

(D)     Payments on Business Days.   Whenever any payment to be made hereunder
shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest or fees due hereunder.

2.5     Term of this Agreement.

Subject to satisfaction of the conditions set forth in Section 3.1 hereof, this Agreement shall become effective on the Closing Date and remain in effect until the fifth anniversary thereof (the "Termination Date"). The Commitments shall (unless earlier terminated) terminate on the Termination Date. In addition, this Agreement may be terminated as set forth in Section 8.3 hereof.
 Upon termination in accordance with Section 8.3 or on the Termination Date, all Obligations shall be immediately due and payable without notice or demand.
 Notwithstanding any termination, until all Obligations have been fully paid and satisfied, Administrative Agent and Collateral Agent, on behalf of Lenders, shall be entitled to retain security interests in and liens upon all Collateral, and even after payment of all Obligations hereunder, the obligation of Borrower and its Subsidiaries to indemnify the Agents and Lenders in accordance with the terms hereof or of any other Loan Document shall continue.

2.6     Statements; Application of Payments.

Administrative Agent shall render a monthly statement of account to TNFI within twenty (20) days after the end of each month. Such statement of account shall constitute an account stated unless a Borrower makes written objection thereto in reasonable detail (including appropriate calculations) within thirty (30) days from the date such statement is mailed to TNFI. Each Borrower promises to pay all of its Obligations as such amounts become due or are declared due pursuant to the terms of this Agreement. After the occurrence and during the continuance of an Event of Default, each Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Administrative Agent or any Lender from or on behalf of each Borrower, and each Borrower hereby irrevocably agrees that Administrative Agent shall have the continuing exclusive right to apply and to reapply any and all payments received at any time or times after the occurrence and during the continuance of an Event of Default against the Obligations in such manner as Administrative Agent may deem advisable notwithstanding any previous entry by Administrative Agent upon any books and records.

2.7     [INTENTIONALLY OMITTED]


2.8     Capital Adequacy and Other Adjustments.

In the event that Administrative Agent or any Lender shall have determined that the adoption after the date hereof of any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by Administrative Agent or such Lender or any corporation controlling Administrative Agent or such Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) from any central bank or governmental agency or body having jurisdiction does or shall have the effect of increasing the amount of capital, reserves or other funds required to be maintained by Administrative Agent or such Lender or any corporation controlling Administrative Agent or such Lender with respect to the Obligations and thereby reducing the rate of return on Administrative Agent's or such Lender's or such corporation's capital as a consequence of its obligations hereunder, then Borrowers shall from time to time within fifteen (15) days after notice and demand from Administrative Agent or such Lender (together with the certificate referred to in the next sentence) pay to Administrative Agent or such Lender additional reasonable amounts sufficient to compensate Administrative Agent or such Lender for such reduction, so long as Administrative Agent or such Lender is then requiring such payments from other borrowers, the demand does not seek payment for a period more than 90 days in arrears and the demand is made prior to payment in full of the Obligations and termination of all Commitments. A certificate as to the amount of such cost and showing the basis of the computation of such cost submitted by Administrative Agent or such Lender to Borrowers shall, absent manifest error, be final, conclusive and binding for all purposes. If a Lender makes a demand for compensation pursuant to this
Section 2.8, Borrowers may obtain, at Borrowers' expense, a replacement lender who agrees to acquire Lender's interest in the Loans and the Commitments on the terms set forth in this Agreement and such Lender shall assign to such replacement lender its interest in the Loans and the Commitments, provided that Borrowers have paid all amounts then due to such Lender (including any amounts due under this Section 2.8).

2.9     Taxes.

(A) No Deductions. Any and all payments or reimbursements made hereunder or under the Notes shall be made free and clear of and without deduction for any and all taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto; excluding, however, the following: taxes imposed on the net income of a Lender or Administrative Agent by the jurisdiction under the laws of which such Lender or Administrative Agent is organized or doing business or any political subdivision thereof and taxes imposed on its net income by the jurisdiction of a Lender's or Administrative Agent's applicable lending office or any political subdivision thereof. If any Borrower shall be required by law to deduct any such amounts from or in respect of any sum payable hereunder to Administrative Agent or any Lender, then the sum payable hereunder shall be increased as may be necessary so that, after making all required deductions, Administrative Agent or such Lender receives an amount equal to the sum it would have received had no such deductions been made. Each Lender which is organized under the laws of a jurisdiction other than the United States or any state thereof shall deliver to Administrative Agent and Borrower concurrently with its execution of this Agreement or any Lender Addition Agreement duly executed copies of such Internal Revenue Service forms as required to demonstrate that it is entitled to receive all payments hereunder free from United States withholding taxes as of such date.

(B) Changes in Tax Laws. In the event that, subsequent to the Closing Date, (1) any changes in any existing law, regulation, treaty or directive or in the interpretation or application thereof, (2) any new law, regulation, treaty or directive enacted or any interpretation or application thereof, or
(3) compliance by Administrative Agent or any Lender with any request or directive (whether or not having the force of law) from any governmental authority, agency or instrumentality:

        (1) does or shall subject Administrative Agent or any Lender to any tax of any kind whatsoever with respect to this Agreement, the other Loan Documents or any Loans made or Risk Participation Agreements or Lender Letters of Credit issued hereunder, or change the basis of taxation of payments to Administrative Agent or any Lender of principal, fees, interest or any other amount payable hereunder (except for net income taxes, or franchise taxes imposed in lieu of net income taxes, imposed generally by federal, state or local taxing authorities with respect to interest or commitment or other fees payable hereunder or changes in the rate of tax on the overall net income of Administrative Agent or any Lender); or

        (2) does or shall impose on Administrative Agent or any Lender any other condition or increased cost in connection with the transactions contemplated hereby or participations herein; and the result of any of the foregoing is to increase the cost to Administrative Agent or any Lender of issuing or participating in any Lender Letter of Credit or Risk Participation Agreement or making or continuing any Loan hereunder, as the case may be, or to reduce any amount receivable hereunder, then, in any such case, Borrowers shall promptly pay to Administrative Agent or such Lender, within fifteen (15) days of Administrative Agent's or any Lender's demand, any additional amounts necessary to compensate Administrative Agent or such Lender, on an after-tax basis, for such additional cost or reduced amount receivable, as determined by Administrative Agent or such Lender with respect to this Agreement or the other Loan Documents. If Administrative Agent or any Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify Borrowers of the event by reason of which Administrative Agent or such Lender has become so entitled. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Administrative Agent or any Lender to a Borrower shall, absent manifest error, be final, conclusive and binding for all purposes.

2.10    Special Provisions Governing LIBO Rate Loans.

Notwithstanding any other provision of this Agreement, the following provisions shall govern with respect to LIBO Rate Loans as to the matters covered:

(A) Determination of Interest Rate. As soon as practicable after noon (New York time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBO Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the applicable Borrower(s) and Lenders.

(B) Substituted Rate of Borrowing. If on any Interest Rate Determination Date Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties) that:

        (1) by reason of any changes arising after the date of this Agreement affecting the LIBOR market or affecting the position of Administrative Agent or any Lender in such market, adequate and fair means do not exist for ascertaining the applicable interest rate by reference to the LIBO Rate with respect to the LIBO Rate Loans as to which an interest rate determination is then being made; or

        (2) by reason of (a) any change after the date hereof in any applicable law or governmental rule, regulation or order (or any interpretation thereof and including the introduction of any new law or governmental rule, regulation or order) or (b) any change in circumstances affecting Administrative Agent or any Lender or the LIBOR market or the position of Administrative Agent or any Lender in such market (such as for example, but not limited to, official reserve requirements required by Regulation D to the extent not given effect in the LIBO Rate), the LIBO Rate shall not represent the effective pricing to Lenders for Dollar deposits of comparable amounts for the relevant period, then, and in any such event, Administrative Agent shall promptly (and in any event as soon as possible after being notified of a borrowing, conversion or continuation) give notice (by telephone confirmed in writing) to Borrowers and Lenders of such determination. Thereafter, Borrowers shall pay to Administrative Agent for the benefit of Lenders, within fifteen (15) days after written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as Administrative Agent in its sole discretion shall determine) as shall be required to cause Lenders to receive interest with respect to LIBO Rate Loans for the Interest Period following that Interest Rate Determination Date at a rate per annum equal to the applicable LIBO Rate Margin in excess of the effective pricing to Lenders for Dollars deposits to make or maintain LIBO Rate Loans. A certificate as to additional amounts owed showing in reasonable detail the basis for the calculation thereof, submitted in good faith to a Borrower by Administrative Agent shall, absent manifest error, be final and conclusive and binding upon all of the parties hereto.

(C) Required Termination and Prepayment. If on any date any Lender shall have reasonably determined (which determination shall be final and conclusive and binding upon all parties) that the making or continuation of its LIBO Rate Loans has become unlawful or impossible by compliance by any Lender in good faith with any law, governmental rule, regulation or order (whether or not having the force of law and whether or not failure to comply therewith would be unlawful), then, and in any such event, that Lender shall promptly give notice (by telephone confirmed in writing) to Administrative Agent and Borrowers of that determination.

Subject to prior withdrawal of a Notice of Borrowing or a Notice of Conversion/Continuation or prepayment of the LIBO Rate Loans as contemplated by the following subsection 2.10(D), the obligation of Lenders to make or maintain any LIBO Rate Loans during any such period shall be terminated at the earlier of the termination of the Interest Period then in effect or when required by law and each Borrower shall no later than the termination of the Interest Period in effect at the time any such determination pursuant to this subsection 2.10(C) is made or, earlier, when required by law, repay or prepay the LIBO Rate Loans, together with all interest accrued thereon.

(D) Options of Borrower. In lieu of paying Lenders such additional moneys as are required by subsection 2.10(B) or the prepayment required by subsection 2.10(C), Borrowers may exercise any one of the following options:

        (1) if the determination by Administrative Agent or any Lender relates only to LIBO Rate Loans then being requested by a Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, the applicable Borrower may by giving notice (by telephone confirmed in writing) to Administrative Agent no later than the date immediately prior to the date on which such LIBO Rate Loans are to be made, withdraw that notice and the LIBO Rate Loans then being requested shall be made by Lenders as Prime Rate Loans; or

        (2) upon written notice to Administrative Agent, a Borrower may terminate the obligations of Lenders to make or maintain Loans as, and to convert Loans into, LIBO Rate Loans and in such event, such Borrower shall, prior to the time any payment pursuant to subsection 2.10(C) is required to be made or, if the provisions of subsection 2.10(B) are applicable, at the end of the then current Interest Period, convert all of the LIBO Rate Loans into Prime Rate Loans in the manner contemplated by subsection 2.2(E) but without satisfying the advance notice requirements therein; or

        (3) each Borrower may give notice (by telephone confirmed in writing) to Administrative Agent and require Lenders to make the LIBO Rate Loan then being requested as a Prime Rate Loan or to continue to maintain any outstanding Prime Rate Loan then the subject of a Notice of Conversion/Continuation as a Prime Rate Loan or to convert any LIBO Rate Loans then outstanding that are so affected into Prime Rate Loans at the end of the then current Interest Period (or at such earlier time as prepayment is otherwise required to be made pursuant to subsection 2.10(C) in the manner contemplated by subsection 2.2(E) but without satisfying the advance notice requirements therein, that notice to pertain only to those Loans and to have no effect on the obligations of Lenders to make or maintain LIBO Rate Loans or to convert Prime Rate Loans into LIBO Rate Loans.

(E)     Compensation.  Borrowers shall compensate each Lender, within fifteen
(15) days of its receipt of written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amounts and which shall, absent manifest error, be conclusive and binding upon all parties hereto), for all reasonable losses, expenses and liabilities (including, without limitation, any loss (including interest paid) sustained by such Lender in connection with the re-employment of such funds), such Lender may sustain:
(1) if for any reason (other than a default by such Lender) a borrowing of any LIBO Rate Loan does not occur on a date specified therefor in a Notice of Borrowing, a Notice of Conversion/Continuation or a telephonic request for borrowing or conversion/continuation or a successive Interest Period does not commence after notice therefor is given pursuant to subsection 2.2(E); (2) if any prepayment of any of its LIBO Rate Loans occurs on a date that is not the last day of an Interest Period applicable to that Loan; (3) if any prepayment of any of its LIBO Rate Loans is not made on any date specified in a notice of prepayment given by a Borrower; or (4) as a consequence of any other default by a Borrower to repay its LIBO Rate Loans when required by the terms of this Agreement; provided that during the period while any such amounts have not been paid, Administrative Agent shall reserve an equal amount from amounts otherwise available to be borrowed under the Revolving Loan.

(F) Booking of LIBO Rate Loans. Any Lender may make, carry or transfer LIBO Rate Loans at, to, or for the account of, any of its branch offices or the office of an Affiliate of such Lender.

(G) Assumptions Concerning Funding of LIBO Rate Loans. Calculation of all amounts payable to Lenders under this Section 2.10 shall be made as though each Lender had actually funded its relevant LIBO Rate Loan through the purchase of a LIBOR deposit bearing interest at the LIBO Rate in an amount equal to the amount of that LIBO Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such LIBOR deposit from an offshore office to a domestic office in the United States of America; provided, however, that any Lender may fund each of its LIBO Rate Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection 2.10.

2.11 Currency Equivalents. For purposes of the provisions of Section 2 hereof, (a) the U.S. Dollar Equivalent of any Alternative Currency shall be determined by using the prevailing spot rate determined by the Administrative Agent at 11:00 a.m. (local time) two (2) Business Days prior to the date on which such equivalent is to be determined, and (b) the equivalent in any Alternative Currency of U.S. dollars shall be determined by using the prevailing spot rate as determined by the Administrative Agent at 11:00 a.m. (local time) two (2) Business Days prior to the date on which such equivalent is to be determined. The U.S. Dollar Equivalent of each Loan, Lender Letter of Credit or Risk Participation Agreement made in an Alternative Currency shall be recalculated (including the applicable borrowing limit which supports such extension of credit) hereunder on each date that it shall be necessary to determine the unused portion of each Lender's Commitment, or any or all Loans, Lender Letter of Credit or Risk Participation Agreement outstanding and may be recalculated, in the Administrative Agent's sole discretion, on a daily basis but in any event, no less frequently than once a month. At such time as Euro has become the only legal tender under the law applicable in any member state of the European Union whose national currency is an Alternative Currency, all payment obligations in such Alternative Currency shall be payment obligations in Euro in accordance with the regulations enacted by the European Union as of the time such payment obligations fall due. In the case of an exchange of an Alternative Currency for Euro, no Borrower shall be entitled, solely because of such exchange, to terminate this Agreement or any other Loan Document or demand the contents hereof or thereof be changed or adapted to the economic consequences of such exchange.

2.12 Limitation. The Borrowers shall have no obligation to pay or reimburse the Administrative Agent or any Lender for any amounts payable under Section 2.8, 2.9 or 2.10 to the extent that demand for such payment or reimbursement is requested more than 120 days after the applicable expense is incurred.

2.13 Unavailability of Hong Kong Dollars. No later than two (2) Business Days in advance of the proposed Funding Date in the case of a Loan or Lender Letter of Credit requested by a Borrower to be made or issued in Hong Kong Dollars, any Lender may notify Administrative Agent to the effect that:

        (a) that Lender anticipates that it will be unable to obtain matching deposits in Hong Kong Dollars in the applicable inter-bank market in sufficient amounts to fund its share of any Loan requested in the Notice of Borrowing or to support a requested Lender Letter of Credit; or

        (b) it would be illegal, in breach of any applicable regulation or directive or impossible or impractical for that Lender's share of the Loan to be denominated in Hong Kong Dollars Currency.

If Administrative Agent receives such notice from any Lender, it shall promptly notify the relevant Borrower and the Lenders and the applicable Loan or Lender Letter of Credit shall instead be denominated in Dollars.


SECTION 3.  CONDITIONS TO EFFECTIVENESS; CONDITIONS TO LOANS

3.1 Conditions to Effectiveness of this Agreement and to Loans on the Closing Date. The effectiveness of this Agreement and obligations of Administrative Agent and each Lender to make Loans or to issue Lender Letters of Credit or participate in any Risk Participation Agreement on the Closing Date are subject to the prior or concurrent satisfaction of all of the conditions set forth below.

(A) Closing Deliveries. Administrative Agent shall have received, in form and substance acceptable to Administrative Agent all documents, instruments and information identified on Schedule 3.1(A), and all other agreements, notes, certificates, legal opinions, orders, authorizations, financing statements, mortgages and other documents which Administrative Agent or any Lender may in good faith request and each and all of the foregoing must be in form and substance acceptable to Administrative Agent.

(B) Security Interests. Administrative Agent shall have received satisfactory evidence that all security interests and liens granted to Collateral Agent pursuant to this Agreement or the other Loan Documents have been duly perfected and constitute first priority liens on the Collateral, subject only to Permitted Encumbrances. Administrative Agent shall have received all UCC termination statements and other releases of Liens (including releases of intellectual property filings), duly executed by the applicable secured parties, releasing any and all Liens against the Collateral, except Permitted Encumbrances.

(C) Repayment of Loans. All amounts owing under the Existing Loan Agreement shall be repaid in full on the Closing Date and Administrative Agent shall have received a fully executed original of a payoff letter with respect thereto.

(D) Fees and Costs. Borrower shall have paid the fees payable on the Closing Date referred to in Section 2.3 and all fees and costs of Administrative Agent's counsel.

(E) Corporate Authorization and Opinions. Administrative Agent shall have received evidence reasonably satisfactory to it that all necessary actions of each Borrower to authorize the execution, delivery and performance of this Agreement and the other Loan Documents have been duly taken, and shall have received the opinion of counsel to each Borrower in each jurisdiction in form and substance acceptable to Administrative Agent and its counsel.

(F) Budgets; Financials. Lenders shall have received and approved each Borrower's 1998 and 1999 Budgets, which shall be monthly for 1998 and annual for 1999, and determined that each Borrower will be able to achieve such Budgets. Lenders shall have received and approved the most recent audited and interim financial statements of TNFI.

3.2 Conditions to all Loans and Lender Letters of Credit. The obligations of each Lender to make Loans or of the L/C Issuing Bank to issue Lender Letters of Credit or of Administrative Agent to execute and deliver any Risk Participation Agreement on any Funding Date (including the Closing Date) are subject to satisfaction of all of the conditions set forth below.

(A) Loan Documents. Collateral Agent shall have received, in form and substance satisfactory to it, all agreements, mortgages, financing statements and other documents as required to perfect Collateral Agent's first priority security interests in the Collateral for the benefit of Lenders.

(B) Consents. All consents, approvals or authorizations of any Person required for the execution, delivery or performance of the Loan Documents shall have been obtained and remain in full force and effect.

(C) Representations and Warranties. The representations and warranties contained herein and in the Loan Documents shall be true, correct and complete in all respects on and as of that Funding Date to the same extent as though made on and as of that date, except for any representation or warranty limited by its terms to a specific date and taking into account any amendments to the Schedules or Exhibits as a result of any disclosures made by a Borrower to Lenders after the Closing Date and approved by Administrative Agent.

(D) No Default. No event shall have occurred and be continuing or would result from the consummation of the requested borrowing or notice requesting issuance of a Lender Letter of Credit or Risk Participation Agreement that would constitute a Default or an Event of Default.

(E) Performance of Agreements. Each Loan Party shall have performed in all material respects all agreements and satisfied all conditions which any Loan Document provides shall be performed by it on or before that Funding Date.

(F) No Prohibition. No provision of any law or regulation, and no order, judgment or decree of any court, arbitrator or governmental authority, shall purport to enjoin or restrain Administrative Agent or any Lender from making any Loans or issuing or participating in any Lender Letters of Credit or Risk Participation Agreement or impair any security interest in the Collateral.

(G) Margin Regulations. The making of the Loans requested on such Funding Date shall not violate Regulation G, Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.

(H) No Litigation. There shall not be pending or, to the knowledge of any Borrower, threatened, any action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration against or affecting any Loan Party or any of its Subsidiaries or any property of any Loan Party or any of its Subsidiaries that has not been disclosed by Borrowers in writing, and that, in the opinion of Administrative Agent, would reasonably be expected to have a Material Adverse Effect and there shall have occurred no development in any such action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration that, in the opinion of Administrative Agent, would reasonably be expected to have a Material Adverse Effect.

(I) No Material Adverse Change. No event shall have occurred which has resulted in or would reasonably be expected to have a Material Adverse Effect.


SECTION 4.  BORROWERS' REPRESENTATIONS AND WARRANTIES

In order to induce Administrative Agent and each Lender to enter into this Agreement, to make Loans and to issue or participate in Lender Letters of Credit and Risk Participation Agreements, each Borrower represents and warrants to Administrative Agent and each Lender that the following statements are and will be true, correct and complete:

4.1     Organization, Powers, Capitalization.

(A) Organization and Powers. Each of the Loan Parties is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and qualified to do business in all jurisdictions where the failure to be so qualified would reasonably be expected to have a Material Adverse Effect such qualification is required. Each of the Loan Parties has (and had at all relevant times) all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted and to enter into each Loan Document to which such Loan Party is a signatory.

(B)     Capitalization.  The authorized capital stock of each of the Loan
Parties is as set forth on Schedule 4.1(B)(i).   All issued and outstanding
shares of capital stock of each of the Loan Parties are duly authorized and validly issued, fully paid, and nonassessable. The capital stock of each of Borrowers' Subsidiaries is free and clear of all Liens other than those in favor of Collateral Agent for the benefit of Lenders. All shares of the capital stock of the Loan Parties were issued in compliance with all applicable state and federal (domestic or foreign) laws concerning the issuance of securities. All of the capital stock of TNFE and TNFHK is owned by TNFI (except one director's qualifying share), all of the capital stock of TNF Canada is owned by TNFI, and all of the capital stock of TNF Italy (except director's qualifying shares) is owned by TNFE. Other than as set forth on
Schedule 4.1(B)(ii), there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Loan Party or any other Person of any securities of any Borrower or any Subsidiary of a Borrower.

4.2 Authorization of Borrowing; No Conflict. Each Borrower has (and had at all relevant times) the corporate power and authority to incur the Obligations and to grant security interests in the Collateral. The execution, delivery and performance of the Loan Documents by each Loan Party signatory thereto has been duly authorized by all necessary corporate and shareholder action. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party and the consummation of the transactions contemplated by this Agreement and the Loan Documents do not and will not be in contravention of any applicable law, the corporate charter or bylaws of any Loan Party or any material agreement or order by which any Loan Party or any of its property is bound nor cause the incurrence of any Lien other than in favor of Collateral Agent. No consents, authorizations or permits are required to be obtained by any Borrower or any of its Subsidiaries for the execution, delivery or performance of any Loan Document, except those which have been obtained and delivered to Administrative Agent. This Agreement is, and the other Loan Documents, including the Notes, are the legally valid and binding obligations of the applicable Loan Parties, respectively, enforceable against the Loan Parties in accordance with the respective terms of the respective Loan Documents.

4.3 Financial Condition. The financial statements of each Borrower and its Subsidiaries as of June 30, 1998 and for each period thereafter which have been furnished or will hereafter be furnished by any Borrower and its Subsidiaries to Administrative Agent or any Lender pursuant to this Agreement have been or will be prepared in accordance with GAAP consistently applied throughout the periods involved (except as disclosed therein) and do or will present fairly in all material respects the financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended. The Budgets delivered and to be delivered have been and will be prepared by each Borrower in light of the past operations of the business of such Borrower and its Subsidiaries.

4.4 Indebtedness and Liabilities. As of the Closing Date, except as set forth on Schedule 7.1(C), no Borrower nor any of its Subsidiaries other than La Sportiva has (a) any Indebtedness except as accrued in the financial statements dated as of June 30, 1998; or (b) any liabilities other than as stated in financial statements dated as of June 30, 1998 or operating lease liabilities and trade credit to Persons incurred in the ordinary course of business following the date of such financial statements.

4.5 Account Warranties. Each Borrower represents, warrants and covenants as to each Account of a Borrower or TNF Canada that, except as disclosed to Administrative Agent in writing, at the time of its creation: the Account is a valid, bona fide account, representing an indebtedness incurred by the named account debtor for goods actually sold and delivered or for services completely rendered; there are no setoffs, or counterclaims, genuine or otherwise, against the Account; the Account does not represent a sale to an Affiliate (other than TNF Canada) or a consignment, sale subject to return or a bill and hold transaction; no agreement exists permitting any deduction or discount (other than the discount stated on the invoice); the applicable Borrower or the applicable Subsidiary is the lawful owner of the Account and the applicable Borrower or such Subsidiary has the right to assign the same to Collateral Agent, for the benefit of Lenders; each Account is free of all security interests, liens and encumbrances other than Permitted Encumbrances and those in favor of Collateral Agent, for the benefit of Lenders and, as to Accounts of TNF Canada, Liens in favor of TNFI which have been assigned to Collateral Agent, for the benefit of Lenders; and the Account is due and payable in accordance with its terms.

4.6 Names. No Borrower conducts business, nor has it at any time during the past five years conducted business, under any name, trade name or fictitious business name other than those names set forth on Schedule 4.6.

4.7 Locations; FEIN. Schedule 4.7 sets forth the locations of each Borrower's and each Subsidiary's principal places of business, the locations of their books and records, the locations of all other offices of each Borrower and its Subsidiaries and all Collateral locations, and such locations are Borrowers' and their Subsidiaries sole locations for their respective businesses and the Collateral. TNFI's federal employer identification number is 94-320-4082.

4.8 Title to Properties; Liens. Each Borrower and each of its Subsidiaries has good, sufficient and legal title, subject to Permitted Encumbrances, to all its respective material properties and assets. Except for Permitted Encumbrances, all such properties and assets are free and clear of Liens. To the best knowledge of each Borrower after due inquiry, there are no actual, threatened or alleged defaults with respect to any leases of real property under which any Borrower or any of its Subsidiaries is lessee or lessor which would have a Material Adverse Effect.

4.9 Litigation; Adverse Facts. Except as set forth on Schedule 4.9, there are no judgments outstanding against any Loan Party or affecting any property of any Loan Party nor is there any action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration now pending or, to the best knowledge of any Borrower , threatened against or affecting any Loan Party or any property of any Loan Party which could reasonably be expected to result in any Material Adverse Effect. No Loan Party has received any opinion or memorandum or legal advice from legal counsel to the effect that such Loan Party is exposed to any liability which could reasonably be expected to result in any Material Adverse Effect.

4.10 Payment of Taxes. Except as set forth on Schedule 4.10 or permitted pursuant to Section 5.9, all tax returns and reports of Borrowers and each of their Subsidiaries required to be filed by any of them have been timely filed, and all taxes, assessments, fees and other governmental charges upon such Persons and upon their respective properties, assets, income and franchises which are shown on such returns as due and payable have been paid when due and payable. Except as set forth on Schedule 4.10, none of the income tax returns of any Borrower or any of its Subsidiaries are under audit. No tax liens have been filed against any assets of any Borrower or its Subsidiaries and not discharged and no claims are being asserted with respect to any taxes against
any Borrower or its Subsidiaries.   The charges, accruals and reserves on the
books of each Borrower and each of its Subsidiaries in respect of any taxes or other governmental charges are in accordance with GAAP.

4.11 Performance of Agreements. None of the Loan Parties, and none of their respective Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any material contractual obligation of any such Person, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, except as set forth in Schedule 4.11 and for such defaults which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.12 Employee Benefit Plans. Each Borrower, each Subsidiary of a Borrower and each ERISA Affiliate is in compliance in all material respects with all applicable provisions of ERISA, the IRC and all other applicable laws and the regulations and interpretations thereof with respect to all Employee Benefit Plans and, as to the Foreign Subsidiaries and TNF Canada, with all applicable laws relating to any employee benefit or retirement plans. No liability has been incurred by any Borrower, any Subsidiary of a Borrower, or any ERISA Affiliate which remains unsatisfied for any funding obligation, taxes or penalties with respect to any Employee Benefit Plan or any similar plan of a Foreign Subsidiary or TNF Canada. No Borrower, no Subsidiary of a Borrower, or any ERISA Affiliate has any withdrawal liability under any multi employer plan.

4.13 Intellectual Property. Each Borrower and each of its Subsidiaries owns, is licensed to use or otherwise has the right to use, all Intellectual Property used in or necessary for the conduct of its business as currently conducted and all such Intellectual Property that is owned by each Borrower or any of its Subsidiaries is identified on Schedule 4.13.

4.14 Broker's Fees. No broker's or finder's fee or commission will be payable with respect to the issuance of the Notes or any of the other transactions contemplated hereby.

4.15 Environmental Compliance. Each Loan Party has been and is currently in compliance in all material respects with all applicable Environmental Laws, including obtaining and maintaining in effect all permits, licenses or other authorizations required by applicable Environmental Laws. There are no claims, liabilities, investigations, litigation, administrative proceedings, whether pending or threatened, or judgments or orders relating to any Hazardous Materials asserted or (to the best knowledge of each Borrower) threatened against any Loan Party or relating to any real property currently or formerly owned, leased or operated by any Loan Party which could have a Material Adverse Effect.

4.16 Solvency. As of and from and after the date of this Agreement, TNFI and its Subsidiaries on a consolidated basis: (a) own and will own assets the fair saleable value of which are (i) greater than the total amount of their liabilities (including contingent liabilities); (ii) greater than the amount that will be required to pay their probable liabilities as they mature; (b) have capital that is not unreasonably small in relation to their businesses as presently conducted or any contemplated or undertaken transaction; and (c) do not intend to incur and do not believe that they will incur debts beyond their ability to pay such debts as they become due.

4.17 Disclosure. No representation or warranty of any Borrower, any of its Subsidiaries or any other Loan Party contained in this Agreement, or in any other Loan Document, in the financial statements described in Section 4.3 or delivered by any Borrower under this Agreement, the other Loan Documents, or in any other document, certificate or written statement in final form furnished to any Agent or any Lender by or on behalf of any such Person for use in connection with the Loan Documents, contains any untrue statement of a material fact or omitted, omits or will omit (in each case at the time made) to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. The Budgets and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by Administrative Agent and Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There is no material fact known to any Borrower that has had or could reasonably be expected to have a Material Adverse Effect and that has not been disclosed herein or in such other documents, certificates and statements furnished to Administrative Agent and Lenders for use in connection with the transactions contemplated hereby.

4.18 Insurance. Each Borrower and each of its Subsidiaries maintains insurance policies for business interruptions and public liability and property and casualty damage for its business and properties as required by
Section 5.10, no notice of cancellation has been received with respect to such policies and each Borrower and each of its Subsidiaries is in compliance with all conditions contained in such policies. Collateral Agent, for the benefit of
 Lenders has been named as an additional insured and loss payee, respectively, on all such insurance policies.

4.19 Compliance with Laws. No Borrower nor any of its Subsidiaries is in violation of any law, ordinance, rule, regulation, order, policy, guideline or other requirement of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of its business or the ownership of its properties, including, without limitation, any violation relating to any use, release, storage, transport or disposal of any Hazardous Material, which violation would reasonably be expected to subject such Borrower or any such Subsidiary, or any of their respective officers to criminal liability or have a Material Adverse Effect and no such violation has been alleged.

4.20 Bank Accounts. Schedule 4.20 sets forth the account numbers and locations of all bank accounts of each Borrower and its Subsidiaries as of the Closing Date.

4.21    Subsidiaries.  TNFI has no Subsidiaries other than TNF Canada, TNFE, La
Sportiva USA and TNFHK.   TNFE has no Subsidiaries other than TNF Italy and
Black & Edgington (Exports) Limited, a dormant entity which conducts no business and has no assets or liabilities other than a guaranty of the indebtedness and/or obligations of TNFE. TNFHK has no Subsidiaries other than La Sportiva, s.r.l.

4.22 Use of Proceeds and Margin Security. Each Borrower shall use the proceeds of all Loans for proper business purposes (as described in this Agreement) consistent with all applicable laws, statutes, rules and
regulations.   No portion of the proceeds of any Loan shall be used by a
Borrower or any of its Subsidiaries in any manner that might cause the borrowing or the application of such proceeds to violate Regulation G, Regulation U, Regulation T or Regulation X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Exchange Act.

4.23 Employee Matters. Except as set forth on Schedule 4.23, (a) no Loan Party nor any of such Loan Party's employees is subject to any collective bargaining agreement, (b) no petition for certification or union election is pending with respect to the employees of any Loan Party and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of any Loan Party within the past three (3) years and
(c) there are no strikes, slowdowns, work stoppages or controversies pending or, to the best knowledge of each Borrower after due inquiry, threatened between any Loan Party and its respective employees, other than employee grievances arising in the ordinary course of business which could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule 4.23, as of the Closing Date, no Borrower nor any of its Subsidiaries is subject to an employment contract or any liability for severance pay.

4.24 Governmental Regulation. None of the Loan Parties is, or after giving effect to any Loan will be, subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940 or to any federal or state statute or regulation limiting its ability to incur Indebtedness for borrowed money.

4.25 No Material Adverse Change. No event has occurred which could reasonably be expected to result in any Material Adverse Effect.

4.26 TNF Canada. So long as the Accounts of TNF Canada are included within the TNFI Borrowing Limit, TNF Canada has the corporate power and authority to purchase Inventory from TNFI and to grant security interests in its assets to secure the unpaid obligations owed to TNFI. The Canadian Documents executed and delivered by TNF Canada have been duly authorized, executed and delivered by TNF Canada, and neither the execution and delivery of such Canadian Documents, nor TNF Canada's performance thereof, contravenes or violates its governing documents, any applicable law or any agreement or order to which TNF Canada is a party.

4.27 Inventory Warranties. Except as disclosed to Administrative Agent in writing, or reserved against in accordance with GAAP and disclosed in the applicable financial statements, each Borrower represents, warrants and covenants as to the Inventory of Borrowers, TNF Canada and any of Borrowers' Subsidiaries that is party to any Loan Document that the Inventory is owned by the applicable Borrower or such applicable Subsidiary, free and clear of all Liens, and is not obsolete or unmarketable in the ordinary course of business,
and was not produced in violation of the  Fair Labor Standards Act.   TNFI
hereby represents, warrants and convents that the total value of Inventory maintained outside of stores and warehouses (i.e., with individual sales people) does not exceed Two Million Dollars ($2,000,000).

4.28 Year 2000 Compliance. Each Borrower has undertaken a course of action which will, prior to July 31, 1999, allow its computer systems to accurately accept, create, calculate, compare or output information with respect to each calendar year beginning on or after January 1, 2000 including exchanges of information among Loan Parties and, to the extent commercially practicable, other third parties.

SECTION 5.  AFFIRMATIVE COVENANTS

Each Borrower covenants and agrees that, so long as any of the Commitments hereunder shall be in effect and until payment in full of all Obligations and termination of all Lender Letters of Credit, Risk Participation Agreements and Underlying L/C's, unless Requisite Lenders or Administrative Agent at the direction of Requisite Lenders shall otherwise give prior written consent, each Borrower shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5 applicable to such Person.

5.1 Financial Statements and Other Reports. Each Borrower will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP (or its foreign equivalent, in the case of Foreign Subsidiaries). TNFI will deliver to Administrative Agent and each Lender the financial statements and other reports described below (unless specified to be delivered solely to Administrative Agent).

(A) Monthly Financials. As soon as available and in any event within thirty (30) days after the end of each month, TNFI will deliver (1) the consolidated and consolidating balance sheet of TNFI and its Subsidiaries as at the end of such month and the related consolidated and consolidating statements of income, stockholders' equity and cash flow for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, (2) the consolidated and consolidating balance sheet and the related consolidated and consolidating statements of income, stockholders' equity and cash flow for the same period of the prior year and (3) a schedule of the outstanding Indebtedness for borrowed money of TNFI and its Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan.

(B) Quarterly Financials. As soon as available and in any event within forty-five (45) days after the end of each quarter of a Fiscal Year, TNFI will deliver the consolidated and consolidating balance sheet of TNFI and its Subsidiaries as at the end of such period and the related consolidated and consolidating statements of income, stockholders' equity and cash flow for such quarter of a Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such quarter of a Fiscal Year. TNFI will also deliver the consolidated and consolidating balance sheet, and the related consolidated and consolidating statements of income, stockholders' equity and cash flow for the same periods in the prior Fiscal Year.

(C) Year-end Financials. As soon as available and in any event within ninety (90) days after the end of each Fiscal Year, TNFI will deliver: (1) the consolidated balance sheet of TNFI and its Subsidiaries as at the end of such year and the related consolidated statements of income, stockholders' equity and cash flow for such Fiscal Year; (2) a schedule of the outstanding Indebtedness of TNFI and its Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan; (3) a report with respect to the financial statements of TNFI and its Subsidiaries from a firm of independent certified public accountants selected by TNFI and acceptable to Administrative Agent, which report shall be unqualified as to going concern and scope of audit and shall state that (a) such consolidated financial statements present fairly the consolidated financial position of TNFI and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years and (b) that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards; and (4) copies of the consolidating financial statements of TNFI and its Subsidiaries, including (a) consolidating balance sheets of TNFI and its Subsidiaries as at the end of such Fiscal Year showing intercompany eliminations and (b) related consolidating statements of earnings of TNFI and its Subsidiaries showing intercompany eliminations and (c) consolidating cash flows of TNFI and its Subsidiaries.

(D) Accountants' Certification and Reports. Together with each delivery of consolidated annual financial statements of each Borrower and its Subsidiaries pursuant to subsection 5.1(C), TNFI will deliver a written statement by its independent certified public accountants (a) stating that the examination has included a review of the terms of this Agreement as same relate to accounting matters and (b) stating whether, in connection with the examination, any condition or event that constitutes a Default or an Event of Default under
Section 6 of this Agreement has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof. Promptly upon receipt thereof, each Borrower will deliver copies of all significant final reports submitted to such Borrower by independent public accountants in connection with each annual, interim or special audit of the financial statements of such Borrower made by such accountants, including the comment letter submitted by such accountants to management in connection with their annual audit.

(E) Compliance Certificate. Together with the delivery of each set of financial statements referenced in subparts (B) and (C) of this Section 5.1, TNFI will deliver a Compliance Certificate.

(F) Borrowing Limit Calculation. On the first Business Day of each week, unless otherwise agreed with Administrative Agent, TNFI shall deliver to Administrative Agent a calculation of the Applicable Borrowing Limits in reasonable detail.

(G) Filings. Promptly after the same become publicly available, copies of such registration statements, annual, periodic and other reports, and such proxy statements and other information, if any, as shall be filed by TNFI or any Subsidiaries with the Securities and Exchange Commission pursuant to the requirements of the Securities Act of 1933 or the Securities Exchange Act of 1934.

(H) Management Report. Together with each delivery of financial statements of Borrowers and their Subsidiaries pursuant to subsections (B) and (C) of this Section 5.1, TNFI will deliver a management report: (1) describing the operations and financial condition of TNFI and its Subsidiaries for the quarter then ended and the portion of the current Fiscal Year then elapsed; (2) setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the most recent Budget for the current Fiscal Year delivered to Administrative Agent and Lenders pursuant to subsection 5.1(P); and (3) discussing the reasons for any significant variations. The information above shall be presented in reasonable detail and shall be certified by the chief financial officer of each Borrower to the effect that such information fairly presents the results of operations and financial condition of such Borrower and its Subsidiaries as at the dates and for the periods indicated.

(I) Appraisals. From time to time after the occurrence and during the continuance of an Event of Default, upon the request of Administrative Agent, each Borrower will obtain and deliver to Administrative Agent, at such Borrower's expense, appraisal reports in form and substance and from appraisers acceptable to Administrative Agent, stating the then current fair market and orderly liquidation values of all or any portion of the Collateral.

(J) Government Notices. Each Borrower will deliver to Administrative Agent promptly after receipt by such Borrower or any of its Subsidiaries copies of all notices, requests, subpoenas, inquiries or other writings received from any governmental agency concerning any Employee Benefit Plan, the violation or alleged violation of any Environmental Laws, the storage, use or disposal of any Hazardous Material, the violation or alleged violation of the Fair Labor Standards Act or any Borrower's or any Borrower's Subsidiary's payment or nonpayment of any taxes, including any tax audit.

(K) Events of Default, etc. Promptly upon any officer of any Borrower or of any of a Borrower's Subsidiaries obtaining knowledge of any of the following events or conditions, such Borrower shall deliver a certificate of its chief executive officer specifying the nature and period of existence of such condition or event and what action such Borrower and/or its Subsidiary has taken, is taking and proposes to take with respect thereto: (1) any condition or event that constitutes an Event of Default or Default; (2) any notice of default that any Person has given to such Borrower or any of its Subsidiaries or any other action taken with respect to a claimed default; or
(3) any Material  Adverse Effect.

(L) Trade Names. Each Borrower and its Subsidiaries will give Administrative Agent at least thirty (30) days' advance written notice of any change of name or of any new trade name or fictitious business name. Each Borrower's and each of its Subsidiaries' use of any trade name or fictitious business name will be in compliance with all laws regarding the use of such names.

(M) Locations. Each Borrower will give Administrative Agent at least thirty (30) days' advance written notice of any change in the principal place of business of such Borrower or of any of its Subsidiaries which is a party to any Loan Document or any change in the location of the books and records or any of the Collateral or of any new location for the books and records or any of the Collateral.

(N) Bank Accounts. Each Borrower will give Administrative Agent written notice after such Borrower or any of its Subsidiaries which is a party to any Loan Document opens any new bank account no later than fifteen (15) days after opening such account.

(O) Litigation. Promptly upon any officer of a Borrower or of any of its Subsidiaries obtaining knowledge of (1) the institution of any action, suit, proceeding, governmental investigation or arbitration against or affecting any Loan Party or any property of any Loan Party not previously disclosed by Borrowers to Administrative Agent (other than any such action, suit, proceeding, investigation or arbitration which seeks only money damages in an amount not in excess of the U.S. Dollar Equivalent of $250,000) or (2) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting any Loan Party or any property of any Loan Party which is reasonably likely to have a Material Adverse Effect, such Borrower will promptly give notice thereof to Administrative Agent and provide such other information as may be reasonably available to them, but without obligating any Borrower or Subsidiary to waive any attorney-client privilege, to enable Administrative Agent and its counsel to evaluate such matter.

(P) Budgets. As soon as available and in any event no later than the end of each Fiscal Year of each Borrower, each Borrower will deliver a consolidated and consolidating Budget of such Borrower and its Subsidiaries for the forthcoming five Fiscal Years, year by year, and for the forthcoming Fiscal Year, month by month.

(Q)     [intentionally omitted]

(R) Other Information. With reasonable promptness, each Borrower will deliver such other information and data with respect to any Loan Party, any Subsidiary of any Loan Party or any of the Collateral as any Agent or any Lender may reasonably request from time to time.

5.2 Access to Accountants. Each Borrower authorizes Administrative Agent to discuss the financial condition and financial statements of such Borrower and its Subsidiaries with such Borrower's or any of its Subsidiaries' independent public accountants upon reasonable notice to such Borrower of its intention to do so and authorizes such accountants to respond to all of Administrative Agent's reasonable inquiries.

5.3 Inspection. Each Borrower shall permit Administrative Agent and any Lender and any authorized representatives designated by Administrative Agent or any Lender to visit and inspect any of the properties of such Borrower or any of its Subsidiaries, including its and their financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and business with its and their employees and independent public accountants, upon reasonable notice, at such reasonable times during normal business hours and as often as may be reasonably requested; provided Lenders shall coordinate such visits through TNFI and Administrative Agent and, except as provided in this Section 5.3 or Section 10.1, at Lenders' expense; and provided further that so long as no Event of Default has occurred, such inspections shall be limited to once in each Fiscal Year without the applicable Borrower's consent. Each Borrower agrees to pay to Administrative Agent audit fees equal to Five Hundred Dollars ($500.00) per auditor per day or any portion thereof, excluding all full days spent by Administrative Agent traveling to or from Borrower's locations (but not to exceed Ten Thousand Dollars ($10,000) in any Fiscal Year for all Lenders and Administrative Agent so long as no Event of Default has occurred), plus reasonable out-of-pocket expenses.

5.4 Collateral Records. Each Borrower shall keep and shall cause each of its Subsidiaries to keep full and accurate books and records relating to the Collateral and shall mark such books and records to indicate Collateral Agent's security interests in the Collateral for the benefit of Lenders.

5.5 Account Covenants; Verification. Each Borrower shall, at its own expense: (a) cause all invoices evidencing Accounts of such Borrower and all copies thereof to bear a notice that such invoices are payable in the name of such Borrower to the Blocked Accounts established in accordance with Section
5.6 and (b) use its best efforts to assure prompt payment of all amounts due or to become due under such Accounts. No discounts, credits or allowances will be issued, granted or allowed by a Borrower or any Subsidiary thereof to customers and no returns will be accepted without Administrative Agent's prior written consent except in the ordinary course of business; provided that until Administrative Agent notifies a Borrower to the contrary after the occurrence and during the continuance of an Event of Default, each Borrower may presume consent. Each Borrower will promptly notify Administrative Agent in the event that a customer alleges any dispute or claim with respect to an Account of such Borrower and each of its Subsidiaries in excess of the U.S. Dollar Equivalent of $250,000 or of any other circumstances known to a Borrower that may impair the validity or collectibility of such an Account. Administrative Agent shall have the right, at any time or times hereafter, to verify the validity, amount or any other matter relating to an Account, by mail, telephone or in person with simultaneous notice to TNFI. After the occurrence and during the continuance of a Default or an Event of Default, no Borrower shall nor shall it permit any Subsidiary to, without the prior consent of Administrative Agent, adjust, settle or compromise the amount or payment of any Account, or release wholly or partly any customer or obligor thereof, or allow any credit or discount thereon outside the ordinary course of business.

5.6 Collection of Accounts and Payments. Each Borrower shall establish such lockboxes and depository accounts (collectively, "Blocked Accounts") with such banks as are reasonably acceptable to Administrative Agent to which all account debtors shall directly remit all payments on Accounts of Borrowers and in which Borrowers will immediately deposit all cash payments made for Inventory or other cash payments constituting proceeds of Collateral in the identical form in which such payment was made, whether by cash or check. TNFI shall cause TNF Canada to establish a lockbox for payment of its Accounts, and all funds shall be transferred to a Blocked Account. Prior to the occurrence of a Default or an Event of Default, Administrative Agent shall instruct the account banks to release all funds in the Blocked Accounts to the applicable Borrower. After the occurrence of a Default or an Event of Default which has not been cured, Administrative Agent may deliver a notice that all funds in the Blocked Accounts shall be transferred to Administrative Agent and, in such event, each Borrower hereby agrees that all payments received by Administrative Agent, whether by cash, check, wire transfer or any other instrument, made to such Blocked Accounts or otherwise received by Administrative Agent and whether on the Accounts or as proceeds of other Collateral or otherwise will be the sole and exclusive property of Administrative Agent for the benefit of Lenders. Each Borrower, and any of its Affiliates, employees, agents or other Persons acting for or in concert with it shall, acting as trustee for Administrative Agent, receive, as the sole and exclusive property of Administrative Agent, any monies, checks, notes, drafts or any other payments relating to and/or proceeds of Accounts or other Collateral which come into the possession or under the control of such Borrower or any of such Borrower's Affiliates, employees, agents or other Persons acting for or in concert with such Borrower, and immediately upon receipt thereof, such Borrower or such Persons shall remit the same or cause the same to be remitted, in kind, to the Blocked Accounts, Administrative Agent's Account or to Administrative Agent at its address set forth in Section
10.4 below.

5.7 Endorsement. Each Borrower hereby constitutes and appoints, and shall cause each of its Subsidiaries which is a party to any Loan Document to constitute and appoint, Administrative Agent and all Persons designated by Administrative Agent for that purpose as such Borrower's true and lawful attorney-in-fact, with power to endorse such Borrower's name to any of the items of payment as and when described in Section 5.6 above and all proceeds of
 Collateral that come into Administrative Agent's or any Lender's possession or under Administrative Agent's or any Lender's control. Both the appointment of Administrative Agent as such Borrower's or its Subsidiary's attorney and Administrative Agent's rights and powers are coupled with an interest and are irrevocable until payment in full and complete performance of all of the Obligations.

5.8 Corporate Existence. Each Borrower will, and will cause each of its Subsidiaries which is a Loan Party to, at all times preserve and keep in full force and effect its corporate existence and all rights and franchises material to its business subject to Section 7.6 of this Agreement. Each Borrower will promptly notify Administrative Agent of any change in its or any of its Subsidiaries' corporate structures.

5.9 Payment of Taxes. Each Borrower will, and will cause each of its Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or with respect to any of its franchises, business, income or property before any penalty accrues thereon; provided that no such tax need be paid if such Borrower or such Subsidiary is contesting same in good faith by appropriate proceedings promptly instituted and diligently conducted and if such Borrower or such Subsidiary has established appropriate reserves as shall be required in conformity with GAAP.

5.10 Maintenance of Properties; Insurance. Each Borrower will maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and obsolescence excepted, all material properties used in the business of such Borrower and its Subsidiaries and will make or cause to be made all appropriate repairs, renewals and replacements thereof. Each Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, business interruption insurance (with no exclusion for earthquakes), public liability and property damage and casualty insurance with respect to its business and properties and the business and properties of its Subsidiaries against loss or damage of the kinds customarily carried or maintained by corporations of established reputation engaged in similar businesses and in amounts acceptable to Administrative Agent. Each Borrower shall cause Administrative Agent, for the benefit of Lenders, to be named as loss payee on all insurance policies relating to any Collateral and as additional insured under all liability policies, in each case pursuant to appropriate endorsements in form and substance acceptable to Administrative Agent. Each Borrower shall apply any proceeds received from any policies of insurance relating to any Collateral to the Obligations as set forth in subsection 2.4(B).

5.11 Compliance with Laws. Each Borrower will, and will cause each of its Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority as now in effect and which may be imposed in the future in all jurisdictions in which such Borrower or any of its Subsidiaries is now doing business or may hereafter be doing business, other than those laws the noncompliance with which would not reasonably be expected to have a Material Adverse Effect.

5.12 Further Assurances. Each Borrower shall, and shall cause each of its Subsidiaries to, from time to time, execute such guaranties, financing or continuation statements, documents, security agreements, reports and other documents or deliver to Administrative Agent such instruments, certificates of title or other documents as Administrative Agent at any time may reasonably request to evidence, perfect or otherwise implement the guaranties and security for repayment of the Obligations provided for in the Loan Documents. At Administrative Agent's request, TNFI shall cause (x) each Domestic Subsidiary promptly to guaranty the Obligations and (y) each of its Foreign Subsidiaries promptly to guaranty all Obligations incurred by the Foreign Subsidiaries and, in the case of both Domestic Subsidiaries and Foreign Subsidiaries, to grant to Administrative Agent, for the benefit of Lenders, security interests in the real, personal and mixed property of such Subsidiary to secure the Obligations; provided that, so long as Borrower does not loan or advance funds (by capital contribution or otherwise) to TNF Italy except as expressly permitted hereby, TNF Italy shall not be required to guaranty the Obligations or grant Liens to Lenders on its assets, and so long as TNFI and TNF Canada are in compliance with this Agreement with respect to Indebtedness of TNF Canada and investments by TNFI in TNF Canada, and the Liens granted to TNFI by TNF Canada have been perfected and assigned to Administrative Agent, TNF Canada shall not be required to guaranty the Obligations.

5.13 Collateral Locations. Each Borrower will keep its Collateral at the locations specified as such Borrower's locations on Schedule 4.7. With respect to any new location (which as to TNFI in any event shall be within the continental United States or Canada), the applicable Borrower will execute such documents and take such actions as Collateral Agent deems necessary to perfect and protect the security interests of Collateral Agent in the Collateral, for the benefit of Lenders including obtaining agreements from any landlord in form and substance acceptable to Collateral Agent. Each Borrower will segregate its Collateral from any Inventory of TNF Canada, and undertake such procedures as may be requested by Administrative Agent and/or Collateral Agent to identify all such Collateral.

5.14 Bailees. If any Collateral is at any time in the possession or control of any warehouseman, bailee or any of a Borrower's or any Subsidiary's agents or processors, such Borrower shall, upon the request of Administrative Agent, notify, or cause its Subsidiary to notify, such warehouseman, bailee, agent or processor of the security interests in favor of Collateral Agent, for the benefit of Lenders, created hereby and shall instruct such Person to hold all such Collateral for Administrative Agent's account subject to Administrative Agent's and/or Collateral Agent's instructions.

5.15    Mortgages, Title Insurance; Surveys.

(A) Mortgaged Property. Administrative Agent may from time to time designate real property or leasehold interests of any Loan Party or any Subsidiary of any Loan Party after the date hereof as "Mortgaged Property", in which case the applicable Borrower shall use commercially reasonable efforts, as promptly as possible (and in any event within sixty (60) days after such designation) deliver to Collateral Agent, for the benefit of Lenders, a fully executed Mortgage, in form and substance acceptable to Collateral Agent, together with title insurance policies and surveys as required by this Section
5.15. In the event the Administrative Agent shall designate any real property to become Mortgaged Property (1) which is subject to a Permitted Encumbrance in favor of an existing mortgagee, then the applicable Borrower shall not be required to deliver such Mortgage if such delivery will cause the acceleration of indebtedness secured by any existing mortgage, or cause interest to accrue at a higher rate, or otherwise cause a default under such existing mortgage which the mortgagee refuses to waive, or such mortgagee will not otherwise consent to the grant of the proposed Mortgage on commercially reasonable terms, and (2) which constitutes a leasehold interest, then the applicable Borrower shall not be required to deliver such Mortgage if such delivery will cause a default to exist under the applicable lease which the lessor refuses to waive, or cause an increase in rent or other payments due under the applicable lease, or such lessor will not otherwise consent to the grant of the proposed
Mortgage on commercially reasonable terms. Each Borrower agrees that, following the taking of the actions with respect to any Mortgaged Property required by the immediately preceding sentence, Collateral Agent, for the benefit of Lenders, shall have a valid and enforceable mortgage on the respective Mortgaged Property, free and clear of all defects and encumbrances except for Permitted Encumbrances.

(B) Title Insurance. The applicable Borrower shall use commercially reasonable efforts to deliver or cause to be delivered within thirty (30) days following delivery of any Mortgage with respect to Mortgaged Property, to Administrative Agent, for the benefit of Lenders, ALTA lender's title insurance policies issued by title insurers reasonably satisfactory to Administrative Agent or, as to the Foreign Subsidiaries, such similar insurance as shall be available in the applicable jurisdiction (in each case, the "Mortgage Policies"), in form and substance and in amounts reasonably acceptable to Administrative Agent assuring Administrative Agent that the Mortgages are valid and enforceable first priority mortgage liens on the respective Mortgaged Property, free and clear of all defects and encumbrances except Permitted Encumbrances. The Mortgage Policies shall be in form and substance reasonably acceptable to Administrative Agent and shall include an endorsement insuring against the effect of future advances under this Agreement, for mechanics' liens and for any other matter that Administrative Agent may reasonably request, and shall provide for affirmative insurance and such reinsurance as Administrative Agent may reasonably request. In the case of each leasehold constituting Mortgaged Property, such Borrower shall use commercially reasonable efforts to obtain such estoppel letters, consents and waivers from the landlords and non-disturbance agreements from any holders of mortgages or deeds of trust on such real estate as may have been reasonably requested by Administrative Agent, which letters shall be in form and substance satisfactory to Administrative Agent.

(C) Surveys. Within thirty (30) days following delivery of any Mortgage with respect to Additional Mortgaged Property, the applicable Borrower shall use commercially reasonable efforts to deliver or cause to be delivered to Administrative Agent current surveys, certified by a licensed surveyor, for all real property that is the subject of the Mortgage Policies. All such surveys shall be sufficient to allow the issuer of the mortgage policy to issue an ALTA lender's or similar type policy.

5.16 Canadian Accounts. Borrower will cause TNF Canada to apply proceeds of the collections of its Accounts to the payment of the Intercompany Inventory Account and other Indebtedness owed to TNFI. TNF Canada shall not maintain more than the U.S. Dollar Equivalent of Seventy-Five Thousand Dollars ($75,000) in cash or Cash Equivalents.

5.17 Dividends. No Borrower will pay any cash dividends on any Borrower Stock other than cash dividends paid by a Foreign Subsidiary to TNFI.

5.18 Year 2000 Compliance. Each Borrower will have completed upgrading and testing its computer systems such that prior to July 31, 1999, each Borrower shall have determined, to the reasonable satisfaction of the Administrative Agent, that such Borrower's computer systems will accurately accept, create, calculate, compare and output information with respect to each calendar year beginning on or after January 1, 2000 including exchanges of information among Loan Parties and, to the extent commercially practicable, other third parties.

SECTION 6.  FINANCIAL COVENANTS

Each Borrower covenants and agrees that so long as any of the Commitments remain in effect and until payment in full of all Obligations and termination of all Lender Letters of Credit and Risk Participation Agreements, unless the applicable Borrower has received the prior written consent of Requisite Lenders or of Administrative Agent at the direction of Requisite Lenders, each Borrower shall comply with and shall cause each of its Subsidiaries to comply with all covenants in this Section 6 applicable to such Person.

6.1 Tangible Net Worth. As of the end of each quarter of a Fiscal Year, Tangible Net Worth shall be at least the U.S. Dollar Equivalent of sixty million dollars ($60,000,000) in 1998, and at the end of each quarter of each Fiscal Year thereafter shall be increased by an amount equal to seventy-five percent (75%) of Borrowers' net income (determined in accordance with GAAP) (but not decreased by the amount of any loss) for Fiscal Year 1998 and each Fiscal Year ended thereafter.

6.2 Minimum EBITDA. Minimum EBITDA at the end of each quarter of a Fiscal Year set forth below for the rolling four (4) quarter period ending on the last day of each quarter of a Fiscal Year set forth below shall not be less than the amount set forth below opposite such date.

Fiscal Quarter                                        Amount
    9/30/98                                       $18,000,000
   12/31/98                                       $18,000,000
    3/31/99                                       $20,000,000
    6/30/99                                       $20,000,000
    9/30/99                                       $32,000,000
   12/31/99                                       $32,000,000
  3/31/2000                                       $34,000,000
  6/30/2000                                       $36,000,000
  9/30/2000                                       $45,000,000
 12/31/2000                                       $46,000,000
  3/31/2001                                       $50,000,000
  6/30/2001                                       $51,000,000
  9/30/2001                                       $64,000,000
 12/31/2001                                       $68,000,000
  3/31/2002                                       $71,000,000
  6/30/2002                                       $75,000,000
  9/30/2002                                       $76,000,000
 12/31/2002                                       $76,000,000
  3/31/2003                                       $76,000,000
  6/30/2003                                       $77,000,000
  9/30/2003                                       $82,000,000
 12/31/2003                                       $83,000,000

6.3 Capital Expenditure Limits. The aggregate amount of all Capital Expenditures of Borrowers and their Subsidiaries (excluding (i) trade-ins, and (ii) Capital Expenditures in respect of replacement assets to the extent funded with casualty insurance proceeds), will not exceed the U.S. Dollar Equivalent of Sixteen Million Dollars ($16,000,000) from the Closing Date through December 31, 1998 and Twenty Million Dollars $20,000,000 in any Fiscal Year thereafter. In the event that any Borrower or any of its Subsidiaries enters into a Capital Lease or other contract with respect to fixed assets, for purposes of calculating Capital Expenditures under this subsection only, the amount of the Capital Lease initially capitalized on such Borrower's balance sheet prepared in accordance with GAAP shall be considered expended in full on the date that such Borrower or any of its Subsidiaries enters into such contract or Capital Lease.

6.4 Fixed Charge Coverage. Fixed Charge Coverage at the end of each quarter of a Fiscal Year for the rolling four (4) quarter period ending on the last day of each quarter of a Fiscal Year shall not be less than 1.2:1.

6.5 Senior Leverage Ratio. The Senior Leverage Ratio at the end of each quarter of a Fiscal Year for the rolling four (4) quarter period ending on the last day of each quarter of a Fiscal Year shall not exceed 2.5:1 for each of the fiscal quarters up to and including the fiscal quarter ending December 31, 1999, 2.25:1 for each of the fiscal quarters ending after December 31, 1999 up to and including the fiscal quarter ending December 31, 2000 2.0:1 for each of the fiscal quarters ending after December 31, 2000 up to and including the fiscal quarter ending December 31, 2001 and 1.75:1 for any fiscal quarter ending thereafter.

6.6 Total Leverage Ratio. The Total Leverage Ratio at the end of each quarter of a Fiscal Year for the rolling four (4) quarter period ending on the last day of each quarter of a Fiscal Year shall not exceed 3.5:1 for each of the fiscal quarters up to and including the fiscal quarter ending December 31, 1999, 3.25:1 for each of the fiscal quarters ending after December 31, 1999 up to and including the fiscal quarter ending December 31, 2000 and 3.0:1 for each of the fiscal quarters ending after December 31, 2000 up to and including the fiscal quarter ending December 31, 2001 and 2.75:1 for any fiscal quarter ending thereafter.


SECTION 7.      NEGATIVE COVENANTS

Each Borrower covenants and agrees that so long as any of the Commitments remain in effect and until payment in full of all Obligations and termination of all Lender Letters of Credit and Risk Participation Agreements, unless such Borrower has received the prior written consent of Requisite Lenders or of Administrative Agent at the direction of Requisite Lender, each Borrower shall comply, and shall cause each of its Subsidiaries to comply, with all covenants in this Section 7 applicable to such Person.

7.1     Indebtedness and Liabilities.   No Borrower will nor will it permit any
of its Subsidiaries to, directly or indirectly, create, incur, assume, guaranty, or otherwise become or remain directly or indirectly liable, on a fixed or contingent basis, with respect to any Indebtedness except: (a) the Obligations; (b) Indebtedness not to exceed the U.S. Dollar Equivalent of One Million Five Hundred Thousand Dollars ($1,500,000) in the aggregate for all Borrowers at any time outstanding secured by purchase money Liens; (c) Indebtedness with respect to Capital Leases permitted under Section 6.3 hereof, (d) Indebtedness existing on the Closing Date not otherwise permitted hereunder and identified on Schedule 7.1(C) and refinancings thereof in amounts not in excess of that set forth on such Schedule 7.1(C); (e) the Intercompany Inventory Account and other intercompany Indebtedness of TNF Canada to TNFI in an amount not to exceed the investment permitted under
Section 7.4(c); (f) Permitted FX Contracts; (g) Indebtedness consisting of guaranties permitted by Section 7.2 ; (h) other intercompany Indebtedness (other than Indebtedness for borrowed money) incurred in favor of another Borrower and in the ordinary course of business; (i) the Permitted Colorado Sale/Leaseback; (j) unsecured Indebtedness in an aggregate principal amount not to exceed $100,000,000 which unsecured Indebtedness is subordinated to the Obligations and on terms and conditions which are, in each case, in form and substance satisfactory to Administrative Agent and (k) the Permitted Intercompany Advances. Except for Indebtedness described in the preceding sentence, each Borrower will not, and will not permit any of its Subsidiaries to, incur any Indebtedness or liabilities except for trade payables, operating leases and other liabilities not constituting Indebtedness in the ordinary course of business not materially delinquent or with respect to which a Borrower or any of its Subsidiaries is contesting in good faith the amount or validity thereof by appropriate proceedings and then only to the extent that such Borrower or any of its Subsidiaries has established adequate reserves therefor, if appropriate under GAAP.

7.2 Guaranties. Except for guaranties issued to Administrative Agent for the benefit of Lenders, endorsements of instruments or items of payment for collection in the ordinary course of business, customary indemnities to corporate agents, officers and directors (but subject to Section 7.5) or guaranties by a Borrower of leased premises of a Subsidiary in the ordinary course of business and guaranties of Indebtedness permitted by Section 7.1 (other than clause (d) thereof), each Borrower shall not, and shall not permit any of its Subsidiaries to, guaranty, endorse, or otherwise in any way become or be responsible for any obligations of any other Person, whether directly or indirectly by agreement to purchase the indebtedness of any other Person or through the purchase of goods, supplies or services, or maintenance of working capital or other balance sheet covenants or conditions, or by way of stock purchase, capital contribution, advance or loan for the purpose of paying or discharging any indebtedness or obligation of such other Person or otherwise. The foregoing shall not prohibit any Borrower or Borrower Subsidiary from guarantying the Obligations; provided that the terms of such lease and guaranty are acceptable to Administrative Agent.

7.3     Transfers, Liens and Related Matters.

(A) Transfers. No Borrower shall, nor shall it permit any of its Subsidiaries to, sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to any of the Collateral or the assets of such Person, except that any Borrower and its Subsidiaries may (i) sell Inventory in the ordinary course of business; (ii) license trademarks and tradenames in the ordinary course of business; (iii) terminate leases described on Schedule 7.3(A); and (iv) make voluntary Asset Dispositions if all of the following conditions are met: (1) the market value of assets sold or otherwise disposed of in any single transaction or series of related transactions does not exceed the U.S. Dollar Equivalent of Two Hundred Fifty Thousand Dollars ($250,000) and the aggregate market value of assets sold or otherwise disposed of in any Fiscal Year does not exceed the U.S. Dollar Equivalent of Five Hundred Thousand Dollars ($500,000) for all Borrowers; (2) the consideration received is at least equal to the fair market value of such assets; (3) the sole consideration received is cash; (4) the net proceeds of such Asset Disposition are applied as required by subsection 2.4(B); (5) after giving effect to the sale or other disposition of the assets included within the Asset Disposition and the repayment of the Obligations with the proceeds thereof, each Borrower is in compliance on a pro forma basis with the covenants set forth in Section 6 recomputed for the most recently ended month for which information is available and is in compliance with all other terms and conditions contained in this Agreement; (6) no Default or Event of Default shall result from such sale or other disposition and (7) as permitted by
Section 7.6 of this  Agreement.

(B) Liens. Except for Permitted Encumbrances, no Borrower will, nor will it permit any of its Subsidiaries to, directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of the Collateral or the assets of such Person or any proceeds, income or profits therefrom.

(C) No Negative Pledges. No Borrower nor any Subsidiary of a Borrower shall enter into or assume any agreement (other than the Loan Documents) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired.

(D) No Restrictions on Subsidiary Distributions to Borrower. Except as provided herein, no Borrower will nor will it permit any of its Subsidiaries directly or indirectly to create or otherwise cause or suffer to exist or become effective (other than pursuant to this Agreement) any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to: (1) pay dividends or make any other distribution on any of such Subsidiary's capital stock owned by a Borrower or any Subsidiary of a Borrower; or (2) subject to subordination provisions, pay any indebtedness owed to a Borrower or any other Subsidiary; (3) make loans or advances to a Borrower or any other Subsidiary; or (4) transfer any of its property or assets to a Borrower or any other Subsidiary.

7.4 Investments and Loans. No Borrower shall, nor shall it permit any of its Subsidiaries to, make or permit to exist investments in or loans to any other Person, except: (a) Cash Equivalents; (b) loans and advances to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business in an aggregate outstanding amount not in excess of the U.S. Dollar Equivalent of Five Hundred Thousand Dollars ($500,000) at any time in the aggregate for all Borrowers; (c) the investment of TNFI in TNF Canada consisting of liabilities of TNF Canada for Inventory sold by TNFI in accordance with the Canadian Documents. TNFI shall not amend the provisions of the Canadian Documents relating to the price of Inventory sold by TNFI to TNF Canada, or the Liens granted to TNFI and assigned to Administrative Agent
(d) Permitted Acquisitions, (e) the Permitted Colorado Sale/Leaseback, (f) other investments not exceeding One Million Dollars $1,000,000 in the aggregate for all Borrowers in any Fiscal Year, and (g) the Permitted Intercompany Advances.

7.5 Restricted Junior Payments. No Borrower will, nor will it permit any of its Subsidiaries to, directly or indirectly declare, order, pay, make or set apart any sum for any Restricted Junior Payment, except that: (a) Subsidiaries of a Borrower may make Restricted Junior Payments to such Borrower with respect to their common stock; and (b) so long as no Default or Event of Default shall have occurred and be continuing or shall result from the Restricted Junior Payment and the Borrowers are in compliance on a pro forma basis with the covenants set forth in Section 6, a Borrower may (i) repurchase Common Stock or options or Management Restricted Shares held by an employee of such Borrower upon termination of employment of such employee in an aggregate amount in each Fiscal Year not to exceed the U.S. Dollar Equivalent of Five Hundred Thousand Dollars ($500,000) in the aggregate for all Borrowers; and
(ii) pay director's fees in an amount not in excess of the U.S. Dollar Equivalent of Five Hundred Thousand Dollars ($500,000) in the aggregate per year for all Borrowers.

7.6 Restriction on Fundamental Changes. No Borrower nor any of its Subsidiaries will: (a) enter into any transaction of merger or consolidation (except in connection with a Permitted Acquisition); (b) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution); (c) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, or the capital stock of any of its Subsidiaries, whether now owned or hereafter acquired; or (d) acquire by purchase or otherwise all or any substantial part of the business or assets of, or stock or other evidence of beneficial ownership of, any Person, except that (i) TNFI may enter into the Permitted Colorado Sale/Leaseback, (ii) any Subsidiary may be consolidated with or merge into, or sell all or substantially all of its assets to a Borrower.

7.7 Preferred Stock. No Borrower will issue any Preferred Stock which requires the cash payment of dividends or any mandatory redemption thereof.

7.8 Transactions with Affiliates. No Borrower will, nor will it permit any Loan Party to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale or exchange of property or the rendering of any service) with any Affiliate or with any officer, director or employee of any Loan Party, except for (a) transactions in the ordinary course of, and pursuant to the reasonable requirements of, Borrowers' or a Subsidiary's business and upon fair and reasonable terms which are fully disclosed to Administrative Agent and Lenders and shall, in no event, include sales of merchandise for an amount which is less than the actual cost to the seller of such merchandise and (b) the issuance of grants or awards under the Management Stock Plans and purchases of securities to the extent permitted by
Section 7.5.

7.9 Environmental Liabilities. No Borrower will, nor will it permit any Loan Party to: (a) violate in any material respect any applicable Environmental Law; (b) dispose of any Hazardous Materials (except in accordance with applicable law) into or onto or from, any real property owned, leased or operated by any Loan Party; or (c) permit any Lien imposed pursuant to any Environmental Law to be imposed or to remain on any real property owned, leased or operated by any Loan Party.

7.10 Conduct of Business. No Borrower will, nor will it permit any of its Subsidiaries to, engage in any business other than businesses of the type engaged in by such Borrower as of the date hereof or such other related businesses as shall be approved in writing by Administrative Agent, such approval not to be unreasonably withheld.

7.11 Compliance with ERISA. No Borrower will, nor will it permit any of its Subsidiaries to establish any new Employee Benefit Plan or amend any existing Employee Benefit Plan if the liability or increased liability resulting from such establishment or amendment is material. No Borrower nor any Subsidiary shall fail to establish, maintain and operate each Employee Benefit Plan in compliance in all material respects with the provisions of ERISA, the IRC and all other applicable laws and the regulations and interpretations thereof.

7.12 Tax Consolidations. No Borrower will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person other than another Borrower or any of its Subsidiaries.

7.13 Subsidiaries. No Borrower will, nor will it permit any of its Subsidiaries to, establish, create or acquire any new Subsidiaries after the Closing Date other than in connection with a Permitted Acquisition without Administrative Agent's prior written consent. TNF Canada, TNFE and TNFHK will remain wholly owned Subsidiaries of TNFI, and TNF Italy will remain wholly-owned by TNFE.

7.14 Fiscal Year. No Borrower nor any Subsidiary of a Borrower shall change its Fiscal Year.

7.15 Press Release, Public Offering Materials. No Borrower will, nor will it permit any Loan Party to, disclose the name of Administrative Agent or any Lender in any press release or in any prospectus, proxy statement or other materials filed with any governmental entity relating to a public offering of the capital stock of any Loan Party without prior notice to Administrative Agent and Lenders and the written approval of Administrative Agent and such Lenders of the terms of the disclosure concerning it, which approval will not be unreasonably withheld. Notwithstanding the foregoing, this Agreement may be filed with the Securities and Exchange Commission to the extent required by law.

7.16 Sale and Lease-Back Transactions. No Borrower will nor will it permit any Subsidiary to enter into any arrangement, directly or indirectly, whereby any such Person shall sell or transfer any property, real or personal, and used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which such Borrower or Subsidiary intends to use for substantially the same purpose or purposes as the property being sold or transferred other than pursuant to the Permitted Colorado Sale/Leaseback.


SECTION 8.  DEFAULT, RIGHTS AND REMEDIES

8.1 Event of Default. "Event of Default" shall mean the occurrence or existence of any one or more of the following:

(A) Payment. Failure to make payment of the principal of any of the Obligations when due (in installments, by mandatory prepayment, acceleration or otherwise) or failure to pay interest or any other amount due to Lender under the Loan Documents when due and such default is not remedied within five
(5) days after such interest or other  amount becomes due; or

(B) Default in Other Agreements. (1) Default of a Borrower or any of its Subsidiaries in payment when due of any principal or interest on any Indebtedness or (2) breach or default of a Borrower or any of its Subsidiaries with respect to any Indebtedness, if such failure to pay, breach or default entitles the holder to cause such Indebtedness having an individual principal amount in excess of the U.S. Dollar Equivalent of $500,000 or having an aggregate principal amount in excess of the U.S. Dollar Equivalent of $1,000,000 in the aggregate for all Borrowers to become or be declared due prior to its stated maturity; or

(C) Breach of Certain Provisions. Failure of a Borrower to perform or comply with any term or condition contained in Section 5.1, 5.3, 5.5, 5.6, 5.8 or contained in Section 6 or Section 7; or

(D) Breach of Warranty. Any representation, warranty, certification or other statement made by any Loan Party in any Loan Document or in any statement or certificate at any time given by such Person in writing pursuant or in connection with any Loan Document is false in any material respect on the date made; or

(E) Other Defaults Under Loan Documents. Any Borrower or any other Loan Party defaults in the performance of or compliance with any term contained in this Agreement or the other Loan Documents and such default is not remedied or waived within fifteen (15) days after receipt by such Borrower of notice from Administrative Agent or Requisite Lenders of such default (other than occurrences described in other provisions of this Section 8.1 for which a different grace or cure period is specified or which constitute immediate Events of Default); or

(F) Change in Control. Any Change in Control occurs and such Change in Control continues for thirty (30) days; or

(G) Involuntary Bankruptcy; Appointment of Receiver, etc. (1) A court enters a decree or order for relief with respect to a Borrower or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, which decree or order is not stayed or other similar relief is not granted under any applicable federal or state law; or (2) the continuance of any of the following events for forty-five (45) days unless dismissed, bonded or discharged: (a) an involuntary case is commenced against a Borrower or any of its Subsidiaries, under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or (b) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over a Borrower or any of its Subsidiaries, or over all or a substantial part of their respective property, is entered; or
(c) an interim receiver, trustee or other custodian is appointed without the consent of the applicable Borrower or any of its Subsidiaries, for all or a substantial part of the property of such Borrower or any such Subsidiary; or

(H) Voluntary Bankruptcy; Appointment of Receiver, etc. (1) An order for relief is entered with respect to a Borrower or any of its Subsidiaries or a Borrower or any of its Subsidiaries commences a voluntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or (2) a Borrower or any of its Subsidiaries makes any assignment for the benefit of creditors; or (3) the board of directors of a Borrower or any of its Subsidiaries adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this subsection 8.1(H); or

(I) Liens. Any lien, levy or assessment is filed or recorded with respect to or otherwise imposed upon all or any part of the Collateral or the assets of a Borrower or any Loan Party by the United States or any department or instrumentality thereof or by any state, county, municipality or other governmental agency, domestic or foreign (other than Permitted Encumbrances) and such lien, levy or assessment is not stayed, vacated, paid or discharged within thirty (30) days; or

(J) Judgment and Attachments. Any money judgment, writ or warrant of attachment, or similar process involving (1) an amount in any individual case in excess of the U.S. Dollar Equivalent of $1,000,000 or (2) an amount in the aggregate at any time in excess of the U.S. Dollar Equivalent of $2,000,000 in the aggregate for all Borrowers (in either case not adequately covered by insurance, subject to the deductibles approved by Administrative Agent, as to which the insurance company has acknowledged coverage) is entered or filed against a Borrower or any of its Subsidiaries or any of their respective assets or any Collateral and remains undischarged, unvacated, unbonded or unstayed for a period of forty-five (45) days or in any event later than five
(5) days prior to the date of any proposed  sale thereunder; or

(K) Dissolution. Any order, judgment or decree is entered against a Borrower or any of its Subsidiaries decreeing the dissolution or split up of a Borrower or that Subsidiary and such order remains undischarged or unstayed for a period in excess of thirty (30) days; or

(L) Injunction. A Borrower or any Loan Party is enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business and such order continues for more than thirty (30) days; or

(M) Invalidity of Loan Documents. Any of the Loan Documents for any reason, other than a partial or full release in accordance with the terms thereof, ceases to be in full force and effect or is declared to be null and void, or any Loan Party denies that it has any further liability under any Loan Documents to which it is party, or gives notice to such effect; or

(N) Failure of Security. Collateral Agent, on behalf of Lenders, does not have or ceases to have a valid and perfected first priority security interest in any material portion of the Collateral (subject to Permitted Encumbrances), in each case, for any reason other than the failure of Collateral Agent or any Lender to take any action within its control; or

(O) Damage, Strike, Casualty. Any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than fifteen (15) consecutive days beyond the coverage period of any applicable business interruption insurance as to which a Borrower has received payments, the cessation or substantial curtailment of revenue producing activities at any facility of a Borrower or any Loan Party if any such event or circumstance could reasonably be expected to have a Material Adverse Effect; or

(P) Licenses and Permits. The loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by a Borrower or any Loan Party, if such loss, suspension, revocation or failure to renew could have a Material Adverse Effect.

8.2 Suspension of Commitments. Upon the occurrence of any Default or Event of Default, notwithstanding any grace period (other than in the case of a Default under Section 8.1(F)) or right to cure, Administrative Agent may, and upon the demand of Requisite Lenders shall, without notice or demand, immediately cease making additional Loans and other extensions of credit and the Commitments shall be suspended; provided that, in the case of a Default, if the subject condition or event is waived, cured or removed by Requisite Lenders within any applicable grace or cure period, the Commitments shall be reinstated.

8.3 Acceleration. Upon the occurrence of any Event of Default described in the foregoing subsection 8.1(G) or 8.1(H) (but only to the extent that an event described in such sections has occurred to a Loan Party) , all Obligations shall automatically and immediately be immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Borrower, and the Commitments shall thereupon terminate. Upon the occurrence and during the continuance of any other Event of Default, Administrative Agent may, and upon demand by Requisite Lenders shall, by written notice to Borrowers, (a) declare all or any portion of the Obligations to be, and the same shall forthwith become, immediately due and payable and the Commitments shall thereupon terminate and (b) demand that Borrowers immediately deposit with Administrative Agent an amount equal to the Risk Participation Liability to enable Lenders to make payments under the Lender Letters of Credit and Risk Participation Agreements when required and such amount shall become immediately due and payable.

8.4 Remedies. If any Event of Default shall have occurred and be continuing, Collateral Agent may, and upon demand of Requisite Lenders shall, exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or in any other Loan Documents or otherwise available to Collateral Agent, Administrative Agent or Lenders, all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Collateral) and may also (a) notify any or all obligors on the Accounts to make all payments directly to Administrative Agent; (b) require Borrowers and any other Loan Party to, and Borrowers hereby agrees that they will, at their expense and upon request of Administrative Agent forthwith, assemble all or part of the Collateral as directed by Administrative Agent and/or Collateral Agent and make it available to Administrative Agent and/or Collateral Agent at a place to be designated by Administrative Agent and/or Collateral Agent which is reasonably convenient to both parties; (c) withdraw all cash in the Blocked Accounts and apply such monies in payment of the Obligations in the manner provided in Section 8.7;
(d) without notice or demand or legal process, enter upon any premises of a Borrower and any other Loan Party and take possession of the Collateral; (e) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Lender's offices or elsewhere, at such time or times, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as Administrative Agent and/or Collateral Agent may deem commercially reasonable; and (f) impose additional monitoring requirements on the Loan Parties. Each Borrower agrees that, to the extent notice of sale shall be required by law, at least ten (10) days' notice to the applicable Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. At any sale of the Collateral, if permitted by law, Administrative Agent and/or Collateral Agent or any Lender may bid (which bid may be, in whole or in part, in the form of cancellation of indebtedness) for the purchase of the Collateral or any portion thereof for the account of Administrative Agent or such Lender. Administrative Agent and/or Collateral Agent and Lenders shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Borrowers shall remain liable for any deficiency. Administrative Agent and/or Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Administrative Agent and/or Collateral Agent shall not be required to proceed against any Collateral but may proceed against Borrowers directly. To the extent permitted by law, each Borrower hereby specifically waives all rights of redemption, stay or appraisal which it has or may have under any law now existing or hereafter enacted.

8.5 Appointment of Attorney-in-Fact. Effective upon and during the continuance of an Event of Default, each Borrower hereby constitutes and appoints Administrative Agent as Borrower's attorney-in-fact with full authority in the place and stead of such Borrower and in the name of such Borrower, Administrative Agent or otherwise, from time to time in Administrative Agent's discretion to take any action and to execute any instrument that Administrative Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including: (a) to ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;
(b) to adjust, settle or compromise the amount or payment of any Account, or release wholly or partly any customer or obligor thereunder or allow any credit or discount thereon; (c) to receive, endorse, and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) above;
(d) to file any claims or take any action or institute any proceedings that Administrative Agent and/or Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of Administrative Agent and/or Collateral Agent and Lenders with respect to any of the Collateral; and (e) to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, assignments, verifications and notices in connection with Accounts and other documents relating to the Collateral. The appointment of Administrative Agent as Borrower's attorney and Administrative Agent's rights and powers are coupled with an interest and are irrevocable until payment in full and complete performance of all of the Obligations.

8.6     Limitation on Duty of Administrative Agent, Collateral Agent and
Lenders with Respect to Collateral.   Beyond the safe custody thereof in
accordance with the UCC, neither Administrative Agent and/or Collateral Agent nor any Lender shall have any duty with respect to any Collateral in its possession or control (or in the possession or control of any agent or bailee of Administrative Agent and/or Collateral Agent) or with respect to any income thereon or the preservation of rights against prior parties or any other rights pertaining thereto. Administrative Agent, Collateral Agent and each Lender shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property. Neither Administrative Agent, Collateral Agent nor any Lender shall be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouseman, carrier, forwarding agency, consignee or other agent or bailee selected by Administrative Agent, Collateral Agent or any Lender in good faith.

8.7 Application of Proceeds. Upon the occurrence and during the continuance of an Event of Default, the proceeds of any sale of, or other realization upon, all or any part of the Collateral shall be applied: first to all fees, costs and expenses incurred by any Agent or any Lender with respect to this Agreement, the other Loan Documents or the Collateral; second to all fees due and owing to any Agent and any Lenders; third, to accrued and unpaid interest on the Obligations; fourth, to the principal amounts of the Obligations outstanding in such order as Administrative Agent may determine in its sole discretion; and fifth, to any other indebtedness or obligations of a Borrower owing to any Agent or any Lender.

8.8 Waivers, Non-Exclusive Remedies. No failure on the part of any Agent or any Lender to exercise, and no delay in exercising and no course of dealing with respect to, any right under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise by any Agent or any Lender of any right under this Agreement or any other Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other remedies provided by law.


SECTION 9.      ASSIGNMENTS; AGENCY PROVISIONS

9.1 Assignments and Participations. Each Lender may assign its rights and delegate its obligations under this Agreement to another Person; provided that such assignment shall be of a constant and not a varying percentage of its Commitments and shall be of the same percentage of the Revolving Loan Commitment and Term Loan Commitment (or outstanding Term Loan); provided that
(a) unless such assignment is to a Lender or an Affiliate of a Lender, the assigning Lender shall first obtain the written consent of Administrative Agent and TNFI, which consent is not to be unreasonably withheld; (b) the amount of Commitments and Loans of the assigning Lender being assigned shall in no event be less than the lesser of (i) Five Million Dollars ($5,000,000) or (ii) the entire amount of the Commitments and Loans of such assigning Lender, (c) the Lender and its assignee shall have executed and delivered to Administrative Agent a Lender Addition Agreement and paid to Administrative Agent a processing fee of Two Thousand Five Hundred Dollars ($2,500); and (d) as a condition to the effectiveness of such assignment, each Borrower shall have complied with its obligations under the last sentence of subsection 2.1(D).

In the case of an assignment authorized under this Section 9.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would if it were a Lender hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Commitment or such assigned portion thereof. Each Borrower hereby acknowledges and agrees that any assignment will give rise to a direct obligation of such Borrower to the assignee and that the assignee shall be considered to be a "Lender". Each Lender may sell participations in all or any part of any Loans made by it to another Person; and provided further, that any such participation shall be in a minimum amount of Five Million Dollars ($5,000,000); and provided further that all amounts payable by Borrowers hereunder shall be determined as if that Lender had not sold such participation and the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except action directly affecting (a) any reduction in the principal amount, interest rate or fees payable with respect to any Loan in which such holder participates; (b) any extension of the term of this Agreement or the date fixed for any payment of interest or fees payable with respect to any Loan in which such holder participates; and (c) any release of substantially all of the Collateral (other than in accordance with the terms of this Agreement or the Loan Documents). Each Borrower hereby acknowledges and agrees that any participation will give rise to a direct obligation of each Borrower to the participant, and the participant shall for purposes of Sections 2.8, 2.9, 2.10, 9.4 and 10.2 be considered to be a "Lender".

Except as otherwise provided in this Section 9.1, no Lender shall, as between a Borrower and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loans or other obligations owed to such Lender. Each Lender may furnish any information concerning a Borrower and its Subsidiaries in the possession of that Lender from time to time to an assignee or participant which is an institutional lender (including prospective assignees and participants) and may furnish such information to other Persons upon taking reasonable steps to assure the confidentiality thereof.

Administrative Agent shall provide each Borrower with written notice of the name and address of any new Lender after the date hereof.

9.2     Agents.

(A) Appointment. Each Lender hereby designates and appoints IBJSBCC as its Administrative Agent and Collateral Agent under this Agreement and the Loan Documents, and each Lender hereby irrevocably authorizes Administrative Agent and Collateral Agent to take such action or to refrain from taking such action on its behalf under the provisions of this Agreement and the Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. Administrative Agent and/or Collateral Agent, as applicable, is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Loan Documents on behalf of Lenders subject to the requirement that certain of Lenders' consent be obtained in certain instances as provided in Section 9.3 or
otherwise specifically required under this Agreement.   Administrative Agent
and Collateral Agent agree to act as such on the express conditions contained
in this Section 9.2.   The provisions of this Section 9.2 are solely for the
benefit of Administrative Agent, Collateral Agent and Lenders and no Borrower nor any Loan Party shall have any rights as a third party beneficiary of any of
the provisions hereof.   and shall not be deemed to have assumed any obligation
toward or relationship of agency or trust with or for any Borrower or any Loan Party. Administrative Agent and Collateral Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its agents or employees.

(B) Nature of Duties. Administrative Agent and Collateral Agent shall have no duties or responsibilities except those expressly set forth in this Agreement or in the Loan Documents. The duties of Administrative Agent and Collateral Agent shall be mechanical and administrative in nature. Administrative Agent and Collateral Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any of the Loan Documents, express or implied, is intended to or shall be construed to impose upon Administrative Agent and/or Collateral Agent any obligations in respect of this Agreement or any of the Loan Documents except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of Borrowers and their Subsidiaries in connection with the extension of credit hereunder and shall make its own appraisal of the credit worthiness of Borrowers, and Administrative Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than financial information received by it in accordance herewith), whether coming into its possession before the Closing Date hereunder or at any time or times thereafter. If Administrative Agent and/or Collateral Agent seeks the consent or approval of any Lenders to the taking or refraining from taking of any action hereunder, then Administrative Agent and/or Collateral Agent shall send notice thereof to each Lender. Administrative Agent and/or Collateral Agent shall promptly notify each Lender any time that the Requisite Lenders have instructed it to act or refrain from acting pursuant hereto.

(C) Rights, Exculpation, etc. Neither Administrative Agent, Collateral Agent nor any of their officers, directors, employees or agents shall be liable to any Lender for any action taken or omitted by them hereunder or under any of the Loan Documents, or in connection herewith or therewith, except that Administrative Agent and Collateral Agent shall be liable with respect to their own gross negligence or willful misconduct. Administrative Agent and Collateral Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Lender to whom payment was due but not made shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them). In performing its functions and duties hereunder, Administrative Agent and Collateral Agent shall exercise the same care which they would in dealing with loans for their own account, but Administrative Agent and Collateral Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, or sufficiency of this Agreement or any of the Loan Documents or the transactions contemplated thereby, or for the financial condition of any Loan Party. Administrative Agent and Collateral Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the Loan Documents or the financial condition of any Loan Party, or the existence or possible existence of any Default or Event of Default. Administrative Agent and Collateral Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents, Administrative Agent and/or Collateral are permitted or required to take or to grant, and if such instructions are promptly requested, Administrative Agent and/or Collateral Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from Requisite Lenders or all of the Lenders, as applicable. In no event shall Administrative Agent and/or Collateral Agent be required to take any action or to refrain from taking any action which, in either of their opinions, would expose Administrative Agent and/or Collateral Agent to any liability. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Administrative Agent and/or Collateral Agent as a result of Administrative Agent and/or Collateral Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders.

(D) Reliance. Administrative Agent and Collateral Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, telex, telecopy or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it. Administrative Agent and Collateral Agent shall be entitled to rely upon the advice of legal counsel, independent accountants, and other experts selected by Administrative Agent and/or Collateral Agent in their sole discretion.

(E) Indemnification. Lenders will reimburse and indemnify Administrative Agent and Collateral Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Administrative Agent and/or Collateral Agent in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by Administrative Agent and/or Collateral Agent under this Agreement for any of the Loan Documents, in proportion to each Lender's Pro Rata Share; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements resulting from Administrative Agent's and/or Collateral Agent's gross negligence or wilful misconduct. The obligations of Lenders under this subsection 9.2(E) shall survive the payment in full of the Obligations and the termination of this Agreement.

(F) IBJSBCC Individually. With respect to its Commitments and the Loans made by it, and the Notes issued to it, IBJSBCC shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms "Lenders" or "Requisite Lenders" or any similar terms shall, unless the context clearly otherwise indicates, include IBJSBCC in its individual capacity as a Lender or one of the Requisite Lenders. IBJSBCC may lend money to, and generally engage in any kind of banking, trust or other business with any Loan Party as if it were not acting as Administrative Agent and/or Collateral Agent pursuant hereto.

(G)     Successor Administrative Agent.

        (1) Resignation. Administrative Agent and/or Collateral Agent may resign from the performance of all its functions and duties hereunder at any time by giving at least thirty (30) Business Days' written notice to Borrowers and Lenders. Such resignation shall take effect upon the acceptance by a successor Administrative Agent and/or Collateral Agent of its appointment pursuant to clause (2) below or as otherwise provided below.

        (2) Appointment of Successor. Upon any such notice of resignation pursuant to clause (G) (1) above, Requisite Lenders shall, with the consent of TNFI (which consent shall not be unreasonably withheld) appoint a successor Administrative Agent and/or Collateral Agent. If a successor Administrative Agent and/or Collateral Agent shall not have been so appointed within said thirty (30) Business Day period, the retiring Administrative Agent and/or Collateral Agent, shall then appoint a successor Administrative Agent and/or Collateral Agent who shall serve as Administrative Agent and/or Collateral Agent until such time, if any, as Requisite Lenders, with the consent of TNFI (which consent shall not be unreasonably withheld) appoint a successor Administrative Agent and/or Collateral Agent as provided above.

        (3) Successor Administrative Agent and Collateral Agent. Upon the acceptance of any appointment as Administrative Agent and/or Collateral Agent under the Loan Documents by a successor Administrative Agent and/or Collateral Agent, such successor Administrative Agent and/or Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and/or Collateral Agent, and the retiring Administrative Agent and/or Collateral Agent shall be discharged from its duties and obligations under the Loan Documents. Even after any retiring Administrative Agent's and/or Collateral Agent's resignation as Administrative Agent and/or Collateral Agent under the Loan Documents, the provisions of this Section 9.2 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent and/or Collateral Agent under the Loan Documents.

(H)     Collateral Matters.

        (1)     Release of Collateral.   (a) Lenders hereby irrevocably
authorize Administrative Agent and/or Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by Administrative Agent and/or Collateral Agent upon any property covered by this Agreement or the Loan Documents (i) upon termination of the Commitments and payment and satisfaction of all Obligations; (ii) constituting property being sold or disposed of if the applicable Borrower certifies to Administrative Agent that the sale or disposition is made in compliance with the provisions of this Agreement (and Administrative Agent may rely in good faith conclusively on any such certificate, without further inquiry); or (iii) constituting property leased to a Borrower under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by such Borrower to be, renewed or extended.

                (b) Administrative and/or Collateral Agent may not, without the consent of all Lenders, release all or substantially all of the Collateral; provided, however, that Administrative Agent and/or Collateral Agent may (i) with the prior consent of Requisite Lenders, release an amount of Collateral that is less than all or substantially all of the Collateral and
(ii) without requiring the consent of any Lender, release or compromise, in any year, any Collateral and the proceeds thereof having a value not greater than ten percent (10%) of the total book value of all Collateral.

                (c) Notwithstanding anything to the contrary contained herein, Administrative Agent and/or Collateral Agent may, at its sole discretion, release or compromise Collateral and the proceeds thereof to the extent permitted by subsection 9.2(H)(1)(a).

        (2) Confirmation of Authority; Execution of Releases. Without in any manner limiting Administrative Agent's and/or Collateral Agent's authority to act without any specific or further authorization of Lenders or with the consent by Requisite Lenders or with the consent of less than all Lenders (as set forth in subsection 9.2(H)(1)), each Lender agrees to confirm in writing, upon request by Borrowers, the authority to release any property covered by this Agreement or the Loan Documents conferred upon Administrative Agent and/or Collateral Agent under subsections 9.2(H)(1)(a) and (b). So long as no Event of Default is then continuing, upon receipt by Administrative Agent and/or Collateral Agent of confirmation from the Requisite Lenders or from the requisite percentage of Lenders specifically required by subsection 9.2(H)(1)(b), as the case may be, of its authority to release any particular item or types of property covered by this Agreement or the Loan Documents, and upon at least five (5) Business Days' prior written request by Borrowers, Administrative Agent and/or Collateral Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to Administrative Agent and/or Collateral Agent for the benefit of Lenders herein or pursuant hereto upon such collateral; provided, however, that (i) Administrative Agent and/or Collateral Agent shall not be required to execute any such document on terms which, in Administrative Agent's and/or Collateral Agent's opinion, would expose Administrative Agent and/or Collateral Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of any Loan Party, in respect of), all interests retained by any Loan Party, including (without limitation) the proceeds of any sale, all of which shall continue to constitute part of the property covered by this Agreement or the Loan Documents.

        (3) Absence of Duty. Administrative Agent and Collateral Agent shall have no obligation whatsoever to any Lender or any other Person to assure that the property covered by this Agreement or the Loan Documents exists or is owned by a Borrower or is cared for, protected or insured or has been encumbered or that the Liens granted to Collateral Agent and/or Administrative Agent on behalf of Lenders, herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Administrative Agent and/or Collateral Agent in this subsection 9.2(H) or in any of the Loan Documents, it being understood and agreed that in respect of the property covered by this Agreement or the Loan Documents or any act, omission or event related thereto, Administrative Agent and Collateral Agent may act in any manner they may deem appropriate, in their discretion, given their own interest in property covered by this Agreement or the Loan Documents as one of the Lenders and that Administrative Agent and Collateral Agent shall have no duty or liability whatsoever to any of the other Lenders; provided that Administrative Agent and Collateral Agent shall exercise the same care which it would in dealing with loans for its own account.

(I) Agency for Perfection. Administrative Agent, Collateral Agent and each Lender hereby appoints each other Lender as agent for the purpose of perfecting Lenders' security interest in assets which, in accordance with
Article 9 of the Uniform Commercial Code in any applicable jurisdiction, can be perfected only by possession. Should any Lender (other than Administrative Agent) obtain possession of any such Collateral, such Lender shall notify Administrative Agent and Collateral Agent thereof, and, promptly upon Collateral Agent's request therefor, shall deliver such Collateral to Collateral Agent or in accordance with Collateral Agent's instructions. Each Lender agrees that it will not have any right individually to enforce or seek to enforce this Agreement or any Loan Document or to realize upon any collateral security for the Loans, it being understood and agreed that such rights and remedies may be exercised only by Administrative Agent and/or Collateral Agent.

9.3     Amendments, Consents and Waivers for Certain Actions.

(A)     Except as otherwise provided in this Section 9.3 or in Sections 9.2 and
10.3 and except as to matters set forth in other subsections hereof as requiring only Administrative Agent's consent, the consent of Requisite Lenders shall be required to amend, modify, terminate, or waive any provision of this Agreement, including, but not limited to, any amendment, modification, termination, or waiver with regard to Sections 5, 6 and 7.

(B) In the event Administrative Agent requests the consent of a Lender and does not receive a written denial thereof within five (5) Business Days after such Lender's receipt of such request, then such Lender will be deemed to have given such consent.

(C) In the event Administrative Agent requests the consent of a Lender and such consent is denied, then IBJ, IBJSBCC or the Lender which assigned its interest in the Loans to such Lender (the "Assigning Lender") may, at its option, require such Lender to reassign its interest in the Loans to IBJ, IBJSBCC or the Assigning Lender, as applicable, for a price equal to the then outstanding principal amount thereof plus accrued and unpaid interest and fees due such Lender, which interest and fees will be paid when collected from Borrowers. In the event that IBJ, IBJSBCC or the Assigning Lender elects to require any Lender to reassign its interest to IBJ, IBJSBCC or the Assigning Lender, IBJ, IBJSBCC or the Assigning Lender, as applicable, will so notify such Lender in writing within forty-five (45) days following such Lender's denial, and such Lender will reassign its interest to IBJ, IBJSBCC or the Assigning Lender, as applicable, no later than five (5) days following receipt of such notice.

(D) In the event Administrative Agent waives (1) any Default arising under subsection 8.1(E) as a result of the breach of any of the provisions of
Section 5 of this Agreement (other than any such breach which constitutes an Event of Default) or (2) any Default constituting a condition to the funding of any Revolving Loan or issuance of any Lender Letter of Credit or execution of a Risk Participation Agreement, such waiver shall expire on the date upon which the Default which was the subject of such waiver matures into an Event of Default pursuant to the terms of this Agreement.

9.4 Set Off and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized by Borrowers at any time or from time to time, with reasonably prompt subsequent notice to Borrowers or to any other Person (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (A) balances held by such Lender or such holder at any of its offices for the account of Borrowers or any of its Subsidiaries (regardless of whether such balances are then due to a Borrower or its Subsidiaries), and (B) other property at any time held or owing by such Lender or such holder to or for the credit or for the account of a Borrower or any of its Subsidiaries, against and on account of any of the Obligations which are not paid when due; except that no Lender or any such holder shall exercise any such right without the prior written consent of Administrative Agent. Any Lender having a right to set off shall, to the extent the amount of any such set off exceeds its Pro Rata Share of the Obligations, purchase for cash (and the other Lenders or holders shall sell) participations in each such other Lender's or holder's Pro Rata Share of the Obligations as would be necessary to cause such Lender to share such excess with each other Lender or holder in accordance with their respective Pro Rata Shares. Each Borrower agrees, to the fullest extent permitted by law, that (a) any Lender or holder may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such excess to other Lenders and holders, and (b) any Lender or holder so purchasing a participation in the Loans made or other obligations held by other Lenders or holders may exercise all rights of set-off, banker's lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of Loans and other Obligations in the amount of such participation.

9.5 Disbursement of Funds. Administrative Agent may, on behalf of Lenders, disburse funds to Borrowers for Loans requested. Each Lender shall reimburse Administrative Agent on demand for all funds disbursed on its behalf by Administrative Agent, or if Administrative Agent so requests, each Lender will remit to Administrative Agent its Pro Rata Share of any Loan before Administrative Agent disburses same to a Borrower. If any Lender fails to pay the amount of its Pro Rata Share forthwith upon Administrative Agent's demand, Administrative Agent shall promptly notify the applicable Borrower, and such Borrower shall immediately repay, such amount to Administrative Agent together with interest thereon at the rate otherwise applicable to such Loan. Any repayment required pursuant to this Section 9.5 shall be without premium or penalty. Nothing in this Section 9.5 or elsewhere in this Agreement or the other Loan Documents, including without limitation the provisions of Section 9.6, shall be deemed to require Administrative Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Administrative Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

9.6     Disbursements of Advances, Payments and Information.

(A)     Revolving Loan Advances and Payments; Fee Payments.

        (1) The Revolving Loan balance may fluctuate from day to day through Administrative Agent's disbursement of funds to, and receipt of funds from, Borrowers. In order to minimize the frequency of transfers of funds between Administrative Agent and each Lender notwithstanding terms to the contrary set forth in Section 2, Revolving Loan advances and payments will be settled according to the procedures described in subsections 9.6(A)(2) and 9.6(A)(3) of this Agreement. Payments of principal, interest and fees in respect of the Term Loan will be settled on the Business Day received in accordance with the provisions of Section 2. Notwithstanding these procedures, each Lender's obligation to fund its portion of any advances made by Administrative Agent to a Borrower will commence on the date such advances are made by Administrative Agent. Such payments will be made by such Lender without set-off, counterclaim or reduction of any kind.

        (2) Once each week, or more frequently (including daily), if Administrative Agent so elects, Administrative Agent will advise each Lender by telephone, telex, or telecopy of the amount of each such Lender's Pro Rata Share of the Revolving Loan balance. In the event that payments are necessary to adjust the amount of such Lender's Pro Rata Share of the Revolving Loan balance to such Lender's Pro Rata Share of the Revolving Loan, the party from which such payment is due will pay the other, in same day funds, by wire transfer to the other's account not later than 3:00 p.m. (New York time) on such date. Notwithstanding the foregoing, if Administrative Agent so elects, Administrative Agent may require that each Lender make its Pro Rata Share of any requested Loan available to Administrative Agent for disbursement on or prior to the Funding Date applicable to such Loan. If Administrative Agent elects to require that such funds be made available, Administrative Agent shall promptly advise each Lender by telephone, telex or telecopy of the amount of such Lender's Pro Rata Share of such requested Loan. Each Lender shall pay Administrative Agent such Lender's Pro Rata Share of such requested Loan in same day funds, by wire transfer to Administrative Agent's account not later than 3:00 p.m. (New York time) on such Funding Date.

        (3) For purposes of this subsection 9.6(A)(3), the following terms and conditions will have the meanings indicated:

                        (a) "Daily Loan Balance" means an amount calculated as of the end of each calendar day by subtracting (i) the cumulative principal amount paid by Administrative Agent to a Lender on a Loan from the Closing Date through and including such calendar day, from (ii) the cumulative principal amount on a Loan advanced by such Lender to Administrative Agent on that Loan from the Closing Date through and including such calendar day.

                        (b) "Daily Interest Rate" means an amount calculated by dividing the interest rate payable to a Lender on a Loan (as set forth in Section 2.2) as of each calendar day by three hundred sixty (360).

                        (c) "Daily Interest Amount" means an amount calculated by multiplying the Daily Loan Balance of a Loan by the associated Daily Interest Rate on that Loan.

                        (d) "Interest Ratio" means a number calculated by dividing the total amount of the interest on a Loan received by Administrative Agent with respect to the immediately preceding month by the total amount of interest on that Loan due from a Borrower during the immediately preceding month.

On the first Business Day of each month Administrative Agent will advise each Lender by telephone, telex, or telecopy of the amount of such Lender's share of interest and fees payable with respect to the Obligations outstanding during the immediately preceding month. Provided that such Lender has made all payments required to be made by it under this Agreement, Administrative Agent will pay to such Lender, by wire transfer to such Lender's account (as specified by such Lender on the signature page of this Agreement or the applicable Lender Addition Agreement as amended by such Lender from time to time after the date hereof pursuant to the notice provisions contained herein or in the applicable Lender Addition Agreement) not later than 3:00 p.m. (New York time) on the next Business Day following the Administrative Agent's notification referred to in the first sentence of this paragraph, such Lender's share of such interest and fees. Such Lender's share of interest on each Loan will be calculated for that Loan by adding together the Daily Interest Amounts for each calendar day of the prior month for that Loan and multiplying the total thereof by the Interest Ratio for that Loan. Such Lender's share of the total Unused Commitment Fee payable in respect thereto and received by Administrative Agent shall be equal to the product of (i) (A) the Commitments of the Lenders minus the average daily balance of Risk Participation Reserve during the preceding month, multiplied by such Lender's Pro Rata Share of the Commitments, minus (B) the average daily balance of such Lender's advances under the Revolving Loan during the preceding month, multiplied by (ii) one-half of one percent (.50%) per annum. Such Lender's share of any Lender Letter of Credit and Risk Participation Agreement fees shall be equal to such fees received by Administrative Agent multiplied by such Lender's Pro Rata Share of the Commitments.

(B)     Availability of Lender's Pro Rata Share.

        (1) Unless Administrative Agent has been notified by a Lender prior to a Funding Date of such Lender's intention not to fund its Pro Rata Share of the Loan amount requested by Borrower, Administrative Agent may assume that such Lender will make such amount available to Administrative Agent on the Business Day following the next Settlement Date. If such amount is not, in fact, made available to Administrative Agent by such Lender when due, Administrative Agent will be entitled to recover such amount on demand on such Lender without set-off, counterclaim or deduction of any kind.

        (2) Nothing contained in this subsection 9.6(B) will be deemed to relieve a Lender of its obligation to fulfill its Commitments or to prejudice any rights Administrative Agent or any Borrower may have against such Lender as a result of any default by such Lender under this Agreement.

        (3) Without limiting the generality of the foregoing, each Lender shall be obligated to fund its Pro Rata Share of any Revolving Loan made after any acceleration of the Obligations with respect to any draw on a Lender Letter of Credit or Risk Participation Agreement.

(C)     Return of Payments.

        (1) If Administrative Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Administrative Agent from a Borrower and such related payment is not received by Administrative Agent, then Administrative Agent will be entitled to recover such amount from such Lender without set-off, counterclaim or deduction of any kind.

        (2) If Administrative Agent determines at any time that any amount received by Administrative Agent under this Agreement must be returned to a Borrower or paid to any other Person pursuant to any solvency law or otherwise, then, notwithstanding any other term or condition of this Agreement,
 Administrative Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Administrative Agent on demand any portion of such amount that Administrative Agent has distributed to such Lender, together with interest at such rate, if any, as Administrative Agent is required to pay to Borrowers or such other Person, without set-off, counterclaim or deduction of any kind.

(D) Dissemination of Information. Administrative Agent will use its best efforts to provide Lenders with any information received by Administrative Agent from Borrowers which is required to be provided to a Lender hereunder; provided, however, that Administrative Agent shall not be liable to Lenders for any failure to do so, except to the extent that such failure is attributable to Administrative Agent's gross negligence or wilful misconduct.


SECTION 10. MISCELLANEOUS

10.1 Expenses and Attorneys' Fees. Whether or not the transactions contemplated hereby shall be consummated, Borrowers agrees to promptly pay all reasonable fees, costs and expenses incurred by any Agent and, to the extent specified below, Lenders in connection with any matters contemplated by or arising out of this Agreement or any other Loan Document including the following, and all such reasonable fees, costs and expenses shall be part of the Obligations, payable on demand and secured by the Collateral: (a) reasonable fees, costs and expenses of Administrative Agent (including attorneys' fees, allocated costs of internal counsel and fees of environmental consultants, accountants and other professionals retained by Administrative Agent) incurred in connection with the examination, review, due diligence investigation, documentation and closing of the financing arrangements evidenced by the Loan Documents; (b) reasonable fees, costs and expenses of Administrative Agent (including attorneys' fees, allocated costs of internal counsel and fees of environmental consultants, accountants and other professionals retained by Administrative Agent) incurred in connection with the review, negotiation, preparation, documentation, execution and administration of the Loan Documents, the Loans, and after the occurrence and during the continuance of an Event of Default, the reasonable fees, costs and expenses of Administrative Agent and Lenders (including attorneys' fees and allocated costs of internal counsel) in connection with any amendments, waivers, consents, forbearance and other modifications relating thereto or any subordination or intercreditor agreements; (c) reasonable fees, costs and expenses incurred in creating, perfecting and maintaining perfection of Liens in favor of Collateral Agent for the benefit of Lenders; (d) reasonable fees, costs and expenses incurred in connection with forwarding to Borrowers the proceeds of Loans including Administrative Agent's standard wire transfer fee;
(e) reasonable fees, costs, expenses and bank charges, including bank charges for returned checks, incurred by Administrative Agent and/or Collateral Agent in establishing, maintaining and handling lock box accounts, Blocked Accounts or other accounts for collection of the Collateral; (f) reasonable fees, costs, and expenses of Administrative Agent, Collateral Agent and Lenders (including attorneys' fees and allocated costs of internal counsel) and costs of settlement incurred in collecting upon or enforcing rights against the Collateral or incurred in any action to enforce this Agreement or other Loan Document or to collect any payments due from Borrower or any other Loan Party under this Agreement or any other Loan Document or incurred in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement, whether in the nature of a "workout" or in connection with any insolvency or bankruptcy proceedings or otherwise.

10.2 Indemnity. In addition to the payment of expenses pursuant to Section 10.1, whether or not the transactions contemplated hereby shall be consummated, each Borrower agrees to indemnify, pay and hold each Agent and each Lender and any holder of the Notes or other assignee under Section 9.1, and the officers, directors, employees, agents, affiliates and attorneys of each Agent and each Lender and such holders or assignees (collectively called the "Indemnitees") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) that may be imposed on, incurred by, or asserted against that Indemnitee, in any manner relating to or arising out of this Agreement or any other Loan Document, the consummation of the transactions contemplated by this Agreement, the statements contained in the commitment letters, if any, delivered by Administrative Agent or any Lender, Administrative Agent or any Lender's agreement to make the Loans hereunder, the use or intended use of the proceeds of any of the Loans or the exercise of any right or remedy hereunder or under any other Loan Document (the "Indemnified Liabilities"); provided that no Borrower shall have any obligation to an Indemnitee hereunder with respect to Indemnified Liabilities arising from the gross negligence or wilful misconduct of that Indemnitee as determined by a court of competent jurisdiction.

10.3    Amendments and Waivers.  Except as otherwise provided herein or in
Section 9, no amendment, modification, termination or waiver of any provision of this Agreement, the Note(s) or any other Loan Document, or consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Requisite Lenders or Administrative Agent and/or Collateral Agent, as applicable; provided no amendment, modification, termination or waiver shall, unless in writing and signed by all Lenders, do any of the following: (a) increase the Commitment of any Lender;
(b) reduce the principal of, rate of interest on or fees payable with respect to any Loan; (c) extend the scheduled maturity date of the principal amount of the Loans; (d) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans, or the percentage of Lenders which shall be required for Lenders or any of them to take any action hereunder; (e) release Collateral (except to the extent permitted under subsection 9.2(H) and except if the sale or disposition of such Collateral is permitted under any other provision of this Agreement or any other Loan Document); (f) amend or waive this Section 10.3 or the definitions of the terms used in this Section
10.3 insofar as the definitions affect the substance of this Section 10.3; (g) increase the advance rates contained in the definition of "TNFI Borrowing Limit", "Overall Borrowing Limit" or in subsection 2. 1 (C); and (h) consent to the assignment or other transfer by any Loan Party of any of its rights and obligations under any Loan Document; and provided further that no amendment, modification, termination or waiver affecting the rights or duties of Administrative Agent and/or Collateral Agent under any Loan Document shall in any event be effective unless in writing and signed by Administrative Agent and/or Collateral Agent, in addition to Lenders required hereinabove to take such action. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for Administrative Agent and/or Collateral Agent to take additional Collateral pursuant to any Loan Document. No amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the holder of that Note. No notice to or demand on a Borrower or any other Loan Party in any case shall entitle such Borrower or any other Loan Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.3 shall be binding upon each holder of the Note[s] at the time outstanding, each future holder of the Note[s], and, if signed by a Loan Party, on such Loan Party.

10.4 Notices. Unless otherwise specifically provided herein, all notices shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied or sent by overnight courier service or United States mail and shall be deemed to have been given: (a) if delivered in person, when delivered; (b) if delivered by telecopy, on the date of transmission if transmitted on a Business Day before 4:00 p.m. (New York time) or, if not, on the next succeeding Business Day; (c) if delivered by overnight courier, on the day after delivery to such courier properly addressed; or (d) if by U.S. Mail, four Business Days after depositing in the United States mail, with postage prepaid and properly addressed.

        If to TNFI:             THE NORTH FACE, INC.
                                2013 Farallon Drive
                                San Leandro, California 94577
                                Attention:  Chief Financial Officer
                                Telecopy No.:  (510) 618-3530

        If to TNFE:             THE NORTH FACE (EUROPE) LIMITED
                                Unit 6
                                Gareloch Road
                                Industrial Estate
                                Port Glasglow, Scotland  PA14 5XL


        If to TNFHK:            THE NORTH FACE, HONG KONG, LIMITED
                                c/o The North Face, Inc.
                                2013 Farallon Drive
                                San Leandro, California  94577
                                Attention:  Chief Financial Officer
                                Telecopy No.:  (510) 618-3530

        In each case,
        with a copy to: THE NORTH FACE, INC.
                                2013 Farallon Drive
                                San Leandro, California 94577
                                Attention:  Chief Financial Officer
                                Telecopy No.:  (510) 618-3530

        If to
        Administrative Agent,
        Collateral Agent or
        IBJSBCC:                IBJ SCHRODER BUSINESS CREDIT CORPORATION
                                One State Street
                                New York, New York  10004
                                Attention:  James Steffy
                                Telecopy No.:  (212) 858-2151

        If to any Lender:       its address indicated on the
                                signature page hereto, in a Lender Addition
                                Agreement or in a notice to Administrative
                                Agent and Borrowers

or to such other address as the party addressed shall have previously designated by written notice to the serving party, given in accordance with this Section 10.4.

10.5 Survival of Warranties and Certain Agreements. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.
Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Borrowers set forth in Sections 10.1 and 10.2 shall survive the payment of the Loans and the termination of this Agreement.

10.6 Indulgence Not Waiver. No failure or delay on the part of Administrative Agent, Collateral Agent, any Lender or any holder of a Notes in the exercise of any power, right or privilege hereunder or under a Note shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

10.7 Marshaling; Payments Set Aside. Neither Administrative Agent, Collateral Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any Shareholder or any other party or against or in payment of any or all of the Obligations. To the extent that any Loan Party or any Shareholder makes a payment or payments to Administrative Agent or any Lender or Administrative Agent, Collateral Agent and/or any Lender enforces its security interests or exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

10.8 Entire Agreement. This Agreement, the Notes, and the other Loan Documents referred to herein embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto or their agents or attorneys. There are no oral agreements among the parties hereto.

10.9 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.10 Severability. The invalidity, illegality or unenforceability in any jurisdiction of any provision in or obligation under this Agreement or the other Loan Documents shall not affect or impair the validity, legality or enforceability of the remaining provisions or obligations under this Agreement, or the other Loan Documents or of such provision or obligation in any other jurisdiction.

10.11 Lenders' Obligations Several; Independent Nature of Lenders' Rights. The obligation of each Lender hereunder is several and not joint and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder. In the event that any Lender at any time should fail to make a Loan as herein provided, the Lenders, or any of them, at their sole option, may make the Loan that was to have been made by the Lender so failing to make such Loan. Nothing contained in any Loan Document and no action taken by Administrative Agent, Collateral Agent or any Lender pursuant hereto or thereto shall be deemed to constitute Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, subject to the terms of any Lender Addition Agreement, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.12 Headings. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

10.13 APPLICABLE LAW. EACH THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

10.14 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns except that no Borrower may assign its rights or obligations hereunder without the written consent of Lenders.

10.15   No Fiduciary Relationship; Limitation of Liabilities.

(A) No provision in this Agreement or in any other Loan Document and no course of dealing between the parties shall be deemed to create any fiduciary duty by Administrative Agent, Collateral Agent or any Lender to any Borrower.

(B) Neither Administrative Agent, Collateral Agent nor any Lender, nor any affiliate, officer, director, employee, attorney, or agent of Administrative Agent, Collateral Agent or any Lender shall have any liability with respect to, and each Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by such Borrower in connection with, arising out of, or in any way related to, this Agreement or any other Loan Document, or any of the transactions contemplated by this Agreement or any other Loan Document. Each Borrower hereby waives, releases, and agrees not to sue Administrative Agent, Collateral Agent or any Lender or any of its affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any other Loan Document, or any of the transactions contemplated by this Agreement or any of the transactions contemplated hereby.

10.16 CONSENT TO JURISDICTION. EACH BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK AND IRREVOCABLY AGREES THAT, SUBJECT TO ADMINISTRATIVE AGENT'S AND/OR COLLATERAL AGENT'S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR ANY OTHER LOAN DOCUMENT SHALL BE LITIGATED IN SUCH COURTS. EACH BORROWER ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, THE NOTES, ANY OTHER LOAN DOCUMENT OR THE OBLIGATIONS.

10.17 WAIVER OF JURY TRIAL. EACH BORROWER, ADMINISTRATIVE AGENT, COLLATERAL AGENT AND EACH LENDER HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE NOTES OR ANY OTHER LOAN DOCUMENT. EACH BORROWER, ADMINISTRATIVE AGENT, COLLATERAL AGENT AND EACH LENDER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH BORROWER, ADMINISTRATIVE AGENT, COLLATERAL AGENT AND EACH LENDER FURTHER WARRANTS AND REPRESENTS THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

10.18 Construction. Each Borrower, Administrative Agent, Collateral Agent and each Lender acknowledges that it has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its own legal counsel and that this Agreement and the other Loan Documents shall be construed without regard to which party may be deemed to have drafted the same or any provision thereof.

10.19 Counterparts; Effectiveness. This Agreement and any amendments, waivers, consents, or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto, and acceptance of each Borrower's counterpart by Administrative Agent at its office in New York and satisfaction or waiver of the conditions set forth in Section 3.1.

10.20 No Duty. All attorneys, accountants, appraisers, and other professional Persons and consultants respectively retained by Administrative Agent, Collateral Agent, any Lender, any Borrower and any Borrower's Affiliates shall have the right to act exclusively in the interest of the party retaining then and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to any other party; provided that this Section 10.20 shall not be deemed to reduce the legal or contractual duty of any Person providing reports, opinions, financial statements, audit reports or other documents to any Person.

                    [remainder of page intentionally blank]


Witness the due execution of this Loan Agreement by the respective duly authorized officers of the undersigned as of the date first written above

                                        THE NORTH FACE, INC.

                                        By: _____________________________
                                          Name:
                                          Title:

                                        THE NORTH FACE,HONG KONG, LIMITED

                                        By: _____________________________
                                          Name:
                                          Title:

                                        THE NORTH FACE (EUROPE) LIMITED

                                        By: _____________________________
                                          Name:
                                          Title:

                        [Signature pages continue]

                                  IBJ SCHRODER BUSINESS CREDIT CORPORATION
                                  as a Lender and as Administrative Agent
                                  and Collateral Agent
Revolving Loan
 Commitment:  $35,384,350               By: ____________________________
 Term Loan                              Name: __________________________
 Commitment:  $4,615,350                Its: ___________________________


                                        THE INDUSTRIAL BANK OF JAPAN,
                                        NEW YORK BRANCH

Revolving Loan
 Commitment:  $79,615,650               By: ____________________________
 Term Loan                              Name: __________________________
 Commitment:  $10,384,650               Its: ___________________________

                                        Address for Notices:
                                         -------------------------------
                                         -------------------------------
                                         -------------------------------
                                        Attn:
                                        Telephone:
                                        Telecopy: